Exhibit 1

INDEX

CEMEX, S.A.B. de C.V. and subsidiaries:

Independent Auditors’ Report - KPMG Cárdenas Dosal, S.C.	1

Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010	2

Consolidated Statements of Comprehensive Loss for the years ended December 31, 2012, 2011 and 2010	3

Consolidated Balance Sheets as of December 31, 2012 and 2011	4

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	5

Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2012, 2011 and 2010	6

Notes to the Consolidated Financial Statements	7

Index to Annex A - Parent Company-only financial statements	A-1

Independent Auditors’ Report

The Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.:

We have audited the accompanying consolidated financial statements of CEMEX, S.A.B. de C.V. and subsidiaries (“the Company”), which comprise the consolidated balance sheets as at December 31, 2012 and 2011, the consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012, 2011 and 2010, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of CEMEX, S.A.B. de C.V. and subsidiaries as at December 31, 2012 and 2011, and their consolidated financial performance and their consolidated cash flows for the years ended December 31, 2012, 2011 and 2010, in accordance with International Financial Reporting Standards.

KPMG Cárdenas Dosal, S.C.

/s/ Celin Zorrilla Rizo

Monterrey, N.L., Mexico

February 1st, 2013

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Operations

(Millions of Mexican pesos, except for loss per share)

		Years ended December 31,
	Note	2012	2011	2010

Net sales	3	$197,036	189,887	177,641
Cost of sales	2R	(138,711)	(136,167)	(127,845)

Gross profit		58,325	53,720	49,796

Administrative and selling expenses		(23,545)	(25,486)	(25,818)
Distribution expenses		(17,580)	(16,170)	(13,242)

	2R	(41,125)	(41,656)	(39,060)

Operating earnings before other expenses, net 1		17,200	12,064	10,736

Other expenses, net	6	(5,692)	(5,449)	(6,335)

Operating earnings 2		11,508	6,615	4,401

Financial expense	16	(18,335)	(16,627)	(14,753)
Other financial (expense) income, net	7	977	(2,214)	(523)
Equity in gain (loss) of associates	13A	728	(334)	(487)

Loss before income tax		(5,122)	(12,560)	(11,362)

Income tax	19	(6,097)	(12,207)	(2,074)

CONSOLIDATED NET LOSS		(11,219)	(24,767)	(13,436)
Non-controlling interest net income		662	21	46

CONTROLLING INTEREST NET LOSS		$(11,881)	(24,788)	(13,482)

BASIC LOSS PER SHARE	22	$(0.35)	(0.74)	(0.39)

DILUTED LOSS PER SHARE	22	$(0.35)	(0.74)	(0.39)

1	The line item “Operating earnings before other expenses, net” was titled by CEMEX in prior years as “Operating income” (note 2A).
2	The line item “Operating earnings” was titled by CEMEX in prior years as “Operating income after other expenses, net” (note 2A).

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(Millions of Mexican pesos)

		Years ended December 31,
	Notes	2012	2011	2010

CONSOLIDATED NET LOSS		$(11,219)	(24,767)	(13,436)

Items that will not be reclassified subsequently to profit or loss
Actuarial losses	18	(940)	(1,042)	(1,192)
Income tax recognized directly in other comprehensive income	19	318	343	392

		(622)	(699)	(800)

Items that will be reclassified subsequently to profit or loss when specific conditions are met
Effects from available-for-sale investments	13B	(44)	(93)	—
Currency translation of foreign subsidiaries	20B	(7,336)	11,360	(7,029)
Income tax recognized directly in other comprehensive income	19	(3,639)	4,631	5,958

		(11,019)	15,898	(1,071)

Other comprehensive income (loss) for the period		(11,641)	15,199	(1,871)

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD		(22,860)	(9,568)	(15,307)
Non-controlling interest comprehensive income for the period		662	21	46

CONTROLLING INTEREST COMPREHENSIVE LOSS FOR THE PERIOD		$(23,522)	(9,589)	(15,353)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of Mexican pesos)

		December 31,
	Notes	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	8	$12,478	16,128
Trade receivables less allowance for doubtful accounts	9	23,698	26,205
Other accounts receivable	10	6,239	5,258
Inventories, net	11	16,485	17,654
Other current assets	12	4,421	3,953

Total current assets		63,321	69,198

NON-CURRENT ASSETS
Investments in associates	13A	7,979	8,533
Other investments and non-current accounts receivable	13B	8,600	10,595
Property, machinery and equipment, net	14	212,301	233,709
Goodwill and intangible assets, net	15	173,522	189,062
Deferred income taxes	19B	13,047	30,555

Total non-current assets		415,449	472,454

TOTAL ASSETS		$478,770	541,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	16A	$596	4,673
Other financial obligations	16B	6,978	7,711
Trade payables		20,516	20,169
Income tax payable		6,736	11,301
Other accounts payable and accrued expenses	17	18,967	20,680

Total current liabilities		53,793	64,534

NON-CURRENT LIABILITIES
Long-term debt	16A	177,539	203,798
Other financial obligations	16B	32,913	33,190
Employee benefits	18	13,460	15,325
Deferred income taxes	19B	12,861	17,560
Other non-current liabilities	17	32,604	35,542

Total non-current liabilities		269,377	305,415

TOTAL LIABILITIES		323,170	369,949

STOCKHOLDERS’ EQUITY

Controlling interest:
Common stock and additional paid-in capital	20A	118,068	113,444
Other equity reserves	20B	12,203	14,797
Retained earnings	20C	22,722	51,648
Net loss		(11,881)	(24,788)

Total controlling interest		141,112	155,101
Non-controlling interest and perpetual debentures	20D	14,488	16,602

TOTAL STOCKHOLDERS’ EQUITY		155,600	171,703

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$478,770	541,652

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of Mexican pesos)

	Notes	2012	2011	2010
OPERATING ACTIVITIES
Consolidated net loss		$(11,219)	(24,767)	(13,436)
Non-cash items:
Depreciation and amortization of assets	5	17,184	17,536	19,108
Impairment losses	6	1,661	1,751	1,904
Equity in loss of associates	13A	(728)	334	487
Other expenses (income), net		1,592	(1,559)	1,162
Comprehensive financing result		17,358	18,841	15,276
Income taxes	19	6,097	12,207	2,074
Changes in working capital, excluding income taxes		(2,048)	(727)	(623)

Net cash flow provided by operating activities before interest and income taxes		29,897	23,616	25,952
Financial expense paid in cash including coupons on perpetual debentures	20D	(19,564)	(13,352)	(14,968)
Income taxes paid in cash		(4,709)	(3,778)	(4,310)

Net cash flows provided by operating activities		5,624	6,486	6,674

INVESTING ACTIVITIES
Property, machinery and equipment, net	14	(5,597)	(3,198)	(4,726)
Disposal (acquisition) of subsidiaries and associates, net	13, 15	(895)	1,232	1,172
Intangible assets and other deferred charges	15	(438)	(932)	117
Long term assets and others, net		4,696	1,406	1,565

Net cash flows used in investing activities		(2,234)	(1,492)	(1,872)

FINANCING ACTIVITIES
Issuance of common stock	20A	—	11	5
Issuance of common stock by subsidiaries	20D	12,442	—	—
Derivative instruments		1,633	(5,464)	69
Issuance (repayment) of debt, net	16A	(17,239)	5,702	(9,615)
Securitization of trade receivables		(193)	2,890	121
Non-current liabilities, net		(1,679)	1,430	140

Net cash flows (used in) provided by financing activities		(5,036)	4,569	(9,280)

Increase (decrease) in cash and cash equivalents		(1,646)	9,563	(4,478)
Cash conversion effect, net		(2,004)	(1,789)	(1,272)
Cash and cash equivalents at beginning of year		16,128	8,354	14,104

CASH AND CASH EQUIVALENTS AT END OF YEAR	8	$12,478	16,128	8,354

Changes in working capital, excluding income taxes:
Trade receivables, net		$2,956	(2,211)	133
Other accounts receivable and other assets		(2,010)	1,306	(2,484)
Inventories		1,412	(575)	(146)
Trade payables		(424)	(454)	1,599
Other accounts payable and accrued expenses		(3,982)	1,207	275

Changes in working capital, excluding income taxes		$(2,048)	(727)	(623)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Statements of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

	Note	Common stock	Additional paid-in capital	Other equity reserves	Retained earnings	Total controlling interest	Non-controlling interest	Total stockholders’ equity
Balance at January 1, 2010		$4,127	98,797	(2,748)	74,827	175,003	43,601	218,604
Net loss for the period		—	—	—	(13,482)	(13,482)	46	(13,436)
Total other items of comprehensive loss for the period		—	—	(1,871)	—	(1,871)	—	(1,871)
Capitalization of retained earnings	20A	5	5,476	—	(5,481)	—	—	—
Stock-based compensation	20A, 21	—	317	—	—	317	—	317
Effects of perpetual debentures	20D	—	—	3,777	—	3,777	(23,549)	(19,772)
Changes in non-controlling interest	20D	—	—	—	—	—	(655)	(655)

Balance at December 31, 2010		4,132	104,590	(842)	55,864	163,744	19,443	183,187
Net loss for the period		—	—	—	(24,788)	(24,788)	21	(24,767)
Total other items of comprehensive income for the period		—	—	15,199	—	15,199	—	15,199
Capitalization of retained earnings	20A	3	4,213	—	(4,216)	—	—	—
Stock-based compensation	20A, 21	—	506	—	—	506	—	506
Effects of perpetual debentures	20D	—	—	827	—	827	(3,221)	(2,394)
Changes in non-controlling interest	20D	—	—	(387)	—	(387)	359	(28)

Balance at December 31, 2011		4,135	109,309	14,797	26,860	155,101	16,602	171,703
Net loss for the period		—	—	—	(11,881)	(11,881)	662	(11,219)
Total other items of comprehensive loss for the period		—	—	(11,641)	—	(11,641)	—	(11,641)
Capitalization of retained earnings	20A	4	4,134	—	(4,138)	—	—	—
Stock-based compensation	20A, 21	—	486	136	—	622	—	622
Effects of perpetual debentures	20D	—	—	1,227	—	1,227	(7,004)	(5,777)
Changes in non-controlling interest	20D	—	—	7,684	—	7,684	4,228	11,912

Balance at December 31, 2012		$4,139	113,929	12,203	10,841	141,112	14,488	155,600

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

1)	DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V., a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico, is a holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”). Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries. The issuance of these consolidated financial statements was authorized by the management of CEMEX, S.A.B. de C.V. on January 31, 2013.

2)	SIGNIFICANT ACCOUNTING POLICIES

2A)	BASIS OF PRESENTATION AND DISCLOSURE

In November 2008, the CNBV issued regulations requiring registrants whose shares are listed on the MSE, to begin preparing their consolidated financial statements using International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), no later than January 1, 2012 and to stop using Mexican Financial Reporting Standards (“MFRS”). In connection with this requirement, CEMEX’s consolidated financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, were prepared in accordance with IFRS as issued by the IASB.

On January 26, 2012, CEMEX issued its last consolidated financial statements under MFRS, which were as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009. These financial statements were used to comply with CEMEX’s financial information requirements before April 2012 issuance of its 2011 annual report with the Mexican National Banking and Exchange Commission (“Comisión Nacional Bancaria y de Valores” or “CNBV”) and its 2011 annual report on Form 20-F with the U.S. Securities and Exchange Commission (“SEC”). In addition, for purposes of preparing its 2011 annual reports with the CNBV and the SEC, on April 27, 2012, CEMEX issued its first financial statements under IFRS, which were as of December 31, 2011 and 2010 and as of January 1, 2010 and for the years ended December 31, 2011 and 2010 (not included in this report), in which CEMEX described the options it made in the migration to IFRS and the effects that such migration had on (i) CEMEX’s opening balance sheet as of January 1, 2010, according to IFRS 1, First time adoption (“IFRS 1”), (ii) CEMEX’s balance sheets as of December 31, 2011 and 2010, and (iii) CEMEX’s statements of operations, statements of comprehensive loss and statements of cash flows for the years ended December 31, 2011 and 2010, in each case, as compared to CEMEX’s previously reported amounts under MFRS.

Definition of terms

When reference is made to pesos or “$,” it means Mexican pesos. The amounts in the financial statements and the accompanying notes are stated in millions, except when references are made to loss per share and/or prices per share. When reference is made to “US$” or dollars, it means millions of dollars of the United States of America (“United States”). When reference is made to “£” or pounds, it means millions of British pounds sterling. When reference is made to “€” or Euros, it means millions of the currency in circulation in a significant number of European Union (“EU”) countries. When it is deemed relevant, certain amounts presented in the notes to the financial statements include between parentheses a convenience translation into dollars, into pesos, or both, as applicable. These translations should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated. As of December 31, 2012 and 2011, translations of pesos into dollars and dollars into pesos, were determined for balance sheet amounts using the closing exchange rates of $12.85 and $13.96 pesos per dollar, respectively, and for statements of operations amounts, using the average exchange rates of $13.15, $12.48 and $12.67 pesos per dollar for 2012, 2011 and 2010, respectively. When the amounts between parentheses are the peso and the dollar, the amounts were determined by translating the foreign currency amount into dollars using the closing exchange rates at year-end, and then translating the dollars into pesos as previously described.

Statements of operations

In CEMEX’s statements of operations for the years ended December 31, 2012, 2011 and 2010, the line item currently titled “Operating earnings before other expenses, net” was previously titled “Operating income,” and the line item currently titled “Operating earnings” was previously titled “Operating income after other expenses, net.” CEMEX made these changes to comply with industry practice when filing financial statements under IFRS with the SEC based on the guidance set forth in paragraph 56 of the Basis for Conclusions of IAS 1, Presentation of Financial Statements (“IAS 1”). However, such changes in line-item titles do not represent any change in CEMEX’s accounting practices, policies or methodologies under IFRS as compared to prior years. Consequently, the line item “Operating earnings before other expenses, net” is directly comparable with the line item “Operating income” presented in prior years and the line item “Operating earnings” is directly comparable with the line item “Operating income after other expenses, net” presented in prior years.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Statements of operations - continued

The line item “Other expenses, net” in the statements of operations consists primarily of revenues and expenses not directly related to CEMEX’s main activities, or which are of an unusual and/or non-recurring nature, including impairment losses of long-lived assets, results on disposal of assets and restructuring costs, among others (note 6).

Statements of other comprehensive income (loss)

For the years ended December 31, 2012, 2011 and 2010, CEMEX adopted amendments to IAS 1, which, among other things, require entities to present line items for amounts of other comprehensive income (loss) in the period grouped into those that, in accordance with other IFRSs: a) will not be reclassified subsequently to profit or loss; and b) will be reclassified subsequently to profit or loss when specific conditions are met.

Statements of cash flows

The statements of cash flows present cash inflows and outflows, excluding unrealized foreign exchange effects, as well as the following transactions that did not represent sources or uses of cash:

•

In 2012, the exchange of approximately US$452 (48%) of CEMEX’s then outstanding perpetual debentures and of approximately €470 (53%) of CEMEX’s then outstanding Euro-denominated 4.75% notes due 2014, for new Euro-denominated notes for €179 and new Dollar-denominated notes for US$704. In 2011, the exchange of a portion of CEMEX’s perpetual debentures for new notes for US$125, and in 2010, the exchange of a portion of CEMEX’s perpetual debentures for new notes for US$1,067 and new notes for €115 (note 16A). These exchanges represented net increases in debt of $4,111 in 2012, $1,486 in 2011 and $15,361 in 2010, reductions in equity’s non controlling interest of $5,808 in 2012, $1,937 in 2011 and $20,838 in 2010 and increases in equity’s controlling interest of $1,680 in 2012, $446 in 2011 and $5,401 in 2010;

•

In 2012 and 2011, the increases in property, plant and equipment for approximately $2,025 and $1,519, respectively, and in debt for approximately $1,401 and $1,558, respectively, associated with the negotiation of capital leases during the year (note 16B);

•	In 2011, the increase in debt for $1,352 related mainly to the acquisition of Ready Mix USA LLC (note 15B);

•

In 2011, the decrease in debt and in perpetual debentures within non-controlling interest for approximately $239 and $1,391, respectively, in connection with the gains resulting from the difference between the notional amount and the fair value of CEMEX’s debt and perpetual instruments held by subsidiaries (note 16A); and

•

In 2012, 2011 and 2010, the increases in common stock and additional paid-in capital associated with: (i) the capitalization of retained earnings for $4,138, $4,216 and $5,481, respectively (note 20A); and (ii) CPOs issued as part of the executive stock-based compensation for $486, $495 and $312, respectively (note 20A).

2B)	PRINCIPLES OF CONSOLIDATION

According to IAS 27, Consolidated and separate financial statements (“IAS 27”), the consolidated financial statements include those of CEMEX, S.A.B. de C.V. and the entities in which the Parent Company holds, directly or through subsidiaries, more than 50% of their common stock and/or has control. Control exists when CEMEX, S.A.B. de C.V. has the power, directly or indirectly, to govern the administrative, financial and operating policies of an entity in order to obtain benefits from its activities. The financial statements of Special Purpose Entities (“SPEs”) are consolidated if, based on an evaluation of the substance of the agreements and the SPE’s risks and rewards, CEMEX concludes that it controls the SPE. Balances and operations between related parties are eliminated in consolidation.

Pursuant to IAS 28, Investments in associates and joint ventures (“IAS 28”), investments in associates are accounted for by the equity method when CEMEX has significant influence, which is generally presumed with a minimum equity interest of 20%, unless it is proven in unusual cases that CEMEX has significant influence with a lower percentage. The equity method reflects in the financial statements the investment’s original cost and the proportional interest of the holding company in the associate’s equity and earnings after acquisition, considering, if applicable, the effects of inflation. The financial statements of joint ventures, which are those entities in which CEMEX and other third-party investors have agreed to exercise joint control, are also recognized under the equity method. The equity method is discontinued when the carrying amount of the investment, including any long-term interest in the associate or joint venture, reaches zero, unless CEMEX has incurred or guaranteed additional obligations of the associate or joint venture.

Other investments of a permanent nature where CEMEX holds equity interests of less than 20% and/or there is no significant influence are carried at their historical cost.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

2C)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of financial statements in accordance with IFRS principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates.

The main items subject to estimates and assumptions by management include, among others, impairment tests of long-lived assets, allowances for doubtful accounts and inventories, recognition of deferred income tax assets, as well as the measurement of financial instruments at fair value, and the assets and liabilities related to employee benefits. Significant judgment by management is required to appropriately assess the amounts of these assets and liabilities.

2D)	FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

According to IAS 21, The effects of changes in foreign exchange rates (“IAS 21”), transactions denominated in foreign currencies are recorded in the functional currency at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness directly related to the acquisition of foreign entities; and 2) fluctuations associated with related parties’ balances denominated in foreign currency, which settlement is neither planned nor likely to occur in the foreseeable future and as a result, such balances are of a permanent investment nature. These fluctuations are recorded against “Other equity reserves”, as part of the foreign currency translation adjustment (note 20B) until the disposal of the foreign net investment, at which time, the accumulated amount is recycled through the statement of operations as part of the gain or loss on disposal.

The financial statements of foreign subsidiaries, as determined using their respective functional currency, are translated to pesos at the closing exchange rate for balance sheet accounts and at the closing exchange rates of each month within the period for income statements accounts. The corresponding translation adjustment is included within “Other equity reserves” as part of the foreign currency translation adjustment (note 20B) until the disposal of the net investment in the foreign subsidiary. As permitted by IFRS 1, in its opening balance sheet under IFRS as of January 1, 2010, CEMEX elected to reset to zero all cumulative foreign currency translation adjustments determined under MFRS. Consequently, upon disposal of the foreign operations, those effects determined before the migration to IFRS will not be considered in the determination of disposal gains or losses.

During the reported periods, there were no subsidiaries whose functional currency was the currency of a hyperinflationary economy, which is generally considered to exist when the cumulative inflation rate over the last three years is approaching, or exceeds, 100%. In a hyperinflationary economy, the accounts of the subsidiary’s statements of operations should be restated to constant amounts as of the reporting date, in which case, both the balance sheet accounts and the statements of operations accounts would be translated to pesos at the closing exchange rates of the year.

The most significant closing exchange rates and the approximate average exchange rates for balance sheet accounts and income statement accounts, respectively, as of December 31 2012, 2011 and 2010, were as follows:

	2012		2011		2010
Currency	Closing	Average	Closing	Average	Closing	Average
Dollar	12.8500	13.1500	13.9600	12.4800	12.3600	12.6700
Euro	16.9615	16.9688	18.1017	17.4204	16.4822	16.7106
British Pound Sterling	20.8841	20.9373	21.6939	20.0321	19.2854	19.5404
Colombian Peso	0.0073	0.0073	0.0072	0.0067	0.0065	0.0067
Egyptian Pound	2.0233	2.1590	2.3151	2.0952	2.1285	2.2410
Philippine Peso	0.3130	0.3125	0.3184	0.2886	0.2819	0.2813

The financial statements of foreign subsidiaries are translated from their functional currencies into dollars and subsequently into pesos. The foreign exchange rates presented in the table above represent the exchange rates inferred from this methodology. The peso to U.S. dollar exchange rate used by CEMEX is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX and those published by the Mexican Central Bank.

2E)	CASH AND CASH EQUIVALENTS (note 8)

The balance in this caption is comprised of available amounts of cash and cash equivalents, mainly represented by highly-liquid short-term investments, which are easily convertible into cash, and which are not subject to significant risks of changes in their values, including overnight investments which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest. Other investments which are easily convertible into cash are recorded at their market value. Gains or losses resulting from changes in market values and accrued interest are included in the statements of operations as part of other financial income (expense), net.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Cash and cash equivalents - continued

The amount of cash and cash equivalents in the balance sheet includes restricted cash and cash equivalents, comprised of deposits in margin accounts that guarantee several of CEMEX’s obligations, to the extent that the restriction will be lifted in less than three months from the balance sheet date. When the restriction period is greater than three months, such restricted cash and cash equivalents are not considered cash equivalents and are included within short-term or long-term “Other accounts receivable,” as appropriate. When contracts contain provisions for net settlement, these restricted amounts of cash and cash equivalents are offset against the liabilities that CEMEX has with its counterparties.

2F)	TRADE ACCOUNTS RECEIVABLE AND OTHER CURRENT ACCOUNTS RECEIVABLE (notes 9, 10)

According to IAS 39, Financial instruments: recognition and measurement (“IAS 39”), items under this caption are classified as “loans and receivables”, which are recorded at their amortized cost, which is represented by the net present value of the consideration receivable or payable as of the transaction date. Due to their short-term nature, CEMEX initially recognizes these receivables at the original invoiced amount less an estimate of doubtful accounts. Allowances for doubtful accounts as well as impairment of other current accounts receivable are recognized against administrative and selling expenses.

Trade receivables sold under securitization programs, in which CEMEX maintains a residual interest in the trade accounts receivable sold in case of recovery failure, as well as continued involvement in such assets, do not qualify for derecognition and are maintained on the balance sheet.

2G)	INVENTORIES (note 11)

Inventories are valued using the lower of cost and net realizable value. The cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. CEMEX analyzes its inventory balances to determine if, as a result of internal events, such as physical damage, or external events, such as technological changes or market conditions, certain portions of such balances have become obsolete or impaired. When an impairment situation arises, the inventory balance is adjusted to its net realizable value, whereas, if an obsolescence situation occurs, the inventory obsolescence reserve is increased. In both cases, these adjustments are recognized against the results for the period. Advances to suppliers of inventory are presented as part of other short-term accounts receivable.

2H)	OTHER INVESTMENTS AND NON-CURRENT RECEIVABLES (note 13B)

As part of the category of “loans and receivables” under IAS 39, non-current accounts receivable, as well as investments classified as held to maturity are initially recognized at their amortized cost. Subsequent changes in net present value are recognized in the statements of operations as part of other financial income (expenses), net.

Investments in financial instruments held for trading, as well as those investments available for sale, classified under IAS 39, are recognized at their estimated fair value, in the first case through the statements of operations as part of other financial income (expenses), net, and in the second case, changes in valuation are recognized as part of other comprehensive income (loss) of the period within other equity reserves until their time of disposition, when all valuation effects accrued in equity are reclassified to other financial income (expenses), net, in the statements of operations. These investments are tested for impairment upon the occurrence of a significant adverse change or at least once a year during the last quarter.

2I)	PROPERTY, MACHINERY AND EQUIPMENT (note 14)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and accumulated impairment losses. In its opening balance sheet under IFRS as of January 1, 2010, CEMEX elected to determine the deemed cost of several items of its property, machinery and equipment at their estimated fair value at the date of transition, including land, mineral reserves and major equipment. In general, CEMEX maintained the same carrying amount that vehicles, office equipment and other minor assets had under MFRS at the date of transition to IFRS.

Depreciation of fixed assets is recognized as part of cost and operating expenses (note 5), and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. As of December 31, 2012, the maximum average useful lives by category of fixed assets were as follows:

Years
Administrative buildings	36
Industrial buildings	34
Machinery and equipment in plant	19
Ready-mix trucks and motor vehicles	8
Office equipment and other assets	6

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Property, machinery and equipment - continued

CEMEX capitalizes, as part of the historical cost of fixed assets, interest expense arising from existing debt during the construction or installation period of significant fixed assets, considering CEMEX’s corporate average interest rate and the average balance of investments in process for the period. Initial stripping costs incurred to gain access to the mineral reserves of a determined quarry are capitalized and amortized during the useful life of the quarry based on the estimated tons of material to be extracted. Ongoing stripping costs in the same quarry are expensed as incurred.

Costs incurred in respect of operating fixed assets that result in future economic benefits, such as an extension in their useful lives, an increase in their production capacity or in safety, as well as those costs incurred to mitigate or prevent environmental damage, are capitalized as part of the carrying amount of the related assets. The capitalized costs are depreciated over the remaining useful lives of such fixed assets. Other costs, including periodic maintenance on fixed assets, are expensed as incurred. Advances to suppliers of fixed assets are presented as part of other long-term accounts receivable.

2J)	BUSINESS COMBINATIONS, GOODWILL, OTHER INTANGIBLE ASSETS AND DEFERRED CHARGES (note 15)

Business combinations are recognized using the purchase method, by allocating the consideration transferred to assume control of the entity to all assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. Intangible assets acquired are identified and recognized at fair value. Any unallocated portion of the purchase price represents goodwill, which is not amortized and is subject to periodic impairment tests (note 2K). Goodwill can be adjusted for any correction to the preliminary assessment given to the assets acquired and/or liabilities assumed within the twelve-month period after purchase. Costs associated with the acquisition are expensed in the statements of operations as incurred. As permitted by IFRS 1, CEMEX elected not to revisit business combinations incurred before the date of transition to IFRS as of January 1, 2010.

CEMEX capitalizes intangible assets acquired, as well as costs incurred in the development of intangible assets, when future economic benefits associated with the assets are identified and there is evidence of control over such benefits. Intangible assets are presented at their acquisition or development cost. Such assets are classified as having a definite or indefinite life; the latter are not amortized since the period cannot be accurately established in which the benefits associated with such intangibles will terminate. Amortization of intangible assets of definite life is calculated under the straight-line method and recognized as part of costs and operating expenses (note 5). Based on IFRS 13, CEMEX modified the value of certain extraction permits considering that as of the date of transition to IFRS, there were better indicators of fair value as compared to the carrying amount related to such permits under MFRS.

Startup costs are recognized in the statements of operations as they are incurred. Costs associated with research and development activities (“R&D”), performed by CEMEX to create products and services, as well as to develop processes, equipment and methods to optimize operational efficiency and reduce costs, are recognized in the operating results as incurred. The technology and energy departments in CEMEX undertake all significant R&D activities as part of their daily activities. In 2012, 2011 and 2010, total combined expenses of these departments were approximately $514 (US$40), $487 (US$39) and $519 (US$41), respectively. Development costs are capitalized only if they meet the definition of intangible asset mentioned above.

Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which on average is approximately 5 years.

Costs incurred in exploration activities such as payments for rights to explore, topographical and geological studies, as well as trenching, among other items incurred to assess the technical and commercial feasibility of extracting a mineral resource, which are not significant to CEMEX, are capitalized when future economic benefits associated with such activities are identified. When extraction begins, these costs are amortized during the useful life of the quarry based on the estimated tons of material to be extracted. When future economic benefits are not achieved, any capitalized costs are subject to impairment.

CEMEX’s extraction rights have maximum useful lives that range from 30 to 100 years, depending on the sector, and the expected life of the related reserves. As of December 31, 2012, except for extraction rights and/or as otherwise indicated, CEMEX’s intangible assets are amortized on a straight line basis over their useful lives that range on average from 3 to 20 years.

2K)	IMPAIRMENT OF LONG LIVED ASSETS (notes 14, 15)

Property, machinery and equipment, intangible assets of definite life and other investments

Property, machinery and equipment, intangible assets of definite life and other investments are tested for impairment upon the occurrence of factors such as the occurrence of a significant adverse event, changes in CEMEX’s operating environment, changes in projected use or in technology, as well as expectations of lower operating results for each cash generating unit, in order to determine whether their carrying amounts may not be recovered. In such cases, an impairment loss is recorded in the income statements for the period when such determination is made within “Other expenses, net.” The impairment loss of an asset results from the excess of the asset’s carrying amount over its recoverable amount, corresponding to the higher of the fair value of the asset, less costs to sell such asset, and the asset’s value in use, the latter represented by the net present value of estimated cash flows related to the use and eventual disposal of the asset.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Impairment of long-lived assets - continued

Significant judgment by management is required to appropriately assess the fair values and values in use of these assets. The main assumptions utilized to develop these estimates are a discount rate that reflects the risk of the cash flows associated with the assets evaluated and the estimations of generation of future income. Those assumptions are evaluated for reasonableness by comparing such discount rates to available market information and by comparing to third-party expectations of industry growth, such as governmental agencies or industry chambers of commerce.

Goodwill and intangible assets of indefinite life

Goodwill and other intangible assets of indefinite life are tested for impairment when required due to significant adverse changes or at least once a year, during the last quarter of such year, by determining the recoverable amount of the group of cash-generating units (“CGUs”) to which goodwill balances have been allocated, which consists of the higher of such group of CGUs fair value, less cost to sell and its value in use, represented by the discounted amount of estimated future cash flows to be generated by such CGUs to which goodwill has been allocated. Other intangible assets of indefinite life may be tested at the CGU or group of CGUs level, depending on their allocation. CEMEX determines discounted cash flows generally over periods of 5 years. In specific circumstances, when, according to CEMEX’s experience, actual results for a given cash-generating unit do not fairly reflect historical performance and most external economic variables provide the Company with confidence that a reasonably determinable improvement in the mid-term is expected in their operating results, management uses cash flow projections over a period of up to 10 years, to the extent CEMEX has detailed, explicit and reliable financial forecasts and is confident and can demonstrate its ability, based on past experience, to forecast cash flows accurately over that longer period. The number of additional periods above the standard period of 5 years of cash flow projections up to 10 years is determined by the extent to which future expected average performance resembles the historical average performance. If the value in use of a group of CGUs to which goodwill has been allocated is lower than its corresponding carrying amount, CEMEX determines the fair value of such group of CGUs using methodologies generally accepted in the market to determine the value of entities, such as multiples of Operating EBITDA and by reference to other market transactions, among others. An impairment loss is recognized within other expenses, net, if the recoverable amount is lower than the net book value of the group of CGUs to which goodwill has been allocated. Impairment charges recognized on goodwill are not reversed in subsequent periods.

The geographic operating segments reported by CEMEX (note 4), represent CEMEX’s groups of CGUs to which goodwill has been allocated for purposes of testing goodwill for impairment. In arriving at this conclusion, CEMEX considered: a) that after the acquisition, goodwill was allocated at the level of the geographic operating segment; b) that the operating components that comprise the reported segment have similar economic characteristics; c) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information system; d) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; e) the vertical integration in the value chain of the products comprising each component; f) the type of clients, which are substantially similar in all components; g) the operative integration among components; and h) that the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components. In addition, the country level represents the lowest level within CEMEX at which goodwill is monitored for internal management purposes.

Impairment tests are significantly sensitive to, among other factors, the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. For purposes of estimating future prices, CEMEX uses, to the extent available, historical data plus the expected increase or decrease according to information issued by trusted external sources, such as national construction or cement producer chambers and/or in governmental economic expectations. Operating expenses are normally measured as a constant proportion of revenues, following past experience. However, such operating expenses are also reviewed considering external information sources in respect to inputs that behave according to international prices, such as gas and oil. CEMEX uses specific pre-tax discount rates for each group of CGUs to which goodwill is allocated, which are applied to discount pre-tax cash flows. The amounts of estimated undiscounted cash flows are significantly sensitive to the growth rate in perpetuity applied. Likewise, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the growth rate in perpetuity applied, the higher the amount of undiscounted future cash flows by group of CGUs obtained. Conversely, the higher the discount rate applied, the lower the amount of discounted estimated future cash flows by group of CGUs obtained.

2L)	FINANCIAL LIABILITIES, DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (note 16)

Debt

Bank loans and notes payable are recognized at their amortized cost. Interest accrued on financial instruments is recognized in the balance sheet within “Other accounts payable and accrued expenses” against financial expense. During 2012 and 2011, CEMEX did not have financial liabilities voluntarily recognized at fair value or associated to fair value hedge strategies with derivative financial instruments. Direct costs incurred in debt issuances or borrowings are capitalized and amortized as interest expense as part of the effective interest rate of each transaction over its maturity. These costs include commissions and professional fees.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Capital leases

Capital leases, in which CEMEX has substantially all risks and rewards associated with the ownership of an asset, are recognized as financing liabilities against a corresponding fixed asset for the lesser of the market value of the leased asset and the net present value of future minimum payments, using the contract’s implicit interest rate to the extent available, or the incremental borrowing cost. Among other elements, the main factors that determine a capital lease are: a) if ownership title of the asset is transferred to CEMEX at the expiration of the contract; b) if CEMEX has a bargain purchase option to acquire the asset at the end of the lease term; c) if the lease term covers the majority of the useful life of the asset; and/or d) if the net present value of minimum payments represents substantially all the fair value of the related asset at the beginning of the lease.

Financial instruments with components of both liability and equity

Based on IAS 32, Financial instruments: presentation (“IAS 32”) and IAS 39, when a financial instrument contains components of both liability and equity, such as a note that at maturity is convertible into a fixed number of CEMEX’s shares and the currency in which the instrument is denominated is the same as the functional currency of the issuer, each component is recognized separately in the balance sheet according to the specific characteristics of each transaction. In the case of instruments mandatorily convertible into shares of the issuer, the liability component represents the net present value of interest payments on the principal amount using a market interest rate, without assuming any early conversion, and is recognized within “Other financial obligations,” whereas the equity component represents the difference between the principal amount and the liability component, and is recognized within “Other equity reserves” net of commissions. In the case of instruments that are optionally convertible into a fixed number of shares, the liability component represents the difference between the principal amount and the fair value of the conversion option premium, which reflects the equity component (note 2P). When the transaction is denominated in a currency different than the functional currency of the issuer, the conversion option is accounted for as a derivative financial instrument at fair value in the statements of operations.

Derivative financial instruments

In compliance with the guidelines established by its Risk Management Committee and the restrictions set forth by its debt agreements, CEMEX uses derivative financial instruments (“derivative instruments”) mainly in order to change the risk profile associated with changes in interest rates, the exchange rates of debt, or both; as an alternative source of financing, and as hedges of: (i) highly probable forecasted transactions; (ii) purchases of certain commodities; and (iii) CEMEX’s net investments in foreign subsidiaries.

CEMEX recognizes all derivative instruments as assets or liabilities in the balance sheet at their estimated fair values, and the changes in such fair values are recognized in the statements of operations within “Other financial expense, net” for the period in which they occur, except for changes in fair value of derivative instruments associated with cash flow hedges, in which case, such changes in fair value are recognized in stockholders’ equity, and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. Likewise, in hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation result (note 2D), which reversal to earnings would take place upon disposal of the foreign investment. For the years ended December 31, 2012 and 2011, CEMEX has not designated any fair value hedges.

Accrued interest generated by interest rate derivative instruments, when applicable, is recognized as financial expense in the relevant period, adjusting the effective interest rate of the related debt.

CEMEX reviews its different contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the balance sheet as assets or liabilities, applying the same valuation rules used for other derivative instruments.

Derivative instruments are negotiated with institutions with significant financial capacity; therefore, CEMEX believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal. According to IFRS 13, the estimated fair value represents the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparties’ risk, that is, an exit price. Occasionally, there is a reference market that provides the estimated fair value; in the absence of such market, such value is determined by the net present value of projected cash flows or through mathematical valuation models.

Put options granted for the purchase of non controlling interests and associates

Represent agreements by means of which CEMEX commits to acquire, in case the counterparty exercises its right to sell at a future date at a predefined price formula, the shares of a non-controlling interest in a subsidiary of CEMEX or an associate. In respect of a put option granted for the purchase of a non-controlling interest in a CEMEX subsidiary, to the extent the put option is exercisable at the measurement date, CEMEX recognizes a liability for the net present value of the obligation as of the financial statements’ date against the controlling interest within stockholders’ equity. In respect of a put option granted for the purchase of an associate, CEMEX would recognize a liability against a loss in the statements of operations, to the extent the put option is exercisable at the measurement date, whenever the estimated purchase price exceeds the fair value of the net assets to be acquired by CEMEX, had the counterparty exercised its right to sell.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Fair value measurements

CEMEX applies the guidance of IFRS 13, Fair value measurements (“IFRS 13”) for its fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value. IFRS 13 does not require fair value measurements in addition to those already required or permitted by other IFRSs and is not intended to establish valuation standards or affect valuation practices outside financial reporting. Under IFRS 13, fair value represents an “Exit Value,” which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation.

The concept of exit value is premised on the existence of a market and market participants for the specific asset or liability. When there is no market and/or market participants willing to make a market, IFRS 13 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that CEMEX has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

2M)	PROVISIONS

CEMEX recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would imply cash outflows or the delivery of other resources owned by the Company.

Restructuring (note 17)

CEMEX recognizes provisions for restructuring costs only when the restructuring plans have been properly finalized and authorized by management, and have been communicated to the third parties involved and/or affected by the restructuring prior to the balance sheet date. These provisions may include costs not associated with CEMEX’s ongoing activities.

Asset retirement obligations (note 17)

Unavoidable obligations, legal or constructive, to restore operating sites upon retirement of long-lived assets at the end of their useful lives are measured at the net present value of estimated future cash flows to be incurred in the restoration process, and are initially recognized against the related assets’ book value. The increase to the assets’ book value is depreciated during its remaining useful life. The increase in the liability related to the passage of time is charged to the line item of “Other financial expenses, net.” Adjustments to the liability for changes in estimations are recognized against fixed assets, and depreciation is modified prospectively. These obligations are related mainly to future costs of demolition, cleaning and reforestation, so that quarries, maritime terminals and other production sites are left in acceptable condition at the end of their operation.

Costs related to remediation of the environment (notes 17 and 24)

Provisions associated with environmental damage represent the estimated future cost of remediation, which are recognized at their nominal value when the time schedule for the disbursement is not clear, or when the economic effect for the passage of time is not significant; otherwise, such provisions are recognized at their discounted values. Reimbursements from insurance companies are recognized as assets only when their recovery is practically certain. In that case, such reimbursement assets are not offset against the provision for remediation costs.

Contingencies and commitments (notes 23 and 24)

Obligations or losses related to contingencies are recognized as liabilities in the balance sheet when present obligations exist resulting from past events that are expected to result in an outflow of resources and the amount can be measured reliably. Otherwise, a qualitative disclosure is included in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements. The Company does not recognize contingent revenues, income or assets.

2N)	PENSIONS AND POSTRETIREMENT EMPLOYEE BENEFITS (note 18)

Defined contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Defined benefit pension plans, other postretirement benefits and termination benefits

Based on IAS 19, Employee benefits (“IAS19”), CEMEX recognizes the costs associated with employees’ benefits for: a) defined benefit pension plans; and b) other postretirement benefits, basically comprised of health care benefits, life insurance and seniority premiums, granted by CEMEX and/or pursuant to applicable law. These costs are recognized as services are rendered, based on actuarial estimations of the benefits’ present value with the advice of external actuaries. The actuarial assumptions consider the use of nominal rates. For certain pension plans, irrevocable trust funds have been created to cover future benefit payments. These assets are valued at their estimated fair value at the balance sheet date. The expected rates of return on plan assets are determined based on the market prices prevailing on that date, applicable to the period over which the obligation is to be settled. Termination benefits, not associated with a restructuring event, which mainly represent severance payments by law, are recognized in the operating results for the period in which they are incurred.

The service cost, corresponding to the increase in the obligation for additional benefits earned by employees during the period, is recognized within operating costs and expenses. The interest cost related to the increase in the liability by the passage of time, as well as the expected return on plan assets for the period, are recognized within “Other financial expenses, net.”

The effects from modifications to the pension plans that affect the cost of past services are recognized within operating costs and expenses during the periods in which such modifications become effective with respect to the employees, or without delay if changes are effective immediately. Likewise, the effects from curtailments and/or settlements of obligations occurring during the period, associated with events that significantly reduce the cost of future services and/or reduce significantly the population subject to pension benefits, respectively, are recognized within operating costs and expenses.

The actuarial gains and losses, related to differences between the projected and real actuarial assumptions at the end of the period, as well as the difference between the expected and real return on plan assets, are recognized in the period in which they are incurred as part of other comprehensive income or loss for the period within stockholders’ equity.

2O)	INCOME TAXES (note 19)

Based on IAS 12, Income taxes (“IAS 12”), the effects reflected in the statements of operations for income taxes include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable to each subsidiary. Consolidated deferred income taxes represent the addition of the amounts determined in each subsidiary by applying the enacted statutory income tax rate to the total temporary differences resulting from comparing the book and taxable values of assets and liabilities, considering tax loss carryforwards as well as other recoverable taxes and tax credits, to the extent that it is probable that future taxable profits will be available against which they can be utilized. The measurement of deferred income taxes reflects the tax consequences that follow the manner in which CEMEX expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. Deferred income taxes for the period represent the difference between balances of deferred income at the beginning and the end of the period. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is not considered probable that the related tax benefit will be realized. In conducting such assessment, CEMEX analyzes the aggregate amount of self-determined tax loss carryforwards included in its income tax returns in each country where CEMEX believes, based on available evidence, that the tax authorities would not reject such tax loss carryforwards; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX believes that it is probable that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX believes that it would not be able to use a tax loss carryforward before its expiration or any other deferred tax asset, CEMEX would not recognize such deferred tax asset. Both situations would result in additional income tax expense for the period in which such determination is made. In order to determine whether it is probable that deferred tax assets will ultimately be realized, CEMEX takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. Likewise, every reporting period, CEMEX analyzes its actual results versus the Company’s estimates, and adjusts, as necessary, its tax asset valuations. If actual results vary from CEMEX’s estimates, the deferred tax asset and/or valuations may be affected and necessary adjustments will be made based on relevant information. Any adjustments recorded will affect CEMEX’s statements of operations in such period.

The income tax effects from an uncertain tax position are recognized when it is more-likely-than-not that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position and have full knowledge of all relevant information, and they are measured using a cumulative probability model. Each position has been considered on its own, regardless of its relation to any other broader tax settlement. The more-likely-than-not threshold represents a positive assertion by management that CEMEX is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained, no benefits of the position are recognized. CEMEX’s policy is to recognize interest and penalties related to unrecognized tax benefits as part of the income tax in the consolidated statements of operations.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

2P)	STOCKHOLDERS’ EQUITY

Common stock and additional paid-in capital (note 20A)

These items represent the value of stockholders’ contributions, and include increases related to the recapitalization of retained earnings and the recognition of executive compensation programs in CEMEX’s CPOs.

Other equity reserves (note 20B)

This caption groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the elements presented in the statements of comprehensive income (loss). Comprehensive income (loss) for the period includes, in addition to net income (loss), certain changes in stockholders’ equity during a period that do not result from investments by owners and distributions to owners. The most significant items within “Other equity reserves” during the reported periods are as follows:

Items of “Other equity reserves” included within other comprehensive income (loss) for the period:

•

Currency translation effects from the translation of foreign subsidiaries’ financial statements, net of: a) exchange results from foreign currency debt directly related to the acquisition of foreign subsidiaries; and b) exchange results from foreign currency related parties balances that are of a long-term investment nature (note 2D);

•	The effective portion of the valuation and liquidation effects from derivative instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 2L);

•	Changes in fair value during the tenure of available-for-sale investments until their disposal (note 2H); and

•	Current and deferred income taxes during the period arising from items whose effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves” not included in comprehensive loss for the period:

•	Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in CEMEX’s consolidated subsidiaries;

•

Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures;

•

The equity component of outstanding mandatorily convertible securities, which are convertible into shares of the Parent Company (note 16B). Upon conversion, this amount will be reclassified to common stock and additional paid-in capital; and

•	The cancellation of the Parent Company’s shares held by consolidated subsidiaries.

Retained earnings (note 20C)

Retained earnings represent the cumulative net results of prior accounting periods, net of dividends declared to stockholders, and net of any recapitalizations of retained earnings. In addition, retained earnings also include the effects generated from initial adoption of IFRS as of January 1, 2010 according to IFRS 1.

Non-controlling interest and perpetual debentures (note 20D)

This caption includes the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. This caption also includes the amount as of the balance sheet date of financial instruments (perpetual notes) issued by consolidated entities that qualify as equity instruments considering that there is: a) no contractual obligation to deliver cash or another financial asset; b) no predefined maturity date; and c) a unilateral option to defer interest payments or preferred dividends for indeterminate periods.

2Q)	REVENUE RECOGNITION (note 3)

CEMEX’s consolidated net sales represent the value, before tax on sales, of revenues originated by products and services sold by consolidated subsidiaries as a result of their ordinary activities, after the elimination of transactions between related parties, and are quantified at the fair value of the consideration received or receivable, decreased by any trade discounts or volume rebates granted to customers.

Revenue from the sale of goods and services is recognized when goods are delivered or services are rendered to customers, there is no condition or uncertainty implying a reversal thereof, and they have assumed the risk of loss. Revenue from trading activities, in which CEMEX acquires finished goods from a third party and subsequently sells the goods to another third-party, are recognized on a gross basis, considering that CEMEX assumes the total risk on the goods purchased, not acting as agent or broker.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Revenue recognition - continued

Revenue and costs associated with construction contracts are recognized in the period in which the work is performed by reference to the percentage or stage of completion of the contract at the end of the period, considering that the following have been defined: a) each party’s enforceable rights regarding the asset to be constructed; b) the consideration to be exchanged; c) the manner and terms of settlement; d) actual costs incurred and contract costs required to complete the asset are effectively controlled; and e) it is probable that the economic benefits associated with the contract will flow to the entity.

The percentage of completion of construction contracts represents the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs or the surveys of work performed or the physical proportion of the contract work completed, whichever better reflects the percentage of completion under the specific circumstances. Progress payments and advances received from customers do not reflect the work performed and are recognized as a short or long term advanced payments, as appropriate.

2R)	COST OF SALES, ADMINISTRATIVE AND SELLING EXPENSES AND DISTRIBUTION EXPENSES

Cost of sales represents the production cost of inventories at the moment of sale. Such cost of sales includes depreciation, amortization and depletion of assets involved in production and expenses related to storage in production plants. Cost of sales excludes expenses related to personnel, equipment and services involved in sale activities and storage of product at points of sales, which are included as part of the administrative and selling expenses. Cost of sales includes freight expenses of raw material in plants and delivery expenses of CEMEX’s ready-mix concrete business, but excludes freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities, which are included as part of the distribution expenses line item. For the years ended December 31, 2012, 2011 and 2010, selling expenses included as part of the selling and administrative expenses line item amounted to $7,946, $8,079 and $7,858, respectively.

2S)	EXECUTIVE STOCK-BASED COMPENSATION (note 21)

Based on IFRS 2, Share-based payments (“IFRS 2”), stock awards based on shares of CEMEX granted to executives are defined as equity instruments when services received from employees are settled by delivering CEMEX’s shares; or as liability instruments when CEMEX commits to make cash payments to the executives on the exercise date of the awards based on changes in CEMEX’s own stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the statements of operations during the period in which the exercise rights of the employees become vested. In respect of liability instruments, these instruments are valued at their estimated fair value at each reporting date, recognizing the changes in fair value through the operating results. CEMEX determines the estimated fair value of options using the binomial financial option-pricing model.

2T)	EMISSION RIGHTS

In some of the countries where CEMEX operates, such as in countries of the EU, governments have established mechanisms aimed at reducing carbon-dioxide emissions (“CO2”) by means of which industries releasing CO2 must submit to the environmental authorities at the end of a compliance period emission rights for a volume equivalent to the tons of CO2 released. Since the mechanism for emissions reduction in the EU has been in operation, a certain number of emission rights based on historical levels have been granted by the relevant environmental authorities to the different industries free of cost. Therefore, companies have to buy additional emission rights to meet deficits between actual CO2 emissions during the compliance period and emission rights actually held, or they can dispose of any surplus of emission rights in the market. In addition, the United Nations Framework Convention on Climate Change (“UNFCCC”) grants Certified Emission Reductions (“CERs”) to qualified CO2 emission reduction projects. CERs may be used in specified proportions to settle emission rights obligations in the EU. CEMEX actively participates in the development of projects aimed to reduce CO2 emissions. Some of these projects have been awarded with CERs.

In the absence of an IFRS that defines an accounting treatment for these schemes, CEMEX accounts for the effects associated with CO2 emission reduction mechanisms as follows:

•	Emission rights granted by governments are not recognized in the balance sheet considering that their cost is zero.

•

Revenues from the sale of any surplus of emission rights are recognized by decreasing cost of sales; in the case of forward sale transactions, revenues are recognized upon physical delivery of the emission certificates.

•

Emission rights and/or CERs acquired to hedge current CO2 emissions are recognized as intangible assets at cost, and are further amortized to cost of sales during the compliance period. In the case of forward purchases, assets are recognized upon physical reception of the emission certificates.

•

CEMEX accrues a provision against cost of sales when the estimated annual emissions of CO2 are expected to exceed the number of emission rights, net of any benefit obtained through swap transactions of emission rights for CERs.

•	CERs received from the UNFCCC are recognized as intangible assets at their development cost, which are attributable mainly to legal expenses incurred in the process of obtaining such CERs.

•	CEMEX does not maintain emission rights, CERs and/or forward transactions with trading purposes.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Emission rights - continued

The combined effect of the use of alternate fuels that help reduce the emission of CO2, and the downturn in produced cement volumes in the EU, generated a surplus of emission rights held over the estimated CO2 emissions. From the consolidated surplus of emission rights, during 2011 and 2010, CEMEX sold an aggregate amount of approximately 13.4 million certificates, receiving revenues of approximately $1,518 and $1,417, respectively. During 2012, there were no sales of emission rights.

2U)	CONCENTRATION OF CREDIT

CEMEX sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the countries in which CEMEX operates. As of and for the years ended December 31, 2012, 2011 and 2010, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade receivables. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

2V)	NEWLY ISSUED IFRS NOT YET ADOPTED

There are a number of IFRS issued as of the date of issuance of these financial statements but which have not yet been adopted, which are listed below. Except as otherwise indicated, CEMEX expects to adopt these IFRS when they become effective.

•

During 2011 and 2012, the IASB issued IFRS 9, Financial instruments: classification and measurement (“IFRS 9”), which as issued, reflects the first part of Phase 1 of the IASB’s project to replace IAS 39. In subsequent phases, the IASB will address impairment methodology, derecognition and hedge accounting. IFRS 9 requires an entity to recognize a financial asset or a financial liability in its statement of financial position when, and only when, the entity becomes party to the contractual provisions of the instrument. At initial recognition, an entity shall measure a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issue of the financial asset or financial liability. IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with early adoption permitted. CEMEX does not consider that current IFRS 9 will have a significant effect on the classification and measurement of CEMEX’s financial assets and financial liabilities. Nonetheless, CEMEX will evaluate the impact and will quantify the effect together with the other phases, when issued, to make a comprehensive analysis.

•

In May 2011, the IASB issued IFRS 10, Consolidated financial statements (“IFRS 10”), effective beginning January 1, 2013. IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities and replaces the consolidation requirements in SIC 12, Consolidation - Special Purpose Entities and IAS 27. IFRS 10 builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. This standard also provides additional guidance to assist in the determination of control where this is difficult to assess. CEMEX does not expect the application of IFRS 10 to have a significant impact on its consolidated financial statements.

•

In May 2011, the IASB issued IFRS 11, Joint arrangements (“IFRS 11”), effective beginning January 1, 2013. IFRS 11 addresses inconsistencies in the reporting of joint arrangements by requiring an entity to classify the type of joint arrangement in which it is involved by assessing its rights and obligations arising from the arrangement, as: a) joint operations, in which the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities relating to the arrangement; or b) joint ventures, in which the parties that have joint control of the arrangement have rights to the net assets of the arrangement. The equity method should be applied as the single method to account for interests in joint ventures. Meanwhile, joint operators should account for their interests in joint operations line-by-line considering their share in the assets, liabilities, revenues and expenses of the arrangement. In conjunction with the issuance of IFRS 11, IAS 28 was amended. CEMEX does not expect the application of IFRS 11 to have a significant impact on its consolidated financial statements.

•

In May 2011, the IASB issued IFRS 12, Disclosure of interests in other entities (“IFRS 12”), effective beginning January 1, 2013, which is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 will require an entity to disclose information that enables users of financial statements to evaluate: a) the nature of, and risks associated with, its interests in other entities; and b) the effects of those interests on its financial position, financial performance and cash flows. CEMEX would modify its current disclosures regarding interest in other entities as required by IFRS 12, if applicable. Nonetheless, CEMEX does not expect the application of IFRS 12 to have a significant impact on its consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Newly issued IFRS not yet adopted - continued

•

In June 2011, the IASB amended IAS 19, which provides the accounting and disclosure requirements by employers for employee benefits. The amendments to IAS 19 intend to provide investors and other users of financial statements with a better understanding of an entity’s obligations resulting from the provision of defined benefit plans and how those obligations will affect its financial position, financial performance and cash flows. Among other things, the amendments require: a) the use of a single rate for the determination of the expected return on plan assets’ and the discount of the benefits’ obligation to present value (together the “net interest expense”); b) the recognition of the net interest on the net defined benefit liability (liability minus plan assets), instead of an interest cost on the liability and a separate return on plan assets; and c) the recognition of all actuarial gains and losses for the period as part of other comprehensive income or loss, thereby, eliminating the option to defer the recognition of gains and losses, known as the ’corridor method’. The amendments to IAS 19 are effective for CEMEX beginning January 1, 2013, with earlier application permitted. The use of the single rate will generally increase the net interest expense for future periods. For the years ended December 31, 2012 and 2011, had CEMEX used a single rate to determine the net interest expense on its net defined pension liability, the effect would have increased the net interest expense on net defined pension liability of approximately $173 and $246, respectively (note 18).

•

In October 2011, the IASB issued International Financial Reporting Interpretations Committee 20, Stripping costs in the production phase of a surface mine (“IFRIC 20”), which is effective beginning January 1, 2013, with early adoption permitted. IFRIC 20 addresses inconsistencies in the reporting of waste removal costs that are incurred in surface mining activity during the production phase of the mine (‘production stripping costs’). To the extent that the benefit from the stripping activity is realized in the form of inventory produced, the entity shall account for the costs of that stripping activity in accordance with the principles of IAS 2, Inventories. To the extent the benefit is improved access to ore, the entity shall recognize these costs as an addition to, or as an enhancement of, the existing non-current asset. The capitalized amounts should be further amortized over the expected useful life of exposed ore body based on the units of production method. As mentioned in CEMEX’s accounting policy in note 2I, as of December 31, 2012, ongoing stripping costs in the same quarry are expensed as incurred. Therefore, pursuant to IFRIC 20, beginning January 1, 2013, all stripping costs that result in improved access to quarry reserves will be recognized as capital expenditures, as part of the carrying amount of the related quarries, reducing cash production costs and increasing depletion expense. CEMEX estimates that the adoption of IFRIC 20 beginning in January 1, 2013 would increase its annual capital expenditures and quarry depletion expense by approximately US$25 ($321).

•

In December 2011, the IASB amended IAS 32 for disclosure requirements for the offsetting of assets and liabilities on the statement of financial position. The amended standard requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and securities lending agreements. The amendments to IAS 32 are effective beginning January 1, 2014 and require retrospective application. CEMEX is currently evaluating the impact of adopting this amended standard; nonetheless, CEMEX does not expect that the adoption of this amended standard will have a significant impact on its consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

3)	REVENUES AND CONSTRUCTION CONTRACTS

For the years ended December 31, 2012, 2011 and 2010, net sales, after sales and eliminations between related parties resulting from consolidation, were as follows:

(Millions of Mexican pesos)	2012	2011	2010
From the sale of goods associated to CEMEX’s main activities 1	$189,219	182,835	171,116
From the sale of services 2	2,574	2,531	2,182
From the sale of other goods and services 3	5,243	4,521	4,343

	$197,036	189,887	177,641

1	Includes revenues generated under construction contracts as presented in the table below.
2	Refers mainly to revenues generated by Neoris N.V., a subsidiary involved in the sale of information technology solutions.
3	Refers mainly to revenues generated by minor subsidiaries operating in different lines of business.

For the years ended December 31, 2012, 2011 and 2010, revenues and costs related to construction contracts in progress were as follows:

(Millions of Mexican pesos)	Recognized to date 1	2012	2011	2010
Revenue from construction contracts included in consolidated net sales 2	$7,270	180	1,027	2,548
Costs incurred in construction contracts included in consolidated cost of sales 3	(5,727)	(80)	(895)	(1,976)

Construction contracts operating profit	$1,543	100	132	572

1	Revenues and costs recognized from inception of the contracts until December 31, 2012 in connection with those projects still in progress.
2	Revenues from construction contracts during 2012, 2011 and 2010, determined under the percentage of completion method, were mainly obtained in Mexico.
3	Refers to actual costs incurred during the periods. The oldest contract in progress as of December 31, 2012 started in 2008.

As of December 31, 2012 and 2011, amounts receivable for progress billings to customers of construction contracts and/or advances received by CEMEX from these customers were not significant.

4)	SELECTED FINANCIAL INFORMATION BY GEOGRAPHIC OPERATING SEGMENT

CEMEX applies IFRS 8, Operating Segments (“IFRS 8”), for the disclosure of its operating segments, which are defined as the components of an entity that engage in business activities from which they may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity’s top management to make decisions about resources to be allocated to the segments and assess their performance, and for which discrete financial information is available.

CEMEX’s main activities are oriented to the construction industry segment through the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and other construction materials. CEMEX operates geographically on a regional basis. Beginning in April 2011, CEMEX’s operations were reorganized into six geographical regions, each under the supervision of a regional president: 1) Mexico, 2) United States, 3) Northern Europe, 4) Mediterranean (“MED”), 5) South America and the Caribbean (“SAC”), and 6) Asia. Each regional president supervises and is responsible for all the business activities in the countries comprising the region. These activities refer to the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and other construction materials, the allocation of resources and the review of their performance and operating results. All regional presidents report directly to CEMEX’s Chief Executive Officer. The country manager, who is one level below the regional president in the organizational structure, reports the performance and operating results of its country to the regional president, including all the operating sectors. CEMEX’s top management internally evaluates the results and performance of each country and region for decision-making purposes and allocation of resources, following a vertical integration approach considering: a) that the operating components that comprise the reported segment have similar economic characteristics; b) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information system; c) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; d) the vertical integration in the value chain of the products comprising each component; e) the type of clients, which are substantially similar in all components; f) the operative integration among components; and g) that the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components. In accordance with this approach, in CEMEX’s daily operations, management allocates economic resources and evaluates operating results on a country basis rather than on an operating component basis.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Selected Financial Information by Geographic Operating Segment - continued

Based on IFRS 8 and considering the financial information that is regularly reviewed by CEMEX’s top management, each of the six geographic regions in which CEMEX operates and the countries that comprise such regions represent reportable operating segments. However, for disclosure purposes in the notes to the financial statements, considering similar regional and economic characteristics and/or the fact that certain countries do not exceed the materiality thresholds included in IFRS 8 to be reported separately, such countries have been aggregated and presented as single line items as follows: a) “Rest of Northern Europe” is mainly comprised of CEMEX’s operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland; b) “Rest of Mediterranean” is mainly comprised of CEMEX’s operations in Croatia, the United Arab Emirates and Israel; c) “Rest of South America and the Caribbean” is mainly comprised of CEMEX’s operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina; and d) “Rest of Asia” is mainly comprised of CEMEX’s operations in Thailand, Bangladesh, China and Malaysia. The segment “Others” refers to: 1) cement trade maritime operations, 2) Neoris, N.V., CEMEX’s subsidiary involved in the development of information technology solutions, 3) the Parent Company and other corporate entities, and 4) other minor subsidiaries with different lines of business.

Selected financial information by geographic operating segment for 2010 has been reclassified as applicable in order to be comparable to the new geographic organization implemented beginning in 2011. The major changes as compared to the previous geographic organization are the creation of the “Mediterranean” region with Spain and Croatia, formerly part of the previously titled “Europe” region, and Egypt and Israel, formerly part of the previously titled “Africa and Middle East” region, among others.

The main indicator used by CEMEX’s management to evaluate the performance of each country is “Operating EBITDA”, representing operating earnings before other expenses, net, plus depreciation and amortization, considering that such amount represents a relevant measure for CEMEX’s management as an indicator of the ability to internally fund capital expenditures, as well as a widely accepted financial indicator to measure CEMEX’s ability to service or incur debt (note 16). Operating EBITDA should not be considered as an indicator of CEMEX’s financial performance, as an alternative to cash flow, as a measure of liquidity, or as being comparable to other similarly titled measures of other companies. This indicator, which is presented in the selected financial information by geographic operating segment, is consistent with the information used by CEMEX’s management for decision-making purposes. The accounting policies applied to determine the financial information by geographic operating segment are consistent with those described in note 2. CEMEX recognizes sales and other transactions between related parties based on market values.

Selected consolidated statements of operations information by geographic operating segment for the years ended December 31, 2012, 2011 and 2010 was as follows:

2012	Net sales (including related parties)	Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico	$44,412	(1,425)	42,987	16,238	2,640	13,598	(291)	(432)	(84)
United States	40,319	(122)	40,197	323	6,379	(6,056)	(967)	(546)	(159)
Northern Europe
United Kingdom	14,620	—	14,620	1,870	956	914	(297)	(151)	(701)
Germany	14,406	(953)	13,453	680	1,004	(324)	(258)	(19)	(170)
France	13,324	—	13,324	1,251	493	758	(156)	(69)	13
Rest of Northern Europe	12,778	(806)	11,972	1,739	858	881	440	(118)	56
Mediterranean
Spain	4,841	(155)	4,686	1,355	684	671	(1,443)	(111)	944
Egypt	6,382	(190)	6,192	2,470	553	1,917	(203)	(9)	82
Rest of Mediterranean	8,160	(37)	8,123	1,063	302	761	(112)	(47)	(91)
South America and the Caribbean
Colombia	11,932	—	11,932	4,905	396	4,509	31	(139)	348
Rest of South America and the Caribbean	16,450	(1,851)	14,599	4,402	746	3,656	(70)	(53)	5
Asia
Philippines	4,704	—	4,704	900	305	595	27	(3)	(11)
Rest of Asia	2,430	—	2,430	110	75	35	13	(13)	—
Others	15,153	(7,336)	7,817	(2,922)	1,793	(4,715)	(2,406)	(16,625)	745

Total	$209,911	(12,875)	197,036	34,384	17,184	17,200	(5,692)	(18,335)	977

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Selected consolidated statements of operations information by geographic operating segment - continued

2011	Net sales (including related parties)	Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico	$43,361	(924)	42,437	15,536	2,391	13,145	(963)	(528)	590
United States	32,759	(86)	32,673	(1,106)	6,801	(7,907)	(322)	(373)	(132)
Northern Europe
United Kingdom	15,757	—	15,757	1,034	1,181	(147)	(257)	(160)	(99)
Germany	15,975	(1,015)	14,960	1,215	1,041	174	(236)	(55)	(130)
France	14,170	—	14,170	1,580	524	1,056	(171)	(79)	7
Rest of Northern Europe	14,278	(650)	13,628	1,658	1,010	648	(1,127)	(66)	(227)
Mediterranean
Spain	7,142	(108)	7,034	1,575	681	894	(498)	(679)	301
Egypt	6,516	(13)	6,503	2,891	469	2,422	(71)	(5)	—
Rest of Mediterranean	7,762	(39)	7,723	962	280	682	(121)	(32)	(35)
South America and the Caribbean
Colombia	8,533	—	8,533	3,020	452	2,568	(302)	(135)	(168)
Rest of South America and the Caribbean	14,852	(1,689)	13,163	3,868	912	2,956	(240)	(35)	9
Asia
Philippines	3,701	(44)	3,657	617	259	358	(53)	(5)	7
Rest of Asia	2,597	—	2,597	155	104	51	(34)	(2)	(11)
Others	14,857	(7,805)	7,052	(3,405)	1,431	(4,836)	(1,054)	(14,473)	(2,326)

Total	$202,260	(12,373)	189,887	29,600	17,536	12,064	(5,449)	(16,627)	(2,214)

2010	Net sales (including related parties)	Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico	$42,907	(744)	42,163	14,495	2,561	11,934	(854)	(447)	(219)
United States	31,575	(70)	31,505	(903)	7,467	(8,370)	(2,413)	(460)	(137)
Northern Europe
United Kingdom	14,320	—	14,320	508	1,231	(723)	164	(139)	(256)
Germany	13,524	(864)	12,660	753	1,023	(270)	(112)	(50)	(128)
France	12,179	—	12,179	1,172	656	516	(98)	(72)	(10)
Rest of Northern Europe	11,677	(454)	11,223	903	1,015	(112)	(50)	(66)	201
Mediterranean
Spain	8,013	(110)	7,903	1,768	721	1,047	(693)	(732)	(24)
Egypt	8,053	(174)	7,879	4,175	476	3,699	(141)	(8)	15
Rest of Mediterranean	7,253	(178)	7,075	770	299	471	(30)	(28)	(87)
South America and the Caribbean
Colombia	6,964	(8)	6,956	2,556	377	2,179	(161)	(57)	(264)
Rest of South America and the Caribbean	12,315	(1,588)	10,727	3,299	837	2,462	(279)	(68)	63
Asia
Philippines	4,014	—	4,014	1,242	246	996	(7)	(4)	(88)
Rest of Asia	2,512	—	2,512	197	101	96	(69)	(2)	16
Others	8,216	(1,691)	6,525	(1,091)	2,098	(3,189)	(1,592)	(12,620)	395

Total	$183,522	(5,881)	177,641	29,844	19,108	10,736	(6,335)	(14,753)	(523)

The information of equity in income of associates by geographic operating segment for the years ended December 31, 2012, 2011 and 2010 is included in note 13A.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

As of December 31, 2012 and 2011, selected balance sheet information by geographic segment was as follows:

2012	Investments in associates	Other segment assets	Total assets	Total liabilities	Net assets by segment	Additions to fixed assets 1
Mexico	$834	78,232	79,066	18,483	60,583	2,154
United States	187	207,559	207,746	10,105	197,641	2,609
Northern Europe
United Kingdom	496	28,408	28,904	11,594	17,310	558
Germany	86	12,534	12,620	6,727	5,893	459
France	526	13,427	13,953	4,986	8,967	268
Rest of Northern Europe	78	17,546	17,624	4,107	13,517	657
Mediterranean
Spain	56	22,366	22,422	2,856	19,566	347
Egypt	—	7,208	7,208	3,548	3,660	277
Rest of Mediterranean	7	10,074	10,081	3,275	6,806	315
South America and the Caribbean
Colombia	—	16,160	16,160	9,252	6,908	1,456
Rest of South America and the Caribbean	23	16,764	16,787	3,856	12,931	500
Asia
Philippines	3	7,758	7,761	1,382	6,379	246
Rest of Asia	—	2,801	2,801	865	1,936	77
Others	5,683	29,954	35,637	242,134	(206,497)	103

Total	$7,979	470,791	478,770	323,170	155,600	10,026

2011	Investments in associates	Other segment assets	Total assets	Total liabilities	Net assets by segment	Additions to fixed assets 1
Mexico	$841	77,031	77,872	21,858	56,014	2,612
United States	44	235,976	236,020	10,487	225,533	875
Northern Europe
United Kingdom	201	31,765	31,966	18,797	13,169	607
Germany	96	13,877	13,973	7,576	6,397	340
France	622	15,311	15,933	5,861	10,072	289
Rest of Northern Europe	108	18,317	18,425	6,030	12,395	501
Mediterranean
Spain	161	47,160	47,321	14,989	32,332	501
Egypt	—	7,819	7,819	4,052	3,767	175
Rest of Mediterranean	7	9,916	9,923	3,438	6,485	273
South America and the Caribbean
Colombia	—	15,318	15,318	5,161	10,157	179
Rest of South America and the Caribbean	25	19,980	20,005	4,656	15,349	484
Asia
Philippines	—	8,786	8,786	2,716	6,070	494
Rest of Asia	—	2,432	2,432	853	1,579	69
Others	6,428	29,431	35,859	263,475	(227,616)	178

Total	$8,533	533,119	541,652	369,949	171,703	7,577

1	In 2012 and 2011, the total “Additions to fixed assets” includes capital expenditures of approximately $7,899 and $5,943, respectively (note 14).

Total consolidated liabilities as of December 31, 2012 and 2011, included debt of $178,135 and $208,471, respectively. Of such balances, as of December 31, 2012 and 2011, 29% and 31% was in the Parent Company, 18% and 28% was in Spain, 51% and 39% was in finance subsidiaries in Holland, Luxembourg and the United States, and 2% and 2% was in other countries, respectively. As mentioned above, the Parent Company and the finance subsidiaries mentioned above are included within the segment “Others.”

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Net sales by product and geographic segment for the years ended December 31, 2012, 2011 and 2010 were as follows:

2012	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$29,229	12,927	2,478	10,090	(11,737)	42,987
United States	14,372	16,653	8,215	11,204	(10,247)	40,197
Northern Europe
United Kingdom	3,404	5,628	5,064	7,345	(6,821)	14,620
Germany	4,546	6,264	3,882	3,283	(4,522)	13,453
France	—	11,181	4,112	312	(2,281)	13,324
Rest of Northern Europe	5,103	6,066	2,155	892	(2,244)	11,972
Mediterranean
Spain	3,829	965	316	397	(821)	4,686
Egypt	5,461	463	24	525	(281)	6,192
Rest of Mediterranean	1,910	5,130	1,187	1,018	(1,122)	8,123
South America and the Caribbean
Colombia	8,911	4,102	1,351	897	(3,329)	11,932
Rest of South America and the Caribbean	12,832	3,337	619	703	(2,892)	14,599
Asia
Philippines	4,702	—	1	2	(1)	4,704
Rest of Asia	954	1,320	102	92	(38)	2,430
Others	—	—	—	15,153	(7,336)	7,817

Total	$95,253	74,036	29,506	51,913	(53,672)	197,036

2011	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$28,215	12,618	2,387	10,477	(11,260)	42,437
United States	11,772	11,811	6,868	10,213	(7,991)	32,673
Northern Europe
United Kingdom	3,377	5,942	5,315	8,714	(7,591)	15,757
Germany	5,156	6,797	4,143	3,609	(4,745)	14,960
France	—	11,853	4,092	362	(2,137)	14,170
Rest of Northern Europe	6,155	6,917	2,184	1,207	(2,835)	13,628
Mediterranean
Spain	5,567	1,676	647	441	(1,297)	7,034
Egypt	5,917	490	26	197	(127)	6,503
Rest of Mediterranean	2,015	4,801	1,092	304	(489)	7,723
South America and the Caribbean
Colombia	6,600	2,779	486	774	(2,106)	8,533
Rest of South America and the Caribbean	11,164	3,037	449	813	(2,300)	13,163
Asia
Philippines	3,699	—	—	3	(45)	3,657
Rest of Asia	843	1,524	200	122	(92)	2,597
Others	—	—	—	14,689	(7,637)	7,052

Total	$90,480	70,245	27,889	51,925	(50,652)	189,887

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Net sales by product and geographic segment - continued

2010	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$27,911	11,233	1,622	10,723	(9,326)	42,163
United States	12,232	10,708	7,091	9,274	(7,800)	31,505
Northern Europe
United Kingdom	3,055	5,107	4,870	6,092	(4,804)	14,320
Germany	4,313	5,770	3,494	3,126	(4,043)	12,660
France	—	10,051	3,371	368	(1,611)	12,179
Rest of Northern Europe	4,874	5,459	1,924	1,088	(2,122)	11,223
Mediterranean
Spain	6,107	2,057	757	1,089	(2,107)	7,903
Egypt	7,050	702	41	413	(327)	7,879
Rest of Mediterranean	2,312	4,125	1,020	687	(1,069)	7,075
South America and the Caribbean
Colombia	5,612	2,021	283	626	(1,586)	6,956
Rest of South America and the Caribbean	10,139	2,732	337	404	(2,885)	10,727
Asia
Philippines	3,976	—	—	38	—	4,014
Rest of Asia	779	1,497	190	146	(100)	2,512
Others	—	—	—	7,661	(1,136)	6,525

Total	$88,360	61,462	25,000	41,735	(38,916)	177,641

5)	DEPRECIATION AND AMORTIZATION

Depreciation and amortization recognized during 2012, 2011 and 2010 is detailed as follows:

	2012	2011	2010
Depreciation and amortization expense related to assets used in the production process	$13,852	13,918	14,574
Depreciation and amortization expense related to assets used in administrative and selling activities	3,332	3,618	4,534

	$17,184	17,536	19,108

6)	OTHER EXPENSES, NET

Other expenses, net in 2012, 2011 and 2010, consisted of the following:

	2012	2011	2010
Restructuring costs	$(3,079)	(1,959)	(897)
Impairment losses (notes 12, 13B, 14 and 15)	(1,661)	(1,751)	(1,904)
Charitable contributions	(100)	(140)	(385)
Results from the sale of assets and others, net	(852)	(1,599)	(3,149)

	$(5,692)	(5,449)	(6,335)

During 2012, in connection with the 10-year services agreement with IBM (note 23C), CEMEX recognized one-time restructuring costs of approximately US$138 ($1,818), of which, approximately US$54 ($710) are related to severance payments for termination of employees’ employment. In 2011 and 2010, restructuring costs mainly refer to severance payments.

7)	OTHER FINANCIAL (EXPENSES) INCOME, NET

Other financial (expenses) income, net in 2012, 2011 and 2010, is detailed as follows:

	2012	2011	2010
Financial income	$620	489	483
Results from financial instruments, net (notes 13B and 16D)	178	(76)	(1,103)
Foreign exchange results	1,142	(1,919)	895
Effects of net present value on assets and liabilities and others, net	(963)	(708)	(798)

	$977	(2,214)	(523)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

8)	CASH AND CASH EQUIVALENTS

As of December 31, 2012 and 2011, consolidated cash and cash equivalents consisted of:

	2012	2011
Cash and bank accounts	$7,581	6,123
Fixed-income securities and other cash equivalents 1	4,897	10,005

	$12,478	16,128

1

As of December 31, 2011, this caption included approximately $4,103 relating to the reserve for the Mexican promissory notes (“Certificados Bursátiles” or “CBs”) (note 16A). As of December 31, 2012 and 2011, this caption included restricted deposits related to insurance contracts of approximately $239 and $425, respectively.

Based on net settlement agreements, the balance of cash and cash equivalents excludes deposits in margin accounts that guarantee several obligations of CEMEX of approximately $1,782 in 2012 and $4,010 in 2011, which were offset against the corresponding obligations of CEMEX with the counterparties, considering CEMEX’s right, ability and intention to settle the amounts on a net basis.

9)	TRADE ACCOUNTS RECEIVABLE

As of December 31, 2012 and 2011, consolidated trade accounts receivable consisted of:

	2012	2011
Trade accounts receivable	$25,464	28,376
Allowances for doubtful accounts	(1,766)	(2,171)

	$23,698	26,205

As of December 31, 2012 and 2011, trade accounts receivable include receivables of $10,792 (US$840) and $12,733 (US$912), respectively, that were sold under outstanding securitization programs for the sale of trade accounts receivable and/or factoring programs with recourse in Mexico, the United States, France and the United Kingdom. In October 2012, CEMEX terminated its program in Spain. Under the securitization programs, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable; therefore, the amounts received are recognized within “Other financial obligations.” Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The portion of the accounts receivable sold maintained as reserves amounted to $2,280 in 2012 and $3,181 in 2011. Therefore, the funded amount to CEMEX was $8,512 (US$662) in 2012 and $9,552 (US$684) in 2011. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately $368 (US$28) in 2012, $390 (US$31) in 2011 and $368 (US$29) in 2010. CEMEX’s securitization programs are negotiated for specific periods and may be renewed at their maturity. The securitization programs outstanding as of December 31, 2012 in Mexico, the United States, France and the United Kingdom, were initiated or renewed during 2011 and mature in October 2015, May 2013, March 2013 and March 2013, respectively.

Allowances for doubtful accounts are established according to the credit history and risk profile of each customer. Changes in the valuation of allowance for doubtful accounts in 2012, 2011 and 2010, were as follows:

	2012	2011	2010
Allowances for doubtful accounts at beginning of period	$2,171	2,246	2,571
Charged to selling expenses	372	338	353
Deductions	(595)	(695)	(609)
Business combinations	—	82	2
Foreign currency translation effects	(182)	200	(71)

Allowances for doubtful accounts at end of period	$1,766	2,171	2,246

10)	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2012 and 2011, consolidated other accounts receivable consisted of:

	2012	2011
Non-trade accounts receivable 1	$2,321	1,964
Interest and notes receivable 2	2,721	2,284
Loans to employees and others	171	191
Refundable taxes	1,026	819

	$6,239	5,258

1	Non-trade accounts receivable are mainly attributable to the sale of assets.
2

Includes $171 in 2012 and $185 in 2011, representing the short-term portion of the investment arising from the settlement of derivative instruments related to perpetual debentures issued by CEMEX (notes 16C and 20D)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

11)	INVENTORIES

As of December 31, 2012 and 2011, consolidated balances of inventories are summarized as follows:

	2012	2011
Finished goods	$5,934	6,437
Work-in-process	2,819	2,597
Raw materials	2,980	3,219
Materials and spare parts	4,523	5,328
Inventory in transit	820	517
Allowance for obsolescence	(591)	(444)

	$16,485	17,654

For the years ended December 31, 2012, 2011 and 2010, CEMEX recognized in the statements of operations, inventory impairment losses of approximately $44, $19 and $17, respectively.

12)	OTHER CURRENT ASSETS

As of December 31, 2012 and 2011, consolidated other current assets consisted of:

	2012	2011
Advance payments	$2,228	1,946
Assets held for sale	2,193	2,007

	$4,421	3,953

As of December 31, 2012 and 2011, advance payments include $18 and $549, respectively, associated with advances to suppliers of inventory (note 2G). Assets held for sale are stated at their estimated realizable value and include real estate properties received in payment of trade receivables as well as other assets held for sale.

During 2012, 2011 and 2010, CEMEX recognized within “Other expenses, net” impairment losses in connection with assets held for sale of approximately $595, $190 and $420, respectively. Of such 2012 impairment losses, approximately $123 (US$9) related to the amount of goodwill that was written-off due to the decision to classify these assets as held for sale (note 15A).

13)	INVESTMENTS IN ASSOCIATES, OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

13A)	INVESTMENTS IN ASSOCIATES

As of December 31, 2012 and 2011, the main investments in shares of associates were as follows:

	Activity	Country	%	2012	2011
Control Administrativo Mexicano, S.A. de C.V.	Cement	Mexico	49.0	$4,471	4,566
Camcem, S.A. de C.V.	Cement	Mexico	10.3	476	486
AB Akmenés cementas	Cement	Lithuania	33.9	399	391
ABC Capital, S.A. Institución de Banca Múltiple 1	Financing	Mexico	49.0	369	371
Trinidad Cement Ltd	Cement	Trinidad	20.0	252	548
Société Méridionale de Carrières	Aggregates	France	33.3	213	253
Société d’Exploitation de Carrières	Aggregates	France	50.0	172	202
Lehigh White Cement Company	Cement	United States	24.5	162	160
Industrias Básicas, S.A	Cement	Panama	25.0	121	129
Société des Ciments Antillais	Cement	French Antilles	26.0	70	136
Other companies	–	–	—	1,274	1,291

				$7,979	8,533

Out of which:
Book value at acquisition date				$2,420	2,627
Changes in stockholders’ equity				$5,559	5,906

1	Formerly ABC Capital, S.A. de C.V.S.O.F.O.M. until October 2, 2011.

As of December 31, 2012 and 2011, there were no put options outstanding for the purchase of non-controlling interests and/or investments in associates.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Investments in associates - continued

In April 2010, CEMEX announced its plans to contribute up to US$100 million for a non-controlling interest in a vehicle originally named Blue Rock Cement Holdings S.A. which is now named TRG Blue Rock HBM Holdings S.à.r.l. (“Blue Rock - TRG”) that would invest in the cement and related industries. Blue Rock-TRG is managed by The Rohatyn Group and BK Cement Ltd. Depending on funds raised from third-party investors and the availability of financing, Blue Rock - TRG may decide to invest in different assets in the cement industry and/or related industries and/or enter into operating contracts providing for CEMEX’s assistance in the development, building and operation of the invested assets, if any. As of December 31, 2012, different projects were being considered but CEMEX did not have any investment in Blue Rock - TRG.

Equity in net income (loss) of associates by geographic operating segment in 2012, 2011 and 2010 is detailed as follows:

	2012	2011	2010
Mexico	$92	(53)	32
United States	343	(204)	(648)
Northern Europe	157	146	78
Mediterranean	(90)	(8)	(3)
Corporate and Others	226	(215)	54

	$728	(334)	(487)

Combined condensed balance sheet information of CEMEX’s associates as of December 31, 2012 and 2011 is set forth below:

	2012	2011
Current assets	$14,302	15,728
Non-current assets	38,533	42,196

Total assets	52,835	57,924

Current liabilities	7,546	7,912
Non-current liabilities	17,420	21,190

Total liabilities	24,966	29,102

Total net assets	$27,869	28,822

Combined selected information of the statements of operations of CEMEX’s associates in 2012, 2011 and 2010 is set forth below:

	2012	2011	2010
Sales	$11,693	15,736	18,798
Operating earnings	1,160	1,118	1,233
Income (loss) before income tax	531	(846)	608
Net income (loss)	517	(402)	444

13B)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2012 and 2011, consolidated other investments and non-current accounts receivable were summarized as follows:

	2012	2011
Non-current portion of valuation of derivative financial instruments	$4,279	1,787
Non-current accounts receivable and other investments 1	3,744	5,926
Investments available-for-sale 2	211	2,572
Investments held for trading 3	366	310

	$8,600	10,595

1

Includes, among other items: a) advances to suppliers of fixed assets of approximately $86 in 2012 and $216 in 2011; and b) a restricted investment used to pay coupons under the perpetual debentures (note 20D), of approximately $490 in 2012 and $632 in 2011. CEMEX recognized impairment losses of non-current accounts receivable in the United States of approximately $90 in 2012, in the Caribbean and in the United States of approximately $167 in 2011 and in the United States of approximately $129 in 2010 (note 6).

2

This line item includes: a) an investment in CPOs of Axtel, S.A.B. de C.V. (“Axtel”) of approximately $211 in 2012 and $59 in 2011; and b) notes issued by Petróleos de Venezuela, S.A. (“PDVSA”) with a notional amount of approximately US$203 ($2,834) in 2011 and a fair value of approximately US$180 ($2,513). During 2012 and 2011, changes in valuation of these investments generated losses of approximately $102 and $93, respectively, recognized as part of other comprehensive loss within other equity reserves. In 2012, upon disposal of the PDVSA notes, CEMEX recognized a net gain of approximately $169 as part of other financial (expense) income, net, including the effects recognized within other comprehensive income in prior years

3	This line item refers to investments in private funds. In 2012 and 2011, no contributions were made to such private funds.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Nationalization of CEMEX Venezuela

In connection with the expropriation in 2008 of all businesses, assets and shares of CEMEX in Venezuela by the Government of Venezuela, and after an international arbitration process with the International Centre for Settlement of Investment Disputes (“ICSID”), on December 13, 2011, CEMEX and the Government of Venezuela concluded a settlement agreement pursuant to which CEMEX received compensation for the expropriation of CEMEX Venezuela and administrative services provided after the expropriation in the form of: (i) a cash payment of US$240; and (ii) notes issued by PDVSA, with nominal value and interest income to maturity totaling approximately US$360. Additionally, as part of the settlement, all intercompany payments due from or to CEMEX Venezuela to and from CEMEX were cancelled, resulting in the cancellation for CEMEX of accounts payable, net of approximately US$154. Pursuant to this settlement agreement, CEMEX and the Government of Venezuela agreed to withdraw the ICSID arbitration as well as other then outstanding legal proceedings. As a result of this settlement, CEMEX cancelled the book value of its net assets in Venezuela of approximately US$503 and recognized a settlement gain in the statement of operations for 2011 of approximately US$25, recognized within other expenses, net, which includes the write-off of the currency translation effects accrued in equity.

14)	PROPERTY, MACHINERY AND EQUIPMENT

As of December 31, 2012 and 2011, consolidated property, machinery and equipment and the changes in such line item during 2012, 2011 and 2010, were as follows:

	2012
	Land and mineral reserves 1	Buildings 1	Machinery and equipment 2	Construction in progress	Total
Cost at beginning of period	$81,135	43,824	183,682	14,976	323,617
Accumulated depreciation and depletion	(5,817)	(11,911)	(72,180)	—	(89,908)

Net book value at beginning of period	75,318	31,913	111,502	14,976	233,709
Capital expenditures	1,339	1,579	4,981	—	7,899
Additions through capital leases	—	813	1,212	—	2,025
Capitalization of financial expense	—	—	—	102	102

Total additions	1,339	2,392	6,193	102	10,026
Disposals 3	(1,548)	(397)	(1,451)	15	(3,381)
Reclassifications 4	(742)	(97)	(261)	(2)	(1,102)
Depreciation and depletion for the period	(1,116)	(1,691)	(11,264)	—	(14,071)
Impairment losses	(131)	(31)	(380)	—	(542)
Foreign currency translation effects	(4,955)	(4,476)	(2,092)	(815)	(12,338)

Cost at end of period	75,198	40,316	176,720	14,276	306,510
Accumulated depreciation and depletion	(7,033)	(12,703)	(74,473)	—	(94,209)

Net book value at end of period	$68,165	27,613	102,247	14,276	212,301

	2011
	Land and mineral reserves 1	Buildings 1	Machinery and equipment 2	Construction in progress	Total	2010
Cost at beginning of period	$75,149	39,008	165,170	13,016	292,343	310,496
Accumulated depreciation and depletion	(4,446)	(8,990)	(57,636)	—	(71,072)	(64,373)

Net book value at beginning of period	70,703	30,018	107,534	13,016	221,271	246,123
Capital expenditures	74	397	5,472	—	5,943	6,875
Additions through capital leases	4	—	1,515	—	1,519	—
Capitalization of financial expense	—	—	—	115	115	88

Total additions	78	397	6,987	115	7,577	6,963
Disposals 3	(1,251)	(654)	(1,185)	261	(2,829)	(2,797)
Reclassifications 4	—	—	—	—	—	1,169
Business combinations (note 15A)	1,157	615	2,388	1,006	5,166	38
Depreciation and depletion for the period	(1,461)	(1,630)	(11,366)	—	(14,457)	(15,337)
Impairment losses	(667)	(85)	(497)	—	(1,249)	(1,161)
Foreign currency translation effects	6,759	3,252	7,641	578	18,230	(13,727)

Cost at end of period	81,135	43,824	183,682	14,976	323,617	292,343
Accumulated depreciation and depletion	(5,817)	(11,911)	(72,180)	—	(89,908)	(71,072)

Net book value at end of period	$75,318	31,913	111,502	14,976	233,709	221,271

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Properties, machinery and equipment - continued

1

Includes corporate buildings and related land sold to financial institutions during 2012 and 2011, which were leased back, without incurring any change in the carrying amount of such assets or gain or loss on the transactions. The aggregate carrying amount of these assets as of December 31, 2012 and 2011 was approximately $1,657 and $554, respectively.

2	Includes assets, mainly mobile equipment, acquired in 2012 and 2011 through capital leases, which carrying amount as of December 31, 2012 and 2011 was approximately $2,025 and $1,519, respectively.
3

In 2012, includes sales of non-strategic fixed assets in Mexico, the United Kingdom and the United States for $1,160, $1,129 and $384, respectively. In 2011, includes sales of non-strategic fixed assets in the United Kingdom, Mexico and the United States for $424, $567 and $968, respectively. In 2010, includes sales of non-strategic fixed assets in the United States and Mexico for $1,140 and $749, respectively.

4

In 2012, due to decision to dispose of certain components of CGUs in the United States, CEMEX reclassified approximately $1,102 of fixed assets associated with such CGUs to assets held for sale (note 12). The reclassified assets were recognized at fair value less cost to sale. In 2010, refers to the capitalization of advances to suppliers of fixed assets during the period.

CEMEX has significant balances of property, machinery and equipment. As of December 31, 2012 and 2011, the consolidated balances of property, machinery and equipment, net, represented approximately 44.3% and 43.1%, respectively, of CEMEX’s total consolidated assets. As a result of impairment tests conducted on several CGUs considering certain triggering events, mainly: a) the closing and/or reduction of operations of cement and ready-mix concrete plants resulting from adjusting the supply to current demand conditions; and b) the transferring of installed capacity to more efficient plants, for the years ended December 31, 2012, 2011 and 2010, CEMEX adjusted the related fixed assets to their estimated value in use in those circumstances in which the assets would continue in operation based on estimated cash flows during the remaining useful life, or to their realizable value, in case of permanent shut down, and recognized impairment losses (note 2K) during 2012, 2011 and 2010 in the following countries and for the following amounts:

	2012	2011	2010
Ireland	$64	790	91
Mexico	203	101	138
United Kingdom	—	84	—
Latvia	38	68	—
Colombia	—	46	—
Poland	3	29	76
Germany	128	21	103
Thailand	—	15	136
United States	71	11	500
Other countries	35	84	117

	$542	1,249	1,161

As of December 31, 2012, there were no items of property, machinery and equipment related to CGUs that due to impairment indicators, such as the reduction of operations and/or the extended economic slowdown in the respective country, were subject to impairment tests and presented relative impairment risk in that their value in use exceeded by only 10% or less their respective carrying amounts. As of December 31, 2011, the CGU that presented relative impairment risk was as follows:

	Related assets	2011
Country		Excess of value in use over carrying amount	Discount rate	Average remaining useful life
United States	Machinery and equipment	$105	10.7%	21 years

As of December 31, 2011, in connection with the items of property, machinery and equipment mentioned in the table above that presented relative impairment risk, the impairment charges resulting from the sensitivity analysis that would have resulted from a reasonable independent change in each of the relevant variables used to determine the related assets’ value in use would have been as follows:

	2011
	Sensitivity analysis impact of described change in assumptions
Country	Excess of value in use over carrying amount	Recognized impairment losses	Discount rate + 1pt	Remaining useful live – 10%
United States	$105	—	(105)	—

As of December 31, 2011, CEMEX believed that the estimated useful lives of the assets subject to the impairment test above were reasonable. With respect to the discount rate, such rate is linked to the global cost of capital, which may increase in the future, subject to economic conditions in the respective country.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

15)	GOODWILL AND INTANGIBLE ASSETS

15A)	BALANCES AND CHANGES DURING THE PERIOD

As of December 31, 2012 and 2011, consolidated goodwill, intangible assets and deferred charges were summarized as follows:

	2012			2011
	Cost	Accumulated amortization	Carrying amount	Cost	Accumulated amortization	Carrying amount
Intangible assets of indefinite useful life:
Goodwill	$142,444	—	142,444	$152,674	—	152,674
Intangible assets of definite useful life:
Extraction rights	27,685	(2,242)	25,443	29,839	(2,307)	27,532
Industrial property and trademarks	429	(76)	353	4,012	(3,000)	1,012
Customer relations	4,862	(2,606)	2,256	5,172	(2,324)	2,848
Mining projects	1,642	(300)	1,342	2,083	(402)	1,681
Others intangible assets	14,068	(12,384)	1,684	16,872	(13,557)	3,315

	$191,130	(17,608)	173,522	$210,652	(21,590)	189,062

The amortization of intangible assets of definite useful life was approximately $3,113 in 2012, $3,079 in 2011 and $3,771 in 2010, and was recognized within operating costs and expenses.

Goodwill

Changes in consolidated goodwill in 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Balance at beginning of period	$152,674	135,822	144,190
Business combinations	—	14	81
Disposals and cancellations 1	(323)	—	(83)
Reclassification to assets held for sale 2	(212)	—	—
Impairment losses (note 15C) 3	—	(145)	(189)
Foreign currency translation effects	(9,695)	16,983	(8,177)

Balance at end of period	$142,444	152,674	135,822

1

In 2012, due to the decision to transfer certain milling assets from Spain to Colombia, CEMEX cancelled approximately $323 of goodwill in Spain associated with the original acquisition of the entity that held the assets against other expenses, net.

2

In 2012, due to the classification of certain CGUs in the United States to assets held for sale, considering the historical average Operating EBITDA generation of such CGUs, CEMEX allocated approximately $212 of goodwill related to the groups of CGUs to which goodwill had been allocated in such country to the fair value less cost to sale associated with such assets recognized in assets held for sale (note 12).

3

In 2011 and 2010, based on impairment tests made during the last quarter of such years, CEMEX recognized within “Other expenses, net” goodwill impairment losses in connection with the CGUs to which goodwill had been allocated in Latvia for approximately $145 (US$12) in 2011, and in Puerto Rico for approximately $189 (US$15) in 2010. The impairment losses in such countries represented 100% of the amount of goodwill allocated to such CGUs. In 2012, there were no impairment losses of goodwill (note 15C).

Intangible assets of definite life

Changes in intangible assets of definite life in 2012, 2011 and 2010 were as follows:

	2012
	Extraction rights	Industrial property and trademarks	Customer relations	Mining projects	Others 1	Total
Balance at beginning of period	$27,532	1,012	2,848	1,681	3,315	36,388
Additions (disposals), net 1	(4)	(513)	134	263	(265)	(385)
Amortization	(446)	(373)	(512)	(69)	(1,713)	(3,113)
Impairment losses	(42)	—	—	—	(69)	(111)
Foreign currency translation effects	(1,597)	227	(214)	(533)	416	(1,701)

Balance at end of period	$25,443	353	2,256	1,342	1,684	31,078

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Intangible assets of definite life - continued

	2011
	Extraction rights	Industrial property and trademarks	Customer relations	Mining projects	Others 1	Total	2010
Balance at beginning of period	$25,225	1,267	2,991	1,342	3,881	34,706	41,338
Business combinations	—	—	—	—	6	6	48
Additions (disposals), net 1	61	92	11	117	340	621	(287)
Amortization	(386)	(506)	(463)	(86)	(1,638)	(3,079)	(3,771)
Impairment losses	—	—	—	—	—	—	(5)
Foreign currency translation effects	2,632	159	309	308	726	4,134	(2,617)

Balance at end of period	$27,532	1,012	2,848	1,681	3,315	36,388	34,706

1

As of December 31, 2012 and 2011, “Others” includes the carrying amount of internal-use software of approximately $204 and $711, respectively. Capitalized direct costs incurred in the development stage of internal-use software, such as professional fees, direct labor and related travel expenses, amounted to approximately $352 in 2012, $501 in 2011 and $30 in 2010.

When impairment indicators exist, for each intangible asset, CEMEX determines its projected revenue streams over the estimated useful life of the asset. In order to obtain discounted cash flows attributable to each intangible asset, such revenues are adjusted for operating expenses, changes in working capital and other expenditures, as applicable, and discounted to net present value using the risk adjusted discount rate of return. Significant management judgment is necessary to determine the appropriate valuation method and estimates under the key assumptions, among which are: a) the useful life of the asset; b) the risk adjusted discount rate of return; c) royalty rates; and d) growth rates. Assumptions used for these cash flows are consistent with internal forecasts and industry practices.

The fair values of intangible assets are very sensitive to changes in the significant assumptions used in their calculation. Certain key assumptions are more subjective than others. In respect of trademarks, CEMEX considers the royalty rate, which is key in the determination of revenue streams, as the most subjective assumption. In respect of extraction rights and customer relationships, the most subjective assumptions are revenue growth rates and estimated useful lives. CEMEX validates its assumptions through benchmarking with industry practices and the corroboration of third party valuation advisors.

15B)	MAIN ACQUISITIONS AND DIVESTITURES DURING THE REPORTED PERIODS

In 2005, CEMEX and Ready Mix USA formed two joint ventures: a) CEMEX Southeast, LLC, a joint venture that was 50.01% owned and consolidated by CEMEX, and was comprised of the Demopolis cement plant in Alabama and the Clinchfield cement plant in Georgia, with a combined annual installed capacity of 1.7 million tons, and 12 cement terminals; and b) Ready Mix USA LLC, a joint venture that was 50.01% owned and consolidated by Ready Mix USA, and was comprised of 10 sand and gravel pits, 149 concrete plants and 20 block plants located in the states of Arkansas, Mississippi, Tennessee, Alabama, Georgia, and Florida.

Starting on June 30, 2008, Ready Mix USA had the right, but not the obligation, to sell (or put) its interests in both joint ventures to CEMEX. On September 30, 2010, Ready Mix USA exercised this put option. As a result of Ready Mix USA’s exercise of its put option and after performance of the obligations by both parties under the put option agreement, on August 12, 2011, through the payment of approximately US$352 ($4,914), CEMEX acquired its former joint venture partner’s interests in CEMEX Southeast, LLC and Ready Mix USA, LLC, including a non-compete and a transition services agreement. In accordance with the joint venture agreements, from the date in which Ready Mix USA exercised its put option until CEMEX’s acquisition date, Ready Mix USA continued to control and manage Ready Mix USA, LLC. Nonetheless, based on IAS 27, and considering the existence of a settlement price that could have been paid any time until September 30, 2011 at CEMEX election and potential voting rights, Ready Mix USA LLC was consolidated beginning March 31, 2011. Upon consolidation, the purchase price was assigned to each joint venture proportionately to CEMEX’s relative contribution interest in CEMEX Southeast, LLC and Ready Mix USA, LLC, considering the original fair values as of the dates of the 2005 agreements. During 2011, the acquisition of the non-controlling interest in CEMEX Southeast, LLC, fully consolidated by CEMEX as of the acquisition date, and the non-controlling interest in Ready Mix USA, LLC, generated a gain of approximately US$24 ($316) resulting mainly to the measurement at fair value of CEMEX’s previously held equity interest in Ready Mix USA, LLC, and was recognized within “Other expenses, net.” The consolidated financial statements of CEMEX as of December 31, 2011 included the balance sheet of Ready Mix USA, LLC as of December 31, 2011, based on the best estimate of the fair value of its net assets as of the acquisition date of approximately $4,487, including cash and cash equivalents of approximately $912 and debt of approximately $1,352, and its results of operations for the nine-month period ended December 31, 2011. During 2012, after conclusion of the purchase price allocation, there were changes in the value of certain assets and liabilities, none of which were individually significant, which decreased the aggregate gain on purchase by approximately US$1 ($13).

On November 15, 2012, as described in note 20D, CEMEX sold a non-controlling interest of 26.65% in CEMEX Latam Holdings, S.A., a direct subsidiary of CEMEX España, for a net amount of approximately US$960 ($12,336).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Main acquisitions and divestitures during the reported periods - continued

On October 12, 2012, in a private transaction, CEMEX made the final payment in connection with the acquisition, initiated in April 2012 from third parties, of the 49% non-controlling interest in an indirect holding company of Global Cement, S.A., CEMEX’s main operating subsidiary in Guatemala, for a total amount including the final payment of approximately US$54 ($694), recognizing within “Other equity reserves” a loss of approximately US$32 ($411).

On May 17, 2012, through a public tender offer commenced on March 12, 2012, and after compliance with applicable regulations in the Republic of Ireland, Readymix Investments, an indirect subsidiary of CEMEX España, acquired all the shares of Readymix plc (“Readymix”), CEMEX’s main operating subsidiary in the Republic of Ireland, for €0.25 per share in cash. The acquisition price for the 38.8% non-controlling interest in Readymix was approximately €11 (US$15 or $187). The listing and trading of Readymix’s shares on the Irish Stock Exchange was cancelled beginning on May 18, 2012.

15C)	ANALYSIS OF GOODWILL IMPAIRMENT

As of December 31, 2012 and 2011, goodwill balances allocated by operating segment were as follows:

	2012	2011
United States	$109,326	117,867
Mexico	6,369	6,369
Northern Europe
United Kingdom	4,552	4,647
France	3,451	3,690
Rest of Northern Europe 1	297	420
Mediterranean
Spain	8,660	9,549
United Arab Emirates	1,371	1,383
Egypt	231	231
South America and the Caribbean
Colombia	5,510	5,628
Dominican Republic	201	214
Rest of South America and the Caribbean 2	733	775
Asia
Philippines	1,389	1,513
Others
Other operating segments 3	354	388

	$142,444	152,674

1	This caption refers to the operating segments in the Czech Republic and Latvia.
2	This caption refers to the operating segments in the Caribbean, Argentina, Costa Rica and Panama.
3	This caption is primarily associated with Neoris N.V., CEMEX’s subsidiary in the information technology and software development business.

CEMEX is engaged in the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials. The geographic operating segments reported by CEMEX (note 4) represent CEMEX’s groups of CGUs to which goodwill has been allocated for purposes of testing goodwill for impairment. Correspondingly, each of CEMEX’s geographic operating segments is comprised of CEMEX’s operations in a country. Each country or operating segment is, in turn, comprised of a lower level of cash-generating units, which are not larger than an operating segment, identified by CEMEX as geographical zones within the country in which all main business activities are conducted. For purposes of goodwill impairment tests, all cash-generating units within a country are aggregated, as goodwill is allocated at that level. In order to arrive at these conclusions, CEMEX evaluated: a) that after the acquisition, goodwill is allocated at the level of the reportable operating segment and represents the lowest level within CEMEX at which goodwill is monitored for internal management purposes and reflects the way CEMEX manages its operations and allocates resources; b) that the cash-generating units that comprise the reported segment have similar economic characteristics; c) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information systems; d) the homogeneous nature of the items produced and traded in each cash-generating unit, which are all used by the construction industry; e) the vertical integration in the value chain of the products comprising each component; f) the type of clients, which are substantially similar in all components; g) the operative integration among components; and h) that the compensation system of a specific country is based on the consolidated results of the geographic operating segment and not on the particular results of the components. Considering materiality for disclosure purposes, in note 15C, certain balances of goodwill were presented for Rest of Northern Europe or Rest of South America and the Caribbean, but this does not represent that goodwill was tested at a level higher than for operations in an individual country.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Analysis of goodwill impairment - continued

Impairment tests are significantly sensitive to, among other factors, the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the long-term growth rates applied. CEMEX’s cash flow projections to determine the value in use of its CGUs to which goodwill has been allocated consider the use of long-term economic assumptions. CEMEX believes that its discounted cash flow projections and the discount rates used reasonably reflect current economic conditions at the time of the calculations, considering, among other factors that: a) the cost of capital reflects current risks and volatility in the markets; and b) the cost of debt represents the average of industry specific interest rates observed in recent transactions. Other key assumptions used to determine CEMEX’s discounted cash flows are volume and price increases or decreases by main product during the projected periods. Volume increases or decreases generally reflect forecasts issued by trustworthy external sources, occasionally adjusted based on CEMEX’s actual backlog, experience and judgment considering its concentration in certain sectors, while price changes normally reflect the expected inflation in the respective country. Operating costs and expenses during all periods are maintained as a fixed percent of revenues considering historic performance.

During the last quarter of 2012, 2011 and 2010, CEMEX performed its annual goodwill impairment test. Based on these analyses, in 2012 CEMEX did not determine impairment losses of goodwill, whereas, in 2011 and 2010, CEMEX determined impairment losses of goodwill for approximately $145 (US$12) and $189 (US$15), respectively, associated with CEMEX’s groups of CGUs to which goodwill has been allocated in Latvia in 2011 and Puerto Rico in 2010, in both cases representing 100% of the goodwill balance associated with such countries. The estimated impairment losses are mainly attributable to market dynamics in these countries and their position in their business economic cycles. In both countries, their net book value exceeded their respective recoverable amount.

As of December 31, 2012, 2011 and 2010, CEMEX’s pre-tax discount rates and long-term growth rates used to determine the discounted cash flows in the group of CGUs with the main goodwill balances, were as follows:

	Discount rates			Growth rates
Groups of CGUs	2012	2011	2010	2012	2011	2010
United States	9.9%	10.7%	10.0%	2.5%	2.5%	2.5%
Spain	11.5%	12.0%	11.2%	2.5%	2.5%	2.5%
Mexico	10.7%	11.4%	11.0%	3.0%	2.5%	2.5%
Colombia	10.7%	11.6%	11.1%	3.5%	2.5%	2.5%
France	10.3%	11.5%	10.7%	1.9%	2.5%	2.5%
United Arab Emirates	13.3%	13.9%	11.7%	3.6%	2.5%	2.5%
United Kingdom	10.3%	11.0%	10.7%	2.7%	2.5%	2.5%
Egypt	13.5%	13.0%	11.9%	4.0%	2.5%	2.5%
Range of rates in other countries	11.1% - 13.3%	11.8% - 14.0%	10.5% - 14.9%	3.4% - 4.0%	2.5%	2.5%

As of December 31, 2012, the discount rates used by CEMEX in its cash flows projections decreased by an average 5% from the values determined in 2011, mainly as a result of a reduction in the industry specific average cost of debt observed in 2012, as compared to the prior year. In respect to long-term growth rates, following general practice under IFRS, in 2012, CEMEX started the use of country specific rates.

In connection with CEMEX’s assumptions included in the table above, as of December 31, 2012 and 2011, CEMEX made sensitivity analyses to changes in assumptions, affecting the value in use of all groups of CGUs with an independent reasonable possible increase of 1% in the pre-tax discount rate, and an independent possible decrease of 1% in the long-term growth rate. In addition, CEMEX performed cross-check analyses for reasonableness of its results using multiples of Operating EBITDA. In order to arrive at these multiples, which represent a reasonableness check of CEMEX’s discounted cash flow model, CEMEX determined a weighted average of multiples of Operating EBITDA to enterprise value observed in the industry. The average multiple was then applied to a stabilized amount of Operating EBITDA and the result was compared to the corresponding carrying amount for each group of CGUs to which goodwill has been allocated. As of December 31, 2012 and 2011, CEMEX considered an industry weighted average Operating EBITDA multiple of 10.3 times and 9.6 times, respectively. CEMEX’s own Operating EBITDA multiples to enterprise value as of the same dates were 10.6 times in 2012 and 10 times in 2011. The lowest multiple observed in CEMEX’s benchmark as of December 31, 2012 and 2011 was 7.2 times and 6.2 times, respectively, and the highest being 21.3 times and 22.1 times, respectively.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Analysis of goodwill impairment - continued

As of December 31, 2012, the impairment charges resulting from the sensitivity analyses that would have resulted from an independent change of each one of the variables and/or by the use of multiples of Operating EBITDA, regarding the operating segment that presented a relative impairment risk, would have been as follows:

As of December 31, 2012	Sensitivity analysis of described change in assumptions
(Amounts in millions)	Recognized impairment charges		Discount rate + 1pt	Long-term growth rate – 1pt	Multiples of Operating EBITDA
Spain	U.S.$	—	99	—	39
United Arab Emirates		—	8	—	—

CEMEX will continue to monitor the evolution of the specific CGUs to which goodwill has been allocated that present relative goodwill impairment risk and, in the event that the relevant economic variables and the related cash flows projections would be negatively affected, it may result in a goodwill impairment loss in the future. As of December 31, 2011 and 2010, CEMEX made the sensitivity analyses to changes in assumptions mentioned above.

CEMEX has experienced a significant decline in its market capitalization with respect to levels prior to the 2008 global crisis, which CEMEX believes is due to factors such as: a) the contraction of the construction industry in the United States, which has experienced a continued slow recovery after the crisis of 2008, that has significantly affected CEMEX’s operations in such country and consequently its overall generation of cash flows; b) CEMEX’s significant amount of consolidated debt and its operation over the last few years under the Financing Agreement (note 16A), has also significantly affected CEMEX’s valuation, considering the high uncertainty perceived by stakeholders regarding CEMEX’s odds of successfully achieving the different milestones established with its main creditors; and c) the transfer of capital during the last few years, mainly due to high volatility generated by liquidity problems in certain European countries, from variable income securities in developing countries such as Mexico to fixed income securities in developed countries such as the United States. The market price of CEMEX’s CPO has recovered significantly after CEMEX entering into the Facilities Agreement (note 16A). In dollar terms, CEMEX’s market capitalization increased by approximately 93% in 2012 compared to 2011, to approximately US$10.8 billion ($138.7 billion).

Goodwill allocated to the United States accounted for approximately 77% of CEMEX’s total amount of consolidated goodwill as of December 31, 2012 and 2011. In connection with CEMEX’s determination of value in use relative to its groups of CGUs in the United States as of December 31, 2011 and 2012, CEMEX has considered several factors, such as the historical performance of such operating segment, including operating losses in recent years, the long-term nature of CEMEX’s investment, the recent signs of recovery in the construction industry, the significant economic barriers for new potential competitors considering the high investment required, and the lack of susceptibility of the industry to technology improvements or alternate construction products, among other factors. CEMEX has also considered recent developments in its operations in the United States, such as the 20% and 7% increase in ready-mix concrete volumes in 2012 and 2011, respectively, and the 4% and 3% increase in 2012 and 2011, respectively, of ready-mix concrete prices, respectively, which are key drivers for cement consumption and CEMEX’s profitability, and which trends are expected to continue over the next few years, as anticipated in CEMEX’s cash flow projections.

In addition, as mentioned above, CEMEX performed a reasonableness test of the estimated value in use by performing a sensitivity analysis on key cash flow assumptions, and estimated the recoverable amount by using the method of multiples of Operating EBITDA.

Based on the above, considering economic assumptions that were verified for reasonableness with information generated by external sources, to the extent available, the value in use of the CEMEX’s operating segment in the United States exceeded the respective carrying amount for goodwill impairment test purposes as of December 31, 2012 and 2011. The additional sensitivity analyses were as follows:

Excess of value in use over carrying amount	2012		2011
Basic test	US$	3,933	4,114
Sensitivity to plus 1 percent point in discount rate		1,390	1,335
Sensitivity to minus 1 percent point in long-term growth		2,574	2,493
Excess of multiples of Operating EBITDA over carrying amount		1,106	781

As of December 31, 2012 and 2011, CEMEX considers that its combination of discount rate and long-term growth rate applied in the base model for its group of CGUs in the United States to which goodwill has been allocated reflect the particular risk factors existing as of the date of analysis.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

16)	FINANCIAL INSTRUMENTS

16A)	SHORT-TERM AND LONG-TERM DEBT

As of December 31, 2012 and 2011, CEMEX’s consolidated debt summarized by interest rates, currencies and type of instrument, was as follows:

	2012			2011
	Short-term	Long-term	Total	Short-term	Long-term	Total
Floating rate debt	$81	62,664	62,745	$2,997	106,943	109,940
Fixed rate debt	515	114,875	115,390	1,676	96,855	98,531

	$596	177,539	178,135	$4,673	203,798	208,471

Effective rate 1
Floating rate	5.5%	5.2%		5.0%	5.3%
Fixed rate	4.7%	9.0%		10.5%	8.4%

	2012				2011
Currency	Short-term	Long-term	Total	Effective rate 1	Short-term	Long-term	Total	Effective rate 1
Dollars	$486	144,582	145,068	7.8%	$310	156,055	156,365	6.9%
Euros	46	30,461	30,507	5.9%	93	44,357	44,450	5.9%
Pesos	15	2,392	2,407	8.8%	4,268	3,268	7,536	9.5%
Other currencies	49	104	153	4.6%	2	118	120	5.8%

	$596	177,539	178,135		$4,673	203,798	208,471

1	Represents the weighted average effective interest rate.

2012	Short-term	Long-term	2011	Short-term	Long-term
Bank loans			Bank loans
Loans in Mexico, 2013 to 2014	$—	1,088	Loans in Mexico, 2012 to 2014	$—	1,820
Loans in foreign countries, 2013 to 2018	2	3,770	Loans in foreign countries, 2012 to 2018	16	23,797
Syndicated loans, 2013 to 2017	—	49,972	Syndicated loans, 2012 to 2014	—	71,195

	2	54,830		16	96,812

Notes payable			Notes payable
Notes payable in Mexico, 2013 to 2017	—	568	Notes payable in Mexico, 2012 to 2017	—	4,647
Medium-term notes, 2013 to 2022	—	120,535	Medium-term notes, 2012 to 2020	—	104,440
Other notes payable, 2013 to 2025	80	2,120	Other notes payable, 2012 to 2025	124	2,432

	80	123,223		124	111,519

Total bank loans and notes payable	82	178,053	Total bank loans and notes payable	140	208,331
Current maturities	514	(514)	Current maturities	4,533	(4,533)

	$596	177,539		$4,673	203,798

Changes in consolidated debt for the years ended December 31, 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Debt at beginning of year	$208,471	194,394	210,446
Proceeds from new debt instruments	33,468	33,591	12,212
Debt repayments	(52,699)	(44,368)	(29,641)
Issuance of debt in exchange for perpetual notes	4,123	1,491	15,437
Increase (decrease) from business combinations	—	1,352	—
Foreign currency translation and inflation effects	(15,228)	22,011	(14,060)

Debt at end of year	$178,135	208,471	194,394

The most representative exchange rates for the financial debt are as follows:

	January 31, 2013	2012	2011	2010
Mexican pesos per dollar	12.70	12.85	13.96	12.36
Euros per dollar	0.7363	0.7576	0.7712	0.7499

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

The maturities of CEMEX’s consolidated long-term debt as of December 31, 2012, were as follows:

2012
2014	$7,346
2015	9,797
2016	22,391
2017	62,417
2018 and thereafter	75,588

$177,539

As of December 31, 2012, CEMEX had the following lines of credit, the majority of which are subject to the banks’ availability, at annual interest rates ranging between 2.14% and 10.0%, depending on the negotiated currency:

	Lines of credit	Available
Other lines of credit in foreign subsidiaries	$6,491	4,243
Other lines of credit from banks	456	—

	$6,947	4,243

Relevant debt transactions during 2012, 2011 and 2010

On September 17, 2012, CEMEX concluded the refinancing process of a substantial portion of its then outstanding debt under the Financing Agreement, as amended on several dates during 2009, 2010, 2011 and finally on September 17, 2012 (the “Financing Agreement”), with the completion of the Exchange Offer on September 17, 2012, as further described in this note 16.

On September 17, 2012, in connection with the Facilities Agreement described elsewhere in this note 16A, CEMEX issued US$500 aggregate principal amount of 9.5% senior secured notes due in 2018 (the “September 2012 Notes”). The September 2012 Notes were issued in exchange for loans and private placements outstanding under the Financing Agreement.

On October 12, 2012, through its subsidiary CEMEX Finance LLC, CEMEX closed the offering of US$1,500 aggregate principal amount of 9.375% senior secured notes due in 2022 (the “October 2012 Notes”). The October 2012 Notes, which were issued at par and will be callable commencing on their 5th anniversary, are unconditionally guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX España, S.A., New Sunward Holding B.V., CEMEX Concretos, S.A. de C.V., CEMEX Corp. and Empresas Tolteca de México, S.A. de C.V., as well as by CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK, and CEMEX Egyptian Investments B.V. ( jointly the “New Guarantors”), which also guarantee debt under the Facilities Agreement. The net proceeds from the offering, approximately US$1,489, were used to repay indebtedness under the Facilities Agreement, which allowed CEMEX to achieve the first debt repayment milestone thereunder of March 2013 and the reduction in the interest rate under such agreement by 25 basis points, as detailed in other section of this note 16A.

On March 23, 2012, through several exchange offers made on a private placement basis by CEMEX España’s Luxembourg branch, CEMEX finalized the issuance of: a) approximately €179 aggregate principal amount of 9.875% Euro-denominated senior secured notes due 2019; and b) approximately US$704 aggregate principal amount of 9.875% Dollar-denominated senior secured notes due 2019 (collectively, the “March 2012 Notes”), in exchange for approximately €470, or 53%, of its then outstanding Euro-denominated 4.75% notes due 2014, and approximately US$452, or 48%, in several series of its then aggregate outstanding perpetual debentures (note 20D). The March 2012 Notes are unconditionally guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., New Sunward Holding B.V. and the New Guarantors and share the same collateral that secures the Facilities Agreement and other senior secured debt having the benefit of such collateral. As a result of the private exchanges, CEMEX generated in 2012 a gain of approximately US$131 ($1,680), representing the difference between the notional amount of the March 2012 Notes, and the several series of the reacquired and cancelled perpetual debentures, which was recognized within “Other equity reserves.”

During December 2011, CEMEX exchanged through market transactions a portion of the PDVSA notes received in payment from the Government of Venezuela (note 13B), for perpetual debentures and debt instruments issued by CEMEX subsidiaries. In addition, during the same month, CEMEX received from a third party, as a settlement of an account receivable, the equity interest of an entity whose assets where mainly comprised by perpetual debentures and debt instruments issued by CEMEX subsidiaries. As a result, as of December 31, 2011, CEMEX cancelled in its balance sheet a portion of several series of its subsidiaries’ debt instruments, held by the newly acquired entity and its other subsidiaries, for an aggregate notional amount of approximately $977, including portions of the 9.25% Dollar-denominated senior secured notes due 2020 and portions of the April 2011 Notes, described below, as well as portions of several series of perpetual debentures (note 20D) for an aggregate notional amount of approximately $3,029, among others. Considering the difference between the fair value of the instruments and their notional amount, as part of this cancellation, CEMEX recognized gains, net of certain commissions, of approximately $1,630, of which, approximately $239 associated with CEMEX’s debt instruments, were recognized within other expenses, net, and approximately $1,391 associated with the perpetual debentures, were recognized in stockholders’ equity as part of other equity reserves.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Relevant debt transactions during 2012, 2011 and 2010 - continued

As of December 31, 2010 and 2011, in connection with its obligations under the Financing Agreement, which is described within this note 16A, CEMEX had already paid 35.4% of the original principal amount, or approximately US$5,263, of debt under the Financing Agreement and 51.0% of the original principal amount, or approximately US$7,571, of debt under the Financing Agreement, respectively. These repayments exceeded the scheduled amortizations of 19.1%, or approximately US$2,837 by December 15, 2010, and 33.1%, or approximately US$4,918 by December 15, 2011. Through these repayments, CEMEX avoided a 0.5% increase in the interest rate of debt under the Financing Agreement beginning in January 2012 and addressed all maturities under the Financing Agreement until December 2013.

On July 11, 2011, CEMEX, S.A.B. de C.V. closed the reopening of the January 2011 Notes, described below, and issued US$650 aggregate principal amount of additional notes at 97.616% of face value plus any accrued interest. CEMEX used the net proceeds from the reopening for general corporate purposes and the repayment of debt, including debt under the Financing Agreement.

On April 5, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$800 aggregate principal amount of Floating Rate Senior Secured Notes due in 2015 (the “April 2011 Notes”), which were issued at 99.001% of face value. The April 2011 Notes are unconditionally guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A. and the New Guarantors. The net proceeds from the offering, approximately US$788, were used to repay indebtedness under the Financing Agreement.

On March 4, 2011, a CEMEX subsidiary closed a private exchange transaction whereby it exchanged approximately €119 aggregate principal amount of 6.277% perpetual debentures for approximately US$125 ($1,491) aggregate principal amount of new 9.25% Dollar-denominated senior secured notes due 2020, described below. As a result of the private exchange, approximately €119 in aggregate principal amount of the 6.277% Perpetual Debentures were cancelled, generating in 2011 a gain of approximately $446, representing the difference between the notional amount of the reacquired perpetual debentures and the new senior secured notes, which was recognized within “Other equity reserves.”

On January 11, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$1,000 aggregate principal amount of its 9.0% senior secured notes due in 2018 (the “January 2011 Notes”), which were issued at 99.364% of face value, and are callable beginning on their fourth anniversary. The January 2011 Notes share the collateral pledged to the lenders under the Facilities Agreement and other senior secured indebtedness having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A. and the New Guarantors.

In May 2010, CEMEX exchanged at a discount, part of each series of its perpetual debentures (note 20D) into new senior secured notes as follows: (1) US$1,067 senior secured notes denominated in Dollars maturing in May 2020, with an annual coupon of 9.25% and callable commencing on the fifth anniversary of their issuance; and (2) €115 (US$153) senior secured notes denominated in Euros maturing in May 2017, with an annual coupon of 8.875% and callable commencing on the fourth anniversary of their issuance. The senior secured notes, issued by the Luxembourg branch of CEMEX España, S.A., are fully guaranteed by CEMEX, S.A.B. de C.V., CEMEX México S.A. de C.V., New Sunward Holding B.V. and the New Guarantors. As a result of the exchange, CEMEX generated a gain of approximately $5,401 (US$437), representing the difference between the amount of perpetual debentures reacquired and the amount of new secured notes issued, which was recorded in “other equity reserves” in 2010.

On January 13, 2010, through a reopening of the offering of its 9.5% notes due in 2016 issued on December 14, 2009, a CEMEX financial subsidiary issued notes for an additional amount of US$500. The additional notes were issued at a price of US$105.25 per US$100 principal amount plus accrued interest from December 14, 2009 with a yield to maturity of 8.477%. CEMEX used approximately US$411 of the net proceeds to prepay principal due in 2011 under the Financing Agreement and the difference was used for general corporate purposes. The original and additional notes are guaranteed by CEMEX, S.A.B. de C.V., CEMEX México S.A. de C.V., New Sunward Holding B.V. and the New Guarantors.

Facilities Agreement and Financing Agreement

On August 14, 2009, CEMEX, S.A.B. de C.V. and certain subsidiaries entered into the original Financing Agreement with its major creditors, by means of which the maturities of approximately US$14,961 ($195,839) (amount determined in accordance with the contracts) of syndicated and bilateral loans, private placement notes and other obligations were extended, providing for a semi-annual amortization schedule. The Financing Agreement is guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC and Empresas Tolteca de México, S.A. de C.V. As of December 31, 2011 and 2010, after the application of the proceeds from the refinancing transactions disclosed above and in note 16B and others, the application of the net proceeds obtained from the sale of assets, and the equity offering in 2009, the remaining debt balance under the Financing Agreement was approximately US$7,195 ($100,442) and US$9,566 ($118,235), respectively, with payments due as of August 31, 2012 of approximately US$488 in December 2013 and US$6,707 at final maturity in February 2014, each calculated as of August 30, 2012. Considering that CEMEX was able to prepay by December 31, 2011 approximately US$2,301 of debt under the Financing Agreement, CEMEX avoided an increase in the interest rate of debt under such agreement of 0.5%. Until its maturity, the Financing Agreement does not provide for any further increases in the interest rate associated with a certain amount of prepayments.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Facilities Agreement and Financing Agreement - continued

On September 17, 2012, CEMEX completed a refinancing process of a substantial portion of its then outstanding debt under the Financing Agreement, as amended on several dates. Pursuant to CEMEX’s exchange proposal (the “Exchange Offer”), creditors were invited to exchange their existing exposures under the existing Financing Agreement into one or a combination of the following instruments: a) new loans (“New Loans”) or private placement notes (“New USPP Notes”), as applicable, or b) up to US$500 in new 9.5% notes (the “September 2012 Notes”) to be issued by CEMEX maturing in June 2018, having terms substantially similar to those of senior secured notes previously issued by CEMEX, S.A.B. de C.V. and/or its subsidiaries. The September 2012 Notes were allocated pro rata to the participating creditors of the Financing Agreement in the Exchange Offer that elected to receive the September 2012 Notes in the Exchange Offer. Financing Agreement creditors accepting certain amendments, including the elimination of the benefit of the security package among others, received an amendment fee of 20 basis points (“bps”) calculated on the amount of their existing exposures under such agreement.

Pursuant to the Exchange Offer, participating creditors representing approximately 92.7% of the aggregate principal amount of debt outstanding under the existing Financing Agreement agreed to extinguish their existing loans and private placement notes and to receive in place thereof: a) approximately US$6,155 in aggregate principal amount of New Loans with an initial interest rate of LIBOR plus 525 bps (subject to decrease depending on certain prepayments), and new USPP Notes with an initial interest rate of 9.66% (subject to decrease depending on certain prepayments), issued pursuant to a new agreement (the “Facilities Agreement”) dated as of September 17, 2012, and with a final maturity on February 14, 2017, and an exchange fee of 80 bps calculated on the amount of their existing exposures under the Financing Agreement that were extinguished and for which New Loans or New USPP Notes were issued in place thereof; and b) US$500 of the September 2012 Notes, issued pursuant to an indenture dated as of September 17, 2012. Approximately US$525 aggregate principal amount of loans and U.S. Dollar private placement notes remained outstanding after the Exchange Offer under the existing Financing Agreement, as amended, after the Exchange Offer. As of December 31, 2012, after the application of proceeds resulting from the CEMEX Latam Holdings, S.A. initial offering (note 20D), the aggregate principal amount of loans and U.S. dollar private placement notes under the amended Financing Agreement was US$55 ($707), with a final maturity on February 14, 2014.

The Facilities Agreement required CEMEX to make the following amortization payments: (i) US$500 on February 14, 2014, (ii) US$250 on June 30, 2016, and (iii) US$250 on December 31, 2016. The Facilities Agreement also provides that CEMEX must: (a) repay at least US$1,000 of the indebtedness under the Facilities Agreement on or prior to March 31, 2013 (or a date falling no more than 90 days thereafter, if agreed to by two thirds of the participating creditors under the Facilities Agreement), or the maturity date of the indebtedness under the Facilities Agreement will become due on February 14, 2014; (b) on or before March 5, 2014, in case CEMEX does not redeem, purchase, repurchase, refinance or extend the maturity date of 100% of the notes issued by CEMEX Finance Europe B.V. and guaranteed by CEMEX España to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 5, 2014; (c) on or before March 15, 2015, in case CEMEX does not redeem, convert into equity, purchase, repurchase, refinance or extend the maturity date of 100% of the 2015 Convertible Subordinated Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 15, 2015; (d) on or before September 30, 2015, in case CEMEX does not redeem or extend the maturity date of 100% of the April 2011 Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become September 30, 2015; (e) on or before March 15, 2016, in case CEMEX does not redeem, convert into equity, purchase, repurchase, refinance or extend the maturity date of 100% of the 2016 Convertible Subordinated Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 15, 2016; and (f) on or before December 14, 2016, in case CEMEX does not redeem or extend the maturity date of 100% of the December 2009 Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become December 14, 2016.

For the initial US$1,000 repayment, at its sole discretion, CEMEX may elect to: a) sell minority stakes in CEMEX’s operations; b) sell selected assets in the United States; c) sell selected assets in Europe; and/or d) sale of other non-core assets. If during the Facilities Agreement term CEMEX pays down US$1,500 and US$2,000 of aggregate principal amount under the Facilities Agreement, the interest rate under the outstanding amount of the New Notes would be reduced to LIBOR plus 500 bps and LIBOR plus 450 bps, respectively, and in the New USPP Notes would be reduced to 9.41% and 8.91%, respectively.

As of December 31, 2012, CEMEX achieved the US$1,000 repayment milestone of March 2013, and the debt amortization requirements under the Facilities Agreement through and including the amortization on December 15, 2016; with US$4,187 remaining outstanding with a final maturity in February 2017. As a result of the prepayments, the interest rate on the New Loans under the Facilities Agreement was reduced to LIBOR plus 450 bps and on the New USPP Notes was reduced to 8.91%.

As mentioned above, the debt under the Facilities Agreement is guaranteed by the same entities that guarantee the debt under the Financing Agreement, and additionally by the New Guarantors. The amended Financing Agreement and certain other precedent facilities did not receive guarantees from the New Guarantors. The debt under the Facilities Agreement (together with other senior capital markets debt issued or guaranteed by CEMEX, and certain other precedent facilities) is also secured by a first-priority security interest in: (a) substantially all the shares of CEMEX México, S.A. de C.V.; Centro Distribuidor de Cemento, S.A. de C.V.; Corporación Gouda, S.A. de C.V.; Mexcement Holdings, S.A. de C.V.; New Sunward Holding B.V.; CEMEX Trademarks Holding Ltd. and CEMEX España, S.A. (the “Collateral”), and (b) all proceeds of such Collateral.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Facilities Agreement and Financing Agreement - continued

Pursuant to the Facilities Agreement, CEMEX is prohibited from making aggregate annual capital expenditures in excess of US$800 (excluding certain capital expenditures, and, joint venture investments and acquisitions by CEMEX Latam and its subsidiaries, which capital expenditures, joint venture investments and acquisitions at any time then incurred are subject to a separate aggregate limit of US$350 (or its equivalent)). In the Facilities Agreement, and subject in each case to the permitted negotiated amounts and other exceptions, CEMEX is also subject to a number of negative covenants that, among other things, restrict or limit its ability to: (i) create liens; (ii) incur additional debt; (iii) change CEMEX’s business or the business of any obligor or material subsidiary (in each case, as defined in the Facilities Agreement); (iv) enter into mergers; (v) enter into agreements that restrict its subsidiaries’ ability to pay dividends or repay intercompany debt; (vi) acquire assets; (vii) enter into or invest in joint venture agreements; (viii) dispose of certain assets; (ix) grant additional guarantees or indemnities; (x) declare or pay cash dividends or make share redemptions; (xi) issue shares; (xii) enter into certain derivatives transactions; (xiii) exercise any call option in relation to any perpetual bonds CEMEX issues unless the exercise of the call options does not have a materially negative impact on its cash flow; and (xiv) transfer assets from subsidiaries or more than 10% of shares in subsidiaries into or out of CEMEX España or its subsidiaries if those assets or subsidiaries are not controlled by CEMEX España or any of its subsidiaries.

The Facilities Agreement also contains a number of affirmative covenants that, among other things, require CEMEX to provide periodic financial information to its lenders. However, a number of those covenants and restrictions will automatically cease to apply or become less restrictive if (i) CEMEX’s consolidated leverage ratio for the two most recently completed semi-annual testing periods is less than or equal to 3.5 times; and (ii) no default under the Facilities Agreement is continuing. Restrictions that will cease to apply when CEMEX satisfies such conditions include the capital expenditure limitations mentioned above and several negative covenants, including limitations on CEMEX’s ability to declare or pay cash dividends and distributions to shareholders, limitations on CEMEX’s ability to repay existing financial indebtedness, certain asset sale restrictions, the quarterly cash balance sweep, certain mandatory prepayment provisions, and restrictions on exercising call options in relation to any perpetual bonds CEMEX issues (provided that creditors will continue to receive the benefit of any restrictive covenants that other creditors receive relating to other financial indebtedness of CEMEX in excess of US$75). At such time, several baskets and caps relating to negative covenants will also increase, including permitted financial indebtedness, permitted guarantees and limitations on liens. However, CEMEX cannot assure that it will be able to meet the conditions for these restrictions to cease to apply prior to the final maturity date under the Facilities Agreement.

In addition, the Facilities Agreement contains events of default, some of which may be outside of CEMEX’s control. CEMEX cannot assure that it will be able to meet any or all of the above milestones for repaying indebtedness pursuant the Facilities Agreement or redeeming, converting into equity, purchasing, repurchasing or extending the maturities of CEMEX’s other indebtedness. Failure to meet any of these milestones will result in a spring back of the maturity date of CEMEX’s indebtedness under the Facilities Agreement, and CEMEX cannot assure that at such time it will be able to repay such indebtedness. Moreover, CEMEX cannot assure that it will be able to comply with the restrictive covenants and limitations contained in the Facilities Agreement. CEMEX’s failure to comply with such covenants and limitations could result in an event of default, which could materially and adversely affect CEMEX’s business and financial condition.

Financial Covenants

The Facilities Agreement requires the compliance with financial ratios calculated on a consolidated basis, which mainly include: a) the ratio of net debt to operating EBITDA (“leverage ratio”); and b) the ratio of operating EBITDA to interest expense (“coverage ratio”). Pursuant to the Facilities Agreement, beginning on September 17, 2012, at each compliance date, financial ratios should be calculated according to the formulas established in the debt contracts using the consolidated amounts under IFRS. During 2011 and 2010, financial ratios were calculated according to the formulas established in the Financing Agreement using the consolidated amounts under MFRS. The determinations of financial ratios require in most cases pro forma adjustments, according to the definitions of the contracts that differed from terms defined under IFRS and MFRS.

Based on the Facilities Agreement, CEMEX must comply with consolidated financial ratios and tests under IFRS, including a coverage ratio for each period of four consecutive fiscal quarters (measured semi-annually) of not less than (i) 1.50 times for the period ending on December 31, 2012 up to and including the period ending on June 30, 2014, (ii) 1.75 times from the period ending on December 31, 2014 up to and including the period ending on June 30, 2015, (iii) 1.85 times for the period ending on December 31, 2015, (iv) 2.0 times for the period ending on June 30, 2016, and (v) 2.25 times for the period ending on December 31, 2016. In addition, the Facilities Agreement allows CEMEX a maximum consolidated leverage ratio for each period of four consecutive fiscal quarters (measured semi-annually) not to exceed: (i) 7.0 times for each period from the period ending on December 31, 2012 up to and including the period ending on December 31, 2013, (ii) 6.75 times for the period ending on June 30, 2014, (iii) 6.5 times for the period ending on December 31, 2014, (iv) 6.0 times for the period ending on June 30, 2015, (v) 5.5 times for the period ending on December 31, 2015, (vi) 5.0 times for the period ending on June 30, 2016, and (vii) 4.25 times for the period ending on December 31, 2016. Applicable during 2011 and 2010, and resulting from the amendments made to the original Financing Agreement on October 25, 2010, CEMEX had to comply with consolidated financial ratios and tests under MFRS, including a coverage ratio of not less than 1.75 times for the periods ended on December 31, 2011 and 2010. In addition, the maximum leverage ratio must not have exceeded 7.75 times for the period ending December 31, 2010 and 7.0 times for the period ending December 31, 2011.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Financial Covenants - continued

CEMEX’s ability to comply with these ratios may be affected by economic conditions and volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets. For the compliance periods ended as of December 31, 2012, 2011 and 2010, taking into account the Facilities Agreement and the amended Financing Agreement, as applicable, and based on its IFRS and MFRS amounts, as applicable, CEMEX, S.A.B. de C.V. and its subsidiaries were in compliance with the financial covenants imposed by its debt contracts.

The main consolidated financial ratios as of December 31, 2012, 2011 and 2010 were as follows:

		IFRS Consolidated financial ratios	MFRS Consolidated financial ratios
		2012	2011	2010
Leverage ratio 1, 2	Limit	=< 7.00	=< 7.00	=< 7.75
	Calculation	5.44	6.64	7.43

Coverage ratio 3	Limit	> 1.50	> 1.75	> 1.75
	Calculation	2.10	1.88	1.95

1

The leverage ratio is calculated in pesos by dividing “funded debt” by pro forma Operating EBITDA for the last twelve months as of the calculation date. Funded debt equals debt, as reported in the balance sheet excluding finance leases, plus perpetual debentures and guarantees, plus or minus the fair value of derivative financial instruments, as applicable, among other adjustments.

2

Pro forma Operating EBITDA represents, all calculated in pesos, Operating EBITDA for the last twelve months as of the calculation date, plus the portion of Operating EBITDA referring to such twelve-month period of any significant acquisition made in the period before its consolidation in CEMEX, minus Operating EBITDA referring to such twelve-month period of any significant disposal that had already been liquidated.

3

The coverage ratio is calculated in pesos using the amounts from the financial statements, by dividing the pro forma operating EBITDA by the financial expense for the last twelve months as of the calculation date. Financial expense includes interest accrued on the perpetual debentures.

For 2013 and going forward, CEMEX believes that it will continue to comply with its covenants under its Facilities Agreement, as it is expecting to benefit from cost savings programs implemented during 2012 and 2011, favorable market conditions in some of its key markets and decreasing costs for key inputs such as energy. Furthermore, CEMEX has an asset disposal plan in place which, as in prior years, is expected to support CEMEX’s efforts to reduce its overall debt.

CEMEX will classify all of its outstanding debt as current debt in its balance sheet if: 1) as of any relevant measurement date on which CEMEX fails to comply with the financial ratios agreed upon pursuant to the Facilities Agreement; or 2) as of any date prior to a subsequent measurement date on which CEMEX expects not to be in compliance with its financial ratios agreed upon under the Facilities Agreement, in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) a signed refinancing agreement to refinance the relevant debt on a long-term basis. Moreover, concurrent with the aforementioned classification of debt in the short-term, the noncompliance of CEMEX with the financial ratios agreed upon pursuant to the Facilities Agreement or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures upon CEMEX’s lenders’ request, they would call for the acceleration of payments due under the Facilities Agreement. That scenario will have a material adverse effect on CEMEX’s liquidity, capital resources and financial position.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

16B)	OTHER FINANCIAL OBLIGATIONS

As of December 31, 2012 and 2011, other financial obligations in the consolidated balance sheet are detailed as follows:

	2012			2011
	Short-term	Long-term	Total	Short-term	Long-term	Total
I. Convertible subordinated notes due 2018	$—	7,100	7,100	$—	7,451	7,451
I. Convertible subordinated notes due 2016	—	10,768	10,768	—	11,236	11,236
II. Convertible subordinated notes due 2015	—	8,397	8,397	—	8,829	8,829
III. Convertible securities due 2019	152	1,561	1,713	131	1,703	1,834
IV. Liabilities secured with accounts receivable	6,013	2,500	8,513	7,052	2,500	9,552
V. Capital leases	813	2,587	3,400	528	1,471	1,999

	$6,978	32,913	39,891	$7,711	33,190	40,901

Financial instruments convertible into CEMEX’s CPOs contain components of liability and equity, which are recognized differently depending upon whether the instrument is mandatorily convertible or is optionally convertible by election of the note holders (note 2L).

I.	Optional convertible subordinated notes due in 2016 and 2018

On March 15, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$978 ($11,632) aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Notes”) and US$690 ($8,211) aggregate principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Notes”). The notes are subordinated to all of CEMEX’s liabilities and commitments. The notes are convertible into a fixed number of CEMEX’s ADSs, at the holder’s election, at any time after June 30, 2011 and are subject to antidilution adjustments. As of December 31, 2012 and 2011, the conversion price per ADS was US$10.4327 and US$10.85, respectively. A portion of the net proceeds from this transaction were used to fund the purchase of capped call transactions (note 16D), which are generally expected to reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the 2016 Notes and the 2018 Notes. The fair value of the conversion option as of the issuance date amounted to approximately $3,959, which considering the functional currency of the issuer, was recognized as a derivative instrument within “Other non-current liabilities” (note 16D). Changes in fair value of the conversion option generated a net loss of approximately $1,094 (US$88) in 2012 and a net gain of approximately $167 (US$13) in 2011, recognized within other financial (expense) income, net. After antidilution adjustments, the conversion rate as of December 31, 2012 and 2011 was 95.8525 ADS and 92.1659 ADS, respectively, per each 1 thousand dollars principal amount of such notes.

II.	Optional convertible subordinated notes due in 2015

On March 30, 2010, CEMEX, S.A.B. de C.V. issued US$715 ($8,837) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015 (the “2015 Notes”). The notes are subordinated to all of CEMEX’s liabilities and commitments. The notes are convertible into a fixed number of CEMEX’s ADSs, at the holder’s election, and are subject to antidilution adjustments. As of December 31, 2012 and 2011, the conversion price per ADS was US$12.0886 and US$12.5721, respectively. In connection with the offering, CEMEX, S.A.B. de C.V. entered into a capped call transaction expected to generally reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the notes (note 16D). The fair value of the conversion option as of the issuance date amounted to $1,232, which considering the functional currency of the issuer was recognized as a derivative instrument within “Other non-current liabilities” (note 16D). Changes in fair value of the conversion option generated a net loss of approximately $114 (US$9) in 2012 and a net gain of approximately $39 (US$3) in 2011, recognized within other financial (expense) income, net. After antidilution adjustments, the conversion rate as of December 31, 2012 and 2011 was 82.7227 ADS and 79.5411 ADS, respectively, per each 1 thousand dollars principal amount of such notes.

III.	Mandatorily convertible securities due in 2019

In December 2009, CEMEX, S.A.B. de C.V. completed its offer to exchange CBs issued in Mexico with maturities between 2010 and 2012, into mandatorily convertible securities for approximately $4,126 (US$315). Reflecting antidilution adjustments, at their scheduled conversion in 2019 or earlier if the price of the CPO reaches approximately $31.9 the securities will be mandatorily convertible into approximately 194 million CPOs at a conversion price of approximately $21.269 per CPO. During their tenure, the securities bear interest at an annual rate of 10% payable quarterly. Holders have an option to voluntarily convert their securities, after the first anniversary of their issuance, on any interest payment date into CPOs. The equity component represented by the fair value of the conversion option as of the issuance date of $1,971 was recognized within “Other equity reserves.”

IV.	Liabilities secured with accounts receivable

As mentioned in note 9, as of December 31, 2012 and 2011, CEMEX maintained securitization programs for the sale of trade accounts receivable established in Mexico, the United States, France and the United Kingdom, and terminated its program in Spain during October 2012, by means of which, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable. Based on IAS 39, CEMEX recognizes cash flows received, that is the funded amounts of the trade receivables sold within “Other financial obligations”, and maintains the receivables sold in the balance sheet.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

V.	Capital leases

CEMEX has several operating and administrative assets, including buildings and mobile equipment, under capital lease contracts. Future payments associated with these contracts are presented in note 23E.

16C)	FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial assets and liabilities

CEMEX’s carrying amounts of cash, trade accounts receivable, other accounts receivable, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Temporary investments (cash equivalents) and certain long-term investments are recognized at fair value, considering to the extent available, quoted market prices for the same or similar instruments. The estimated fair value of long-term debt is either based on estimated market prices for such or similar instruments, considering interest rates currently available for CEMEX to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to CEMEX. As of December 31, 2012 and 2011, the carrying amounts of financial assets and liabilities and their respective fair values were as follows:

	2012		2011
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Derivative instruments (note 13B)	$4,279	4,279	$1,787	1,793
Other investments and non-current accounts receivable (note 13B)	4,321	4,121	8,808	8,453

	$8,600	8,400	$10,595	10,246

Financial liabilities
Long-term debt (note 16A)	177,539	188,128	203,798	176,867
Other financial obligations (note 16B)	32,913	42,651	33,190	28,788
Derivative instruments (notes 16D and 17)	5,451	5,451	998	998

	$215,903	236,230	$237,986	206,653

Fair Value Hierarchy

As mentioned in note 2A, CEMEX applies IFRS 13 for fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value. Assets and liabilities carried at fair value in the consolidated balance sheets as of December 31, 2012 and 2011, are included in the following fair value hierarchy categories:

2012	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivative instruments (note 13B)	$—	4,279	—	4,279
Investments available-for-sale (note 13B)	211	—	—	211
Investments held for trading (note 13B)	—	366	—	366

	$211	4,645	—	4,856

Liabilities measured at fair value
Derivative instruments (note 16D and 17)	$—	5,451	—	5,451

2011	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivative instruments (note 13B)	$—	1,793	—	1,793
Investments available-for-sale (note 13B)	2,572	—	—	2,572
Investments held for trading (note 13B)	—	310	—	310

	$2,572	2,103	—	4,675

Liabilities measured at fair value
Derivative instruments (note 16D and 17)	$—	998	—	998

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

16D)	DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, CEMEX held interest rate swaps, as well as forward contracts and other derivative instruments on CEMEX, S.A.B. de C.V.’s own shares and third parties’ shares, with the objective of, as the case may be: a) changing the risk profile associated with the price of raw materials and other energy projects; and b) other corporate purposes.

As of December 31, 2012 and 2011, the notional amounts and fair values of CEMEX’s derivative instruments were as follows:

	2012			2011
(U.S. dollars millions)	Notional amount		Fair value	Notional amount	Fair value
I. Interest rate swaps	US$	181	49	189	46
II. Equity forwards on third party shares		27	—	46	1
III. Forward instruments over indexes		5	—	5	—
IV. Options on CEMEX’s own shares		2,743	(138)	2,743	11

	US$	2,956	(89)	2,983	58

The fair values determined by CEMEX for its derivative financial instruments are Level 2. There is no direct measure for the risk of CEMEX or its counterparties in connection with the derivative instruments. Therefore, the risk factors applied for CEMEX’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of CEMEX and its counterparties.

The caption “Other financial income (expenses), net” includes gains and losses related to the recognition of changes in fair values of the derivative instruments during the applicable period and that represented a net loss of approximately $98 (US$8) in 2012 and a net gain of approximately $329 (US$26) in 2011. As of December 31, 2012 and 2011, pursuant to net balance settlement agreements, cash deposits in margin accounts that guaranteed obligations through derivative financial instruments were offset with the fair value of the derivative instruments for approximately US$91 ($1,168) and US$234 ($3,266), respectively.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX’s overall exposure attributable to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts exchanged by the parties, and consequently, there is no direct measure of CEMEX’s exposure to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments.

I.	Interest rate swap contracts

As of December 31, 2012 and 2011, CEMEX had an interest rate swap maturing in September 2022 associated with agreements entered into by CEMEX for the acquisition of electric energy in Mexico (note 23C), which fair value represented assets of approximately US$49 and US$46, respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, CEMEX will receive a fixed rate of 5.4% and will pay LIBOR, which is the international reference rate for debt denominated in U.S. dollars. As of December 31, 2012 and 2011, LIBOR was 0.513% and 0.7705%, respectively. Changes in the fair value of this interest rate swap generated gains of approximately US$2 ($35) in 2012, US$12 ($150) in 2011 and US$8 ($99) in 2010, recognized in the statements of operations for each period.

II.	Equity forwards in third party shares

As of December 31, 2012 and 2011, CEMEX had forward contracts to be settled in cash over the price of 59.5 million and 119 million CPOs of Axtel, respectively. During April 2012, at maturity of one of the contracts for 59.5 million CPOs of Axtel, by agreement with the counterparty CEMEX elected to acquire the underlying shares. The remaining contract matures in October 2013. These contracts were intended to maintain the exposure to changes in the price of such entity. Changes in the fair value of this instrument generated losses of approximately US$7 ($100) in 2012, US$35 ($437) in 2011 and US$42 ($526) in 2010, recognized in the statements of operations for each period.

III.	Forward instruments over indexes

As of December 31, 2012 and 2011, CEMEX held forward derivative instruments over the TRI (Total Return Index) of the Mexican Stock Exchange, with maturity in April and July 2013. By means of these instruments, CEMEX maintained exposure to increases or decreases of such index. TRI expresses the market return on stocks based on market capitalization of the issuers comprising the index. Changes in the fair value of these instruments generated a gain of approximately US$1 ($13) in 2012, a loss of US$1 ($13) in 2011, and a gain of approximately US$5 ($67) in 2010, recognized in the statements of operations for each year.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

IV.	Options on CEMEX’s own shares

In August 2011, upon their maturity, CEMEX settled through a payment of approximately US$188 ($2,346), options based on the price of CEMEX’s ADS for a notional amount of US$500, structured within a debt transaction of US$500 ($6,870) issued in June 2008. By means of these options, considering that the price per ADS remained below approximately US$20.5, as adjusted as of December 31, 2010, CEMEX paid the maximum net interest rate of 12% on the related debt transaction. CEMEX could have gradually obtained a net interest rate of zero on this debt, had the ADS price exceeded approximately US$30.4, as adjusted as of December 31, 2010. Changes in the fair value of these options represented losses of approximately US$2 ($29) in 2011 and US$27 ($346) in 2010.

On March 15, 2011, in connection with the offering of the 2016 Notes and the 2018 Notes and to effectively increase the conversion price for CEMEX CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction over approximately 160 million ADSs (94 million ADS maturing in March 2016 and 66 million ADSs maturing in March 2018), by means of which, for the 2016 Notes, at maturity of the notes in March 2016, if the price per ADS is above US$10.4327, CEMEX will receive in cash the difference between the market price of the ADS and US$10.4327, with a maximum appreciation per ADS of US$4.8151. Likewise, for the 2018 Notes, at maturity of the notes in March 2018, if the price per ADS is above US$10.4327, CEMEX will receive in cash the difference between the market price of the ADS and US$10.433, with a maximum appreciation per ADS of US$6.4201. CEMEX paid a total premium of approximately US$222. As of December 31, 2012 and 2011, the fair value of such options represented an asset of approximately US$226 ($2,899) and US$71 ($984), respectively. During 2012 and 2011, changes in the fair value of these instruments generated a gain of approximately US$155 ($1,973) and a loss of approximately US$153 ($1,906), respectively, recognized within “Other financial income (expense), net” in the statements of operations. In addition, considering that the currency in which the notes are denominated and the functional currency of the issuer differ, CEMEX separates the conversion options embedded in the 2016 Notes and the 2018 Notes and recognizes them at fair value, which as of December 31, 2012 and 2011, resulted in a liability of approximately US$301 ($3,862) and US$58 ($806), respectively. Changes in fair value of the conversion options generated a loss in 2012 of approximately US$243 ($3,078) and a gain in 2011 of approximately US$279 ($3,482).

On March 30, 2010, in connection with the offering of the 2015 Notes and to effectively increase the conversion price for CEMEX’s CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction over approximately 59.1 million ADSs maturing in March 2015, by means of which, at maturity of the notes, if the price per ADS is above US$12.0086, CEMEX will receive in cash the difference between the market price of the ADS and US$12.0886, with a maximum appreciation per ADS of US$4.6494. CEMEX paid a premium of approximately US$105. As of December 31, 2012 and 2011, the fair value of such options represented an asset of approximately US$58 ($751) and US$11 ($157), respectively. During 2012, 2011 and 2010, changes in the fair value of this contract generated a gain of approximately US$47 ($594), a loss of approximately US$79 ($984) and a loss of approximately US$16 ($201), respectively, which were recognized within “Other financial income (expense), net” in the statements of operations. In addition, considering that the currency in which the notes are denominated and the functional currency of the issuer differ, CEMEX separates the conversion option embedded in the 2015 Notes and recognizes it at fair value, which as of December 31, 2012 and 2011, resulted in liabilities of approximately US$64 ($828) and US$8 ($120), respectively. Changes in fair value of the conversion option generated a loss of approximately US$56 ($708) in 2012, a gain of approximately US$97 ($1,211) in 2011 and a loss of approximately US$5 ($67) in 2010.

As of December 31, 2012 and 2011, CEMEX had granted a guarantee for a notional amount of approximately US$360, in connection with put option transactions on CEMEX’s CPOs entered into by Citibank with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees in April 2008, as described in note 23C, which fair value, net of deposits in margin accounts, represented a net liability of approximately US$58 ($740) and US$4 ($58), as of December 31, 2012 and 2011, respectively. Changes in fair value were recognized in the statements of operations within “Other financial income (expense), net,” representing a gain of approximately US$95 ($1,198) in 2012, a loss of approximately US$92 ($1,145) in 2011 and a gain of approximately US$5 ($69) in 2010. As of December 31, 2012 and 2011, cash deposits in margin accounts were approximately US$76 ($975) and US$225 ($3,141), respectively.

16E)	RISK MANAGEMENT

Since the beginning of 2009, with the exception of the capped call transactions entered into in March 2010 and March 2011 in connection with CEMEX’s 2015 Notes, 2016 Notes and 2018 Notes (notes 16B and 16D), CEMEX has been reducing the aggregate notional amount of its derivatives, thereby reducing the risk of cash margin calls. This initiative included closing substantially all notional amounts of derivative instruments related to CEMEX’s debt (currency and interest rate derivatives), which was completed during April 2009. The Facilities Agreement significantly restricts CEMEX’s ability to enter into derivative transactions.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Changes in the market interest rates of long-term debt with fixed interest rates only affects CEMEX’s results if such debt is measured at fair value. All of CEMEX’s fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. CEMEX’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates. As of December 31, 2012 and 2011, CEMEX was subject to the volatility of floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and increase its net loss. CEMEX manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to reduce its interest costs.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Interest rate risk - continued

As of December 31, 2012 and 2011, approximately 35% and approximately 52%, respectively, of CEMEX’s long-term debt was denominated in floating rates at a weighted average interest rate of LIBOR plus 456 basis points in 2012 and 454 basis points in 2011. As of December 31, 2012 and 2011, if interest rates at that date had been 0.5% higher, with all other variables held constant, CEMEX’s net loss for 2012 and 2011 would have increased by approximately US$25 ($315) and US$40 ($550), respectively, as a result of higher interest expense on variable rate denominated debt.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. CEMEX’s exposure to the risk of changes in foreign exchange rates relates primarily to its operating activities. Due to its geographic diversification, CEMEX’s revenues and costs are generated and settled in various countries and in different currencies. For the year ended December 31, 2012, approximately 21% of CEMEX’s net sales, before eliminations resulting from consolidation, were generated in Mexico, 19% in the United States, 7% in the United Kingdom, 7% in Germany, 6% in France, 6% in the Rest of Northern Europe geographic segment, 2% in Spain, 3% in Egypt, 4% in the Rest of Mediterranean segment, 6% in Colombia, 8% in the Rest of South America and the Caribbean, 3% in Asia and 8% in CEMEX’s other operations.

As of December 31, 2012, approximately 81% of CEMEX’s financial debt was Dollar-denominated, approximately 17% was Euro-denominated, approximately 1% was Peso-denominated and immaterial amounts were denominated in other currencies; therefore, CEMEX had a foreign currency exposure arising from the Dollar-denominated financial debt, and the Euro-denominated financial debt, versus the currencies in which CEMEX’s revenues are settled in most countries in which it operates. CEMEX cannot guarantee that it will generate sufficient revenues in Dollars and Euros from its operations to service these obligations. As of December 31, 2012 and 2011, CEMEX had not implemented any derivative financing hedging strategy to address this foreign currency risk.

Foreign exchange fluctuations occur when the Parent Company or any subsidiary incurs monetary assets or liabilities in a currency different from its functional currency. These translation gains and losses are recorded in the consolidated statements of operations, except for exchange fluctuations associated with foreign currency indebtedness directly related to the acquisition of foreign entities and related parties’ long-term balances denominated in foreign currency, for which the resulting gains or losses are reported in other comprehensive income. As of December 31, 2012 and 2011, excluding from the sensitivity analysis the impact of translating the net assets of foreign operations into CEMEX’s reporting currency, considering a hypothetic 10% strengthening of the U.S. dollar against the Mexican peso, with all other variables held constant, CEMEX’s net loss for 2012 and 2011 would have increased by approximately US$108 ($1,522) and US$41 ($578), respectively, as a result of higher foreign exchange losses on CEMEX’s dollar-denominated net monetary liabilities held in consolidated entities with other functional currencies. Conversely, a hypothetic 10% weakening of the U.S. dollar against the Mexican peso would have the opposite effect.

As of December 31, 2012 and 2011, CEMEX’s consolidated net monetary assets (liabilities) by currency are as follows:

	2012	2011
Monetary assets	$55,435	62,139
Monetary liabilities	(310,102)	(352,275)

Net monetary liabilities	$(254,667)	(290,136)

Out of which:
Dollars	$(167,157)	(169,139)
Pesos	(30,989)	(26,701)
Other currencies	(56,521)	(94,296)

	$(254,667)	(290,136)

Equity risk

As of December 31, 2012 and 2011, equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market price of CEMEX’s and/or third party’s shares. As described in note 16D, CEMEX has entered into equity forward contracts on Axtel CPOs and the TRI index, as well as options and guarantees of a put option transaction based on the price of CEMEX’s own CPOs. Under these equity derivative instruments, there is a direct relationship in the change in the fair value of the derivative with the change in value of the underlying share or index. All changes in fair value of such equity derivative instruments are recognized through the statements of operations as part of “Other financial income (expense), net.” A significant decrease in the market price of CEMEX’s CPOs and third party shares would negatively affect CEMEX’s liquidity and financial position.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Equity risk - continued

As of December 31, 2012 and 2011, the potential change in the fair value of CEMEX’s equity forward contracts in Axtel’s shares that would result from a hypothetical, instantaneous decrease of 10% in the market price of Axtel CPOs, with all other variables held constant, would have increased CEMEX’s net loss for 2012 and 2011 by approximately US$1 ($17) and US$4 ($53), respectively, as a result of additional negative changes in fair value associated with such forward contracts. A 10% hypothetical increase in the CPO price would generate approximately the opposite effect.

As of December 31, 2012 and 2011, the potential change in the fair value of CEMEX’s forward contracts in the TRI index that would result from a hypothetical, instantaneous decrease of 10% in the aforementioned index, with all other variables held constant, would have increased CEMEX’s net loss for 2012 and 2011 by approximately US$1 ($6) and US$1 ($14), respectively, as a result of additional negative changes in fair value associated with such forward contracts. A 10% hypothetical increase in the TRI index would generate approximately the opposite effect.

As of December 31, 2012 and 2011, the potential change in the fair value of CEMEX’s options (capped call) and the put option transaction based on the price of CEMEX’s own CPOs that would result from a hypothetical, instantaneous decrease of 10% in the market price of CEMEX’s CPOs, with all other variables held constant, would have increased CEMEX’s net loss for 2012 and 2011 by approximately US$76 ($971) and US$24 ($332), respectively, as a result of additional negative changes in fair value associated with these contracts. A 10% hypothetical increase in the CPO price would generate approximately the opposite effect.

In addition, even though the changes in fair value of CEMEX’s embedded conversion options in the convertible notes affect the statements of operations, they do not imply any risk or variability in cash flows, considering that through their exercise, CEMEX will settle a fixed amount of debt with a fixed amount of shares. As of December 31, 2012 and 2011, the potential change in the fair value of these embedded conversion options that would result from a hypothetical, instantaneous decrease of 10% in the market price of CEMEX’s CPOs, with all other variables held constant, would have decreased CEMEX’s net loss for 2012 and 2011 by approximately US$89 ($1,148) and US$17 ($240), respectively, as a result of additional positive changes in fair value associated with this option. A 10% hypothetical increase in the CPO price would generate approximately the opposite effect.

Liquidity risk

Liquidity risk is the risk that CEMEX will not have sufficient funds available to meet its obligations. CEMEX has satisfied its operating liquidity needs primarily through the operations of its subsidiaries and expect to continue to do so for both the short and long-term. Although cash flow from our operations has historically met CEMEX’s overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, its subsidiaries are exposed to risks from changes in foreign currency exchange rates, price and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which they operate, any one of which may materially increase CEMEX net loss and reduce cash from operations. Consequently, in order to meet its liquidity needs, CEMEX also relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. CEMEX’s consolidated net cash flows provided by operating activities, as presented in its consolidated statements of cash flows, were approximately $5,624 in 2012, $6,486 in 2011 and $6,674 in 2010. The maturities of CEMEX’s contractual obligations are included in note 23E.

The requirement of margin calls based on the relevant master agreements under CEMEX’s derivative instruments can have a significant negative effect on CEMEX’s liquidity position and can impair CEMEX’s ability to service its debt and fund its capital expenditures. In addition to the current amount of margin calls previously described as of December 31, 2012 referring to CEMEX’s derivative financial instruments positions of approximately $1,169 (US$91), the potential requirement for additional margin calls that would result from reasonable and hypothetical instantaneous changes in the key variables associated with CEMEX’s derivative instruments is as follows:

•

As of December 31, 2012, the potential requirement for additional margin calls that would result from a hypothetical instantaneous decrease of 10% in the value of the shares of Axtel, with all other variables held constant, was approximately US$1.

•

As of December 31, 2012, the potential requirement for additional margin calls that would result from a hypothetical instantaneous decrease of 10% in CEMEX’s CPO price, with all other variables held constant, was approximately US$36.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

17)	OTHER CURRENT AND NON-CURRENT LIABILITIES

As of December 31, 2012 and 2011, consolidated other current accounts payable and accrued expenses were as follows:

	2012	2011
Provisions	$9,496	11,625
Other accounts payable and accrued expenses	4,174	4,056
Advances from customers	1,641	1,830
Interest payable	3,003	3,134
Current liabilities for valuation of derivative instruments	623	2
Dividends payable	30	33

	$18,967	20,680

Current provisions primarily consist of employee benefits accrued at the balance sheet date, insurance payments, and accruals related to legal and environmental assessments expected to be settled in the short-term. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

As of December 31, 2012 and 2011, other non-current liabilities, which include the best estimate of cash flows with respect to diverse issues where CEMEX is determined to be responsible and which are expected to be settled over a period greater than 12 months, were as follows:

	2012	2011
Asset retirement obligations 1	$7,062	5,377
Environmental liabilities 2	520	1,174
Accruals for legal assessments and other responsibilities 3	7,412	11,816
Non-current liabilities for valuation of derivative instruments	4,828	996
Other non-current liabilities and provisions 4	12,782	16,179

	$32,604	35,542

1

Provisions for asset retirement include future estimated costs for demolition, cleaning and reforestation of production sites at the end of their operation, which are initially recognized against the related assets and are depreciated over their estimated useful life.

2

Environmental liabilities include future estimated costs arising from legal or constructive obligations, related to cleaning, reforestation and other remedial actions to remediate damage caused to the environment. The expected average period to settle these obligations is greater than 15 years.

3	Provisions for legal claims and other responsibilities include items related to tax contingencies.
4

As of December 31, 2012 and 2011, includes approximately $12,526 and $11,717, respectively, of the non-current portion of taxes payable recognized in 2009 as a result of changes to the tax consolidation regime in Mexico (note 19D). Approximately $2,020 and $693 as of December 31, 2012 and 2011, respectively, were included within current taxes payable.

As of December 31, 2012 and 2011, some significant proceedings that gave rise to a portion of the carrying amount of CEMEX’s other current and non-current liabilities and provisions are detailed in note 24A.

Changes in consolidated current and non-current provisions for the years ended December 31, 2012 and 2011 were as follows:

	2012
	Asset retirement obligations	Environmental liabilities	Accruals for legal assessments	Valuation of derivative instruments	Other provisions	Total	Total 2011
Balance at beginning of period	$5,377	1,174	11,816	998	27,804	47,169	40,362
Additions or increase in estimates	310	75	132	5,241	29,768	35,526	19,602
Releases or decrease in estimates	(154)	(23)	(1,002)	—	(33,070)	(34,249)	(15,738)
Additions due to business combinations	—	—	—	—	—	—	27
Reclassification from current to non-current liabilities, net	162	133	(312)	—	(742)	(759)	209
Accretion expense	213	—	—	—	(1,176)	(963)	(708)
Foreign currency translation	1,154	(839)	(3,222)	(787)	(307)	(4,001)	3,415

Balance at end of period	$7,062	520	7,412	5,452	22,277	42,723	47,169

Out of which:
Current provisions	$—	—	—	623	9,496	10,119	11,627

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

18)	PENSIONS AND POSTRETIREMENT EMPLOYEE BENEFITS

Defined contribution pension plans

The costs of defined contribution plans for the years ended December 31, 2012, 2011 and 2010 were approximately $528, $357 and $550, respectively. CEMEX contributes periodically the amounts offered by the pension plan to the employee’s individual accounts, not retaining any remaining liability as of the balance sheet date.

Defined benefit pension plans

Actuarial results related to pension and other postretirement benefits are recognized in the results and/or in other comprehensive income (loss) for the period in which they are generated, as applicable. For the years ended December 31, 2012, 2011 and 2010, the effects of pension plans and other postretirement benefits are summarized as follows:

	Pensions			Other benefits			Total
Net period cost (revenue):	2012	2011	2010	2012	2011	2010	2012	2011	2010
Recorded in operating costs and expenses
Service cost	$138	330	273	59	63	52	197	393	325
Past service cost	(1,454)	(510)	(2)	(21)	(40)	(6)	(1,475)	(550)	(8)
Loss (gain) for settlements and curtailments	(513)	(254)	(11)	(18)	(95)	—	(531)	(349)	(11)

	(1,829)	(434)	260	20	(72)	46	(1,809)	(506)	306

Recorded in other financial income (expenses), net
Interest cost	1,712	1,792	1,826	93	100	99	1,805	1,892	1,925
Actuarial return on plan assets	(1,201)	(1,328)	(1,314)	(2)	(2)	(3)	(1,203)	(1,330)	(1,317)

	511	464	512	91	98	96	602	562	608

Recorded in other comprehensive income for the period
Actuarial (gains) losses for the period	843	1,123	1,097	97	(81)	95	940	1,042	1,192

	$(475)	1,153	1,869	208	(55)	237	(267)	1,098	2,106

The reconciliations of the actuarial benefits obligations, pension plan assets, and liabilities recognized in the balance sheet as of December 31, 2012 and 2011 are presented as follows:

	Pensions		Other benefits		Total
	2012	2011	2012	2011	2012	2011
Change in benefits obligation:
Projected benefit obligation at beginning of year	$35,716	32,431	1,631	1,653	37,347	34,084
Service cost	138	330	59	63	197	393
Interest cost	1,712	1,792	93	100	1,805	1,892
Actuarial results	1,201	796	99	(86)	1,300	710
Employee contributions	11	55	—	—	11	55
Foreign currency translation	(1,525)	3,584	(60)	112	(1,585)	3,696
Settlements and curtailments	(2,209)	(1,447)	(18)	(140)	(2,227)	(1,587)
Benefits paid	(1,604)	(1,825)	(75)	(71)	(1,679)	(1,896)

Projected benefit obligation at end of year	33,440	35,716	1,729	1,631	35,169	37,347

Change in plan assets:
Fair value of plan assets at beginning of year	22,031	20,388	21	23	22,052	20,411
Return on plan assets	1,558	1,001	2	(2)	1,560	999
Foreign currency translation	(995)	2,409	—	—	(995)	2,409
Employer contributions	933	677	75	71	1,008	748
Employee contributions	11	55	—	—	11	55
Settlements and curtailments	(243)	(674)	—	—	(243)	(674)
Benefits paid	(1,604)	(1,825)	(75)	(71)	(1,679)	(1,896)

Fair value of plan assets at end of year	21,691	22,031	23	21	21,714	22,052

Amounts recognized in the balance sheets:
Funded status	11,749	13,685	1,706	1,610	13,455	15,295
Unrecognized prior services	3	5	2	25	5	30

Net projected liability recognized in the balance sheet	$11,752	13,690	1,708	1,635	13,460	15,325

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

As of December 31, 2012 and 2011, plan assets were measured at their estimated fair value and consisted of:

	2012	2011
Cash	$1,353	642
Investments in corporate bonds	3,619	3,354
Investments in government bonds	7,859	9,650

Total fixed-income securities	12,831	13,646

Investment in marketable securities	5,651	4,936
Other investments and private funds	3,232	3,470

Total variable-income securities	8,883	8,406

Total plan assets	$21,714	22,052

As of December 31, 2012 and 2011, based on the hierarchy of fair values established in IFRS 13 (note 16C), investments in plan assets are summarized as follows:

	2012				2011
(Millions of pesos)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash	1,353	—	—	1,353	319	13	310	642
Investments in corporate bonds	2,685	934	—	3,619	2,508	846	—	3,354
Investments in government bonds	7,859	—	—	7,859	9,273	377	—	9,650

Total fixed-income securities	11,897	934	—	12,831	12,100	1,236	310	13,646

Investment in marketable securities	4,550	1,102	—	5,652	3,816	1,120	—	4,936
Other investments and private funds	1,362	1,869	—	3,231	1,539	1,931	—	3,470

Total variable-income securities	5,912	2,971	—	8,883	5,355	3,051	—	8,406

Total plan assets	17,809	3,905	—	21,714	17,455	4,287	310	22,052

As of December 31, 2012, estimated payments for pensions and other postretirement benefits over the next ten years were as follows:

2012
2013	$1,985
2014	1,931
2015	1,940
2016	1,999
2017	2,037
2018 - 2022	11,344

The most significant assumptions used in the determination of the net periodic cost were as follows:

	2012				2011
	Mexico	United States	United Kingdom	Range of rates in other countries	Mexico	United States	United Kingdom	Range of rates in other countries
Discount rates	8.0%	5.2%	5.0%	4.2% - 8.5%	8.0%	5.5%	5.3%	4.2% - 9.5%
Rate of return on plan assets	9.0%	7.5%	5.6%	3.0% - 9.0%	9.0%	7.5%	6.5%	3.0% - 9.0%
Rate of salary increases	4.0%	—	3.2%	2.5% - 5.0%	4.5%	—	3.4%	2.3% - 4.9%

As of December 31, 2012 and 2011, the aggregate projected benefit obligation (“PBO”) for pension plans and other postretirement benefits and the plan assets by country were as follows:

	2012			2011
	PBO	Assets	Deficit	PBO	Assets	Deficit
Mexico	$3,595	574	3,021	3,320	269	3,051
United States	5,148	3,106	2,042	5,177	3,426	1,751
United Kingdom	20,162	16,812	3,350	23,039	17,053	5,986
Germany	3,479	272	3,207	3,267	304	2,963
Other countries	2,785	950	1,835	2,544	1,000	1,544

	$35,169	21,714	13,455	37,347	22,052	15,295

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Significant events related to employees’ pension benefits

Applicable regulation in the United Kingdom requires entities to maintain plan assets at a level similar to that of the obligations. In November 2012, in order to better manage CEMEX’s obligations under its defined benefit pension schemes and future cash funding requirements thereof, CEMEX implemented an asset backed pension funding arrangement in its operations in the United Kingdom by means of which CEMEX transferred certain operating assets to a non-transferable limited partnership, owned, controlled and consolidated by CEMEX UK with a total value of approximately US$553 and entered into lease agreements for the use of such assets with the limited partnership, in which the pension schemes hold a limited interest. On an ongoing basis CEMEX UK will make annual rental payments of approximately US$20, increasing at annual rate of 5%, which will generate profits in the limited partnership that are then distributed to the pension schemes. As previously mentioned, the purpose of the structure, in addition to provide the pension schemes with secured assets producing an annual return over a period of 25 years, improves the security for the trustees of the pension schemes, and reduces the level of cash funding that CEMEX UK will have to make in future periods. In 2037, on expiry of the lease arrangements, the limited partnership will be terminated and under the terms of the agreement, the remaining assets will be distributed to CEMEX UK. Any future profit distribution from the limited partnership to the pension fund will be considered as an employer contribution to plan assets in the period in which they occur.

On February 29, 2012, CEMEX UK agreed with the trustees of its employees’ defined benefits pension plans to the modification of certain terms and benefits accrued until February 29, 2012. Beginning on this date, the eligible employees in the United Kingdom started to accrue pension benefits in the existing defined contribution scheme. In addition, during 2012, the adjustment for the change in the consumer price index explained below was extended to retirees under the pension plan. As of the modifications dates, the changes to the defined benefits schemes resulted in a curtailment event and also affected prior service costs, generating a net gain in the operating results for 2012 of approximately $1,914 (US$146), mainly related to: 1) the effect of replacing salary increases with inflationary ones for the current retirees, and 2) the removal of certain death and termination benefits. In addition, during 2011, based on the applicable regulation, CEMEX UK communicated to the pension plans’ trustees its decision to adopt for active beneficiaries the consumer price index for purposes of the restatement by inflation of the related obligations, in replacement of the retail price index, which had been used until 2010, resulting in a decrease in the projected benefit obligation related to past services of approximately $509, which is reflected in both the table of the net periodic cost and the table of the reconciliation of the benefits’ obligations, within the line item of actuarial results. As of December 31, 2012, the deficit in these plans, excluding other postretirement benefits, was approximately $2,929 (US$228). These plans in the United Kingdom have been closed to new participants since 2004.

During 2011, following the required notices to the plans’ trustees, CEMEX settled its defined benefit pension plans in the Republic of Ireland. As a result, the available assets were used to provide beneficiaries’ entitlements in accordance with the agreement reached between CEMEX and the trustees of the relevant pension schemes. As of the wind up date, the total deficit in these schemes was approximately €15 (US$19 or $266). As part of the wind up agreement to settle this liability, CEMEX agreed to make contributions of approximately €11, of which approximately €10 will be paid over the next 20 years subject to a compound annual interest rate of 3% from the date of wind up to the date of payment. CEMEX granted security over certain non-operating assets for this payment. The wind up gave rise to a settlement gain in 2011 of approximately €4 (US$6 or $70), and the remaining liability as of December 31, 2011 of approximately €10 (US$13 or $181) was reclassified to other current and non-current liabilities, as appropriate.

During 2011, CEMEX reduced significantly its workforce subject to defined pension and other postretirement benefits due to the ongoing streamlining of its operations in Mexico. The net periodic cost for 2011 reflects a curtailment gain of approximately $107 related to the significant decrease in the number of active participants, of which approximately $10 refer to pensions and approximately $97 to other postretirement benefits.

Information related to other postretirement benefits

In some countries, CEMEX has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2012 and 2011, the projected benefits obligation related to these benefits was approximately $1,247 and $1,256, respectively. The medical inflation rates used to determine the projected benefits obligation of these benefits for Mexico were 7.0% in 2012 and 7.0% in 2011, for Puerto Rico and the United States were 4.6% in 2012 and 4.7% in 2011, and for the United Kingdom were 6.6% in 2012 and 7.4% in 2011.

During 2012, in Puerto Rico, CEMEX eliminated coverage under the medical plan for any participants who had not retired by January 2, 2012. This event generated a curtailment gain of approximately $18 recognized as part of the net periodic cost.

Sensitivity analysis of pension and other postretirement benefits

A 50 basis points decrease in the discount rate would have increased the defined benefit pension obligation by approximately $2,192 (US$171) as of December 31, 2012, and the pension service cost in 2012 by approximately $32. A 50 basis points increase in the discount rate would have decreased the defined benefit pension obligation by approximately $2,170 (US$169) as of December 31, 2012, and the pension service cost in 2012 by approximately $26.

A 50 basis points decrease in the discount rate would have increased the postretirement benefit obligation by approximately $104 (US$8) as of December 31, 2012, and the postretirement service cost in 2012 by approximately $5. A 50 basis points increase in the same discount rate would have decreased the postretirement benefit obligation by approximately $96 (US$7) as of December 31, 2012, and the postretirement service cost in 2012 by approximately $5.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

19)	INCOME TAXES

19A)	INCOME TAXES FOR THE PERIOD

The amounts for income taxes included in the statements of operations in 2012, 2011 and 2010 are summarized as follows:

	2012	2011	2010
Current income taxes
From Mexican operations	$1,825	(11,010)	(208)
From foreign operations	4,377	(3,326)	(4,494)

	6,202	(14,336)	(4,702)

Deferred income taxes
From Mexican operations	1,276	327	1,108
From foreign operations	(13,575)	1,802	1,520

	(12,299)	2,129	2,628

	$(6,097)	(12,207)	(2,074)

As of December 31, 2012, consolidated tax loss and tax credits carryforwards and reserved carryforwards expire as follows:

	Amount of carryforwards	Amount of reserved carryforwards
2013	$1,019	98
2014	10,272	3,042
2015	9,702	2,675
2016	17,082	4,656
2017 and thereafter	341,635	271,260

	$379,710	281,731

19B)	DEFERRED INCOME TAXES

As of December 31, 2012 and 2011, the main temporary differences that generated the consolidated deferred income tax assets and liabilities are presented below:

	2012	2011
Deferred tax assets:
Tax loss carryforwards and other tax credits	$16,118	34,826
Accounts payable and accrued expenses	11,734	9,643
Intangible assets and deferred charges, net	9,786	14,992
Others	177	534

Net deferred tax assets	37,815	59,995
Deferred tax liabilities:
Property, machinery and equipment	(33,672)	(41,165)
Investments and other assets	(3,531)	(2,469)
Others	(426)	(3,366)

Total deferred tax liabilities	(37,629)	(47,000)

Net deferred tax asset	$186	12,995

The breakdown of changes in consolidated deferred income taxes during 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Deferred income tax (charged) credited to the statements of operations 1	$(12,299)	2,129	2,628
Deferred income tax (charged) credited to stockholders’ equity	(515)	159	1,467
Reclassification to other captions in the balance sheet	5	(801)	(1,631)

Change in deferred income tax for the period	$(12,809)	1,487	2,464

1

Considering current estimates of future taxable income in Spain and due to changes in the applicable regulations, during 2012, CEMEX reduced its deferred tax assets associated with tax loss carryforwards by approximately $17,018, against the deferred income tax expense for the period.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Current and/or deferred income tax relative to items of other comprehensive loss during 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Tax effects relative to foreign exchange fluctuations from debt (note 20B)	$(2,082)	3,391	(566)
Tax effects relative to foreign exchange fluctuations from intercompany balances (note 20B)	(724)	1,424	5,449
Tax effects relative to actuarial (losses) gains (note 20B)	318	343	392
Other effects	(833)	(184)	1,075

	$(3,321)	4,974	6,350

For the recognition of deferred tax assets, CEMEX analyzes the aggregate amount of self-determined tax loss carryforwards included in its income tax returns in each country where CEMEX believes, based on available evidence, that the tax authorities would not reject such tax loss carryforwards; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX believes that it is probable that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX believes that it would not be able to use a tax loss carryforward before its expiration or any other tax asset, CEMEX would not recognize such asset. Both situations would result in additional income tax expense for the period in which such determination is made. In order to determine whether it is probable that deferred tax assets will ultimately be realized, CEMEX takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. In addition, every reporting period, CEMEX analyzes its actual results versus its estimates, and adjusts, as necessary, its tax asset valuations. If actual results vary from CEMEX’s estimates, the deferred tax asset may be affected and necessary adjustments will be made based on relevant information. Any adjustments recorded will affect CEMEX’s statements of operations in such period.

As of December 31, 2012, CEMEX’s deferred tax loss carryforwards that have been recognized expire as follows:

Amount of unreserved carryforwards
2013	$921
2014	7,230
2015	7,027
2016	12,426
2017 and thereafter	70,375

$97,979

In connection with CEMEX’s deferred tax loss carryforwards presented in the table above, as of December 31, 2012, in order to realize the benefits associated with such deferred tax assets that have not been reserved, before their expiration, CEMEX would need to generate approximately $97,979 in consolidated pre-tax income in future periods. For the years ended December 31, 2012, 2011 and 2010, CEMEX has reported pre-tax losses on a worldwide consolidated basis. Nonetheless, based on the same forecasts of future cash flows and operating results used by CEMEX’s management to allocate resources and evaluate performance in the countries in which CEMEX operates, which include expected growth in revenues and reductions in interest expense in several countries due to a reduction in intra-group debt balances, along with the implementation of feasible tax strategies, CEMEX believes that it will recover the balance of its tax loss carryforwards that have not been reserved before their expiration. In addition, CEMEX concluded that, the deferred tax liabilities that were considered in the analysis of recoverability of its deferred tax assets will reverse in the same period and tax jurisdiction of the related recognized deferred tax assets. Moreover, a certain amount of CEMEX’s deferred tax assets refer to operating segments and tax jurisdictions in which CEMEX is currently generating taxable income or in which, according to CEMEX’s management cash flow projections, will generate taxable income in the relevant periods before the expiration of the deferred tax assets, considering that the amount of taxable income required to recover CEMEX’s deferred tax assets over the next four years is not significant, and that approximately $70,375 out of the $97,979 of consolidated pre-tax income mentioned above would be required over several years in 2017 and thereafter.

CEMEX, S.A.B de C.V. has not provided for any deferred tax liability for the undistributed earnings generated by its subsidiaries recognized under the equity method, considering that such undistributed earnings are expected to be reinvested, and to not generate income tax in the foreseeable future. Likewise, CEMEX does not recognize a deferred income tax liability related to its investments in subsidiaries and interests in joint ventures, considering that CEMEX controls the reversal of the temporary differences arising from these investments.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

19C)	EFFECTIVE TAX RATE

Differences between the financial reporting and the corresponding tax basis of assets and liabilities and the different income tax rates and laws applicable to CEMEX, among other factors, give rise to permanent differences between the statutory tax rate applicable in Mexico, and the effective tax rate presented in the consolidated statements of operations, which in 2012, 2011 and 2010 were as follows:

	2012	2011	2010
	%	%	%
Consolidated statutory tax rate	(30.0)	(30.0)	(30.0)
Non-taxable dividend income	(0.7)	(1.9)	—
Expenses and other non-deductible items	7.7	53.4	10.3
Unrecognized tax benefits in the year	(44.6)	34.8	(33.2)
Non-taxable sale of marketable securities and fixed assets	(14.2)	(14.4)	22.1
Difference between book and tax inflation	34.0	9.9	12.3
Other tax non-accounting benefits 1	166.4	45.9	33.3
Others	0.4	(0.5)	3.4

Effective consolidated tax rate	119.0	97.2	18.2

1

Includes: a) the effects of the different income tax rates in the countries where CEMEX operates and other permanent differences; b) changes during the period related to deferred tax assets originated by tax loss carryforwards (note 19B); and c) changes in the balance of provisions for tax uncertainties during the period, as described in note 19D.

19D)	UNCERTAIN TAX POSITIONS AND SIGNIFICANT TAX PROCEEDINGS

As of December 31, 2012 and 2011, as part of short-term and long-term provisions and other liabilities (note 17), CEMEX has recognized provisions related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authority would differ from the position adopted by CEMEX (note 2O). As of December 31, 2012, the tax returns submitted by some subsidiaries of CEMEX located in several countries are under review by the respective tax authorities in the ordinary course of business. CEMEX cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements.

A summary of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2012, 2011 and 2010, excluding interest and penalties, is as follows:

	2012	2011	2010
Balance of tax positions at beginning of year	$21,936	17,260	20,333
Additions for tax positions of prior years	325	1,162	3,687
Additions for tax positions of current year	110	4,812	765
Reductions for tax positions related to prior years and other items	(14,601)	(2,513)	(2,240)
Settlements and reclassifications	(4,053)	(121)	(81)
Expiration of the statue of limitations	(1,599)	(120)	(4,195)
Foreign currency translation effects	(883)	1,456	(1,009)

Balance of tax positions at end of year	$1,235	21,936	17,260

Tax examinations can involve complex issues, and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation. Although CEMEX believes its estimates of the total unrecognized tax benefits are reasonable, uncertainties regarding the final determination of income tax audit settlements and any related litigation could affect the amount of total unrecognized tax benefits in future periods. It is difficult to estimate the timing and range of possible changes related to the uncertain tax positions, as finalizing audits with the income tax authorities may involve formal administrative and legal proceedings. Accordingly, it is not possible to reasonably estimate the expected changes to the total unrecognized tax benefits over the next 12 months, although any settlements or statute of limitations expirations may result in a significant increase or decrease in the total unrecognized tax benefits, including those positions related to tax examinations being currently conducted.

As of December 31, 2012, certain significant proceedings associated with these tax positions are as follows:

•

During 2011, the U.S. Internal Revenue Service (“IRS”) had issued various Notices of Proposed Adjustment (“NOPAs”) for the years 2005 through 2009 proposing certain adjustments to CEMEX’s tax returns. As of December 31, 2012, CEMEX’s subsidiaries in the United States and the IRS have reached a resolution regarding the income tax audits for the years 2005 through 2009 and also tax losses to applicable prior years to recover taxes previously paid. CEMEX expects a net refund from the IRS of approximately US$25. In connection with this resolution, CEMEX expects to owe additional state and local income taxes and interest resulting from the IRS audit adjustments. The IRS has recently commenced an audit of years 2010 and 2011. CEMEX believes it has adequately reserved for its uncertain tax position. The amount of which is not specified, as doing so may harm the current negotiations of CEMEX with the IRS. Nonetheless, there can be no assurance that the outcome of the IRS negotiations will not require further provisions for taxes.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Significant tax proceedings - continued

•

Pursuant to amendments to the Mexican income tax law effective January 1, 2005, Mexican companies with investments in foreign entities whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on net passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such entities, provided, however, that those revenues are not derived from entrepreneurial activities in such countries. CEMEX challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. On March 1, 2012 and July 5, 2012, CEMEX self-assessed the taxes corresponding to the 2005 and 2006 tax years, respectively, for a total amount, inclusive of surcharges and carry-forward charges, of approximately $4,642 (US$358) for 2005 and $1,100 (US$86) for 2006, of which 20%, equivalent to approximately $928 (US$72) for 2005 and $221 (US$17) for 2006, was paid in connection with the submission of amended tax returns. The remaining 80% of such total amounts would have been due in February 2013 and July 2013 for the 2005 and 2006 tax years, respectively, plus additional interest if CEMEX would have elected to extend the payment date in thirty-six monthly installments. On January 31, 2013 in connection with the transitory amnesty provision described below, CEMEX reached a settlement agreement with the tax authorities (note 26). Changes in the provision were recognized through income tax expense for the period.

•

In November 2009, Mexico approved amendments to the income tax law, which became effective on January 1, 2010. Such amendments modified the tax consolidation regime by requiring entities to determine income taxes as if the tax consolidation provisions did not exist from 1999 onward, specifically turning into taxable items: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V.; and c) other transactions that represented the transfer of resources between the companies included in the tax consolidation. In connection with these changes to the tax consolidation regime, as of December 31, 2009, CEMEX had accrued an aggregate liability of $10,461, of which: i) $8,216 had been recognized against “Other non-current assets” before the new tax law became effective, assets which, CEMEX expects to recover through the payment of the related tax liability; and ii) $2,245 was recognized in December 2009, in connection with the amendments to the income tax law mentioned above. In December 2010, pursuant to miscellaneous rules, the tax authority in Mexico granted the option to defer the calculation and payment of the income tax over the difference in equity explained above, until the subsidiary is disposed of or CEMEX eliminates the tax consolidation. As a result, CEMEX reduced its estimated tax payable by approximately $2,911 against a credit to income taxes for the period in the statements of operations. Tax liabilities associated with the tax loss carryforwards used in the tax consolidation of the Mexican subsidiaries are not offset with deferred tax assets in the balance sheet. The realization of these tax assets is subject to the generation of future tax earnings in the controlled subsidiaries that generated the tax loss carryforwards in the past. Changes in the Parent Company’s tax payable associated with the tax consolidation in Mexico in 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Balance at the beginning of the year	$12,410	10,079	10,461
Income tax received from subsidiaries	2,089	2,352	2,496
Restatement for the period	745	485	358
Payments during the period	(698)	(506)	(325)
Effects associated with miscellaneous rules	—	—	(2,911)

Balance at the end of the year	$14,546	12,410	10,079

•

On January 21, 2011, the Mexican tax authority notified CEMEX, S.A.B. de C.V., of a tax assessment for approximately $996 (US$77) pertaining to the tax year 2005. The tax assessment is related to the corporate income tax in connection with the tax consolidation regime. As a result of a tax reform in 2005, the law allows the cost of goods sold to be deducted, instead of deducting purchases. Since there were inventories as of December 31, 2004, in a transition provision, the law allowed the inventory to be accumulated as income (thus reversing the deduction via purchases) and then be deducted from 2005 onwards as cost of goods sold. In order to compute the income resulting from the inventories in 2004, the law allowed this income to be offset against accumulated tax losses of some of CEMEX’s subsidiaries. The authorities argued that because of this offsetting, the right to use such losses at the consolidated level had been lost; therefore, CEMEX had to increase its consolidated income or decrease its consolidated losses. CEMEX believes that there is no legal support for the conclusion of the Mexican tax authority and, on March 29, 2011, CEMEX challenged the assessment before the tax court.

•

On November 16, 2011, the Mexican tax authorities notified Centro Distribuidor de Cemento, S.A. de C.V. and Mexcement Holdings, S.A. de C.V., subsidiaries of CEMEX in Mexico, of tax assessments related to direct and indirect investments in entities considered to be preferential tax regimes, in the amount of approximately $1,251 (US$101) and approximately $759 (US$59), respectively. In February 2012, CEMEX filed a claim against these assessments before the corresponding courts. At this stage, CEMEX is not able to assess the likelihood of an adverse result in these proceedings.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Significant tax proceedings - continued

•

On December 17, 2012, the Mexican authorities published the decree of the Federation Revenues Law for the 2013 tax year. The decree contains a transitory amnesty provision that grants tax amnesty of up to 80% of certain tax proceedings originated before the 2007 tax period, and 100% of interest and penalties, as well as 100% of interest and penalties of tax proceedings originated in the 2007 tax period and thereafter. CEMEX is a beneficiary of such transitory amnesty provision in connection with several of the Mexican tax proceedings mentioned in the paragraphs above. The tax authorities must issue the relevant rules for the implementation of such decree no later than March 2013. CEMEX awaits the publication of such rules in order to definitively determine the final amount of taxes payable and benefits that would be obtained pursuant to the decree. Based on CEMEX’s best estimates and current understanding of the transitory amnesty provision, CEMEX reduced the provision accrued in prior years related to these tax proceedings and the effect is included as part of the changes of unrecognized tax benefits during the year presented in the table above.

•

On November 10, 2010, the Colombian tax authority notified CEMEX Colombia of a proceeding in which the Colombian tax authority rejected certain tax losses taken by CEMEX Colombia in its 2008 year-end tax return. In addition, the Colombian tax authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately 43 billion Colombian pesos (US$24 or $308) and imposed a penalty in the amount of approximately 69 billion Colombian pesos (US$39 or $501), both amounts as of December 31, 2012. The Colombian tax authority argues that CEMEX Colombia is limited in its use of prior year tax losses to 25% of such losses per subsequent year. CEMEX believes that the tax provision that limits the use of prior year tax losses does not apply in the case of CEMEX Colombia because the applicable tax law was repealed in 2006. Furthermore, CEMEX believes that the Colombian tax authority is no longer able to review the 2008 tax return because the time to review such return has already expired pursuant to Colombian law. The Colombian tax authority issued an official settlement on July 27, 2011, which confirmed its position in the special request. The official settlement was appealed by CEMEX on September 27, 2011. On July 31, 2012, the Colombian tax authority notified CEMEX Colombia of the resolution confirming the official liquidation. In November 2012, CEMEX Colombia appealed the official assessment. CEMEX believes it has adequately reserved for this proceeding. Nonetheless, CEMEX is not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia, but if adversely resolved, this proceeding could have a material adverse impact on CEMEX’s liquidity and financial position.

•

On April 1, 2011, the Colombian Tax Authority notified CEMEX Colombia of a special proceeding (requerimiento especial) in which the Colombian Tax Authority rejected certain deductions taken by CEMEX Colombia in its 2009 year-end tax return. The Colombian Tax Authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately $90 billion Colombian Pesos (approximately US$51 or $655) and imposed a penalty in the amount of approximately $144 billion Colombian Pesos (approximately US$81 or $1,041). The Colombian Tax Authority argues that certain expenses are not deductible for fiscal purposes because they are not linked to direct revenues recorded in the same fiscal year, without taking into consideration that future revenue will be taxed with income tax in Colombia. CEMEX Colombia responded to the special proceeding notice on June 25, 2011. On December 15, 2011, the Colombian Tax Authority issued its final determination, which confirmed the information in the special proceeding. CEMEX Colombia appealed the final determination on February 15, 2012 and it is expected to have a response from the Tax Authorities no later than February, 2013. At this stage, CEMEX is not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia, but if adversely resolved, this proceeding could have a material adverse impact on CEMEX’s liquidity and financial position.

20)	STOCKHOLDERS’ EQUITY

As of December 31, 2012 and 2011, stockholders’ equity excludes investments in CPOs of CEMEX, S.A.B. de C.V. held by subsidiaries of approximately $229 (18,028,276 CPOs) and $129 (17,334,881 CPOs), respectively, which were eliminated within “Other equity reserves.” The increase in the number of CPOs held by subsidiaries during 2012 relates to CPOs received by subsidiaries as a result of the recapitalization of retained earnings as described below.

20A)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of December 31, 2012 and 2011, the breakdown of common stock and additional paid-in capital was as follows:

	2012	2011
Common stock	$4,139	4,135
Additional paid-in capital	113,929	109,309

	$118,068	113,444

As of December 31, 2012 and 2011, the common stock of CEMEX, S.A.B. de C.V. was represented as follows:

	2012		2011
Shares 1	Series A 2	Series B 3	Series A 2	Series B 3
Subscribed and paid shares	21,872,295,096	10,936,147,548	20,939,727,526	10,469,863,763
Unissued shares authorized for stock compensation programs	1,155,804,458	577,902,229	250,782,926	125,391,463
Shares that guarantee the issuance of convertible securities 4	6,162,438,520	3,081,219,260	5,932,438,520	2,966,219,260
Shares authorized for the issuance of stock or convertible securities 5	4,146,404	2,073,202	7,561,480	3,780,740

	29,194,684,478	14,597,342,239	27,130,510,452	13,565,255,226

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Common Stock and Additional Paid-In Capital - continued

1	As of December 31, 2012 and 2011, 13,068,000,000 shares correspond to the fixed portion, and 30,724,026,717 shares in 2012 and 27,627,765,678 shares in 2011, correspond to the variable portion.
2	Series “A” or Mexican shares must represent at least 64% of CEMEX’s capital stock.
3	Series “B” or free subscription shares may represent up to 36% of CEMEX’s capital stock.
4	Shares that guarantee the conversion of both the voluntary and mandatorily convertible securities (note 16B).
5	Shares authorized for the issuance of stock through a public offer or through the issuance of convertible securities.

On February 23, 2012, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,256.4 million shares (418.8 million CPOs), which shares were issued, representing an increase in common stock of approximately $3.4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $4,133.8; (ii) increase the variable common stock by issuing up to 345 million shares (115 million CPOs),which will be kept in CEMEX’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX’s convertible securities (note 16B); (iii) the cancellation of 5,122 million treasury shares, which were not subject to public offer or convertible notes issuance in the 24 months period authorized by the extraordinary shareholders meeting held on September 4, 2009; and (iv) increase the variable common stock by issuing up to 1,500 million shares (500 million CPOs) which will be kept in CEMEX’s treasury and used to be subscribed and paid pursuant to the terms and conditions of CEMEX’s long-term compensation stock program (note 21), without triggering the shareholders’ preemptive rights.

On February 24, 2011, stockholders at the extraordinary shareholders’ meeting approved an increase in the variable portion of our capital stock of up to 6 billion shares (2 billion CPOs). Pursuant to the resolution approved by CEMEX, S.A.B. de C.V.’s stockholders, the subscription and payment of the new shares may occur through a public offer of CPOs and/or the issuance of convertible securities. These shares are kept in CEMEX’s treasury as a guarantee for the potential issuance of shares through CEMEX’s convertible securities (note 16B).

On February 24, 2011, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings, issuing up to 1,202.6 million shares (400.9 million CPOs) based on a price of $10.52 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 401 million CPOs were issued, representing an increase in common stock of approximately $3, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $4,213; and (ii) increase the variable common stock by up to 60 million shares (20 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s convertible securities (note 16B). These shares are kept in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares.

On April 29, 2010, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings, issuing up to 1,153.8 million shares (384.6 million CPOs) based on a price of $14.24 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 384.6 million CPOs were issued, representing an increase in common stock of approximately $3, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $5,476, and (ii) increase the variable common stock by up to 750 million shares (250 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s convertible securities (note 16B). These shares are kept in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares.

The CPOs issued pursuant to the exercise of options under the “Fixed program” (note 21A) generated additional paid-in capital of approximately $11 in 2011 and $5 in 2010, and increased the number of shares outstanding. In addition, in connection with the long-term executive stock-based compensation programs (note 21), in 2012, 2011 and 2010, CEMEX issued approximately 46.4 million CPOs, 43.4 million CPOs and 25.7 million CPOs, respectively, generating additional paid-in capital of approximately $486, $495 and $312, respectively, associated with the fair value of the compensation received by executives.

20B)	OTHER EQUITY RESERVES

As of December 31, 2012 and 2011 other equity reserves are summarized as follows:

	2012	2011
Cumulative translation effect, net of effects from perpetual debentures and deferred income taxes recognized directly in equity (notes 19B and 20D)	$13,635	15,189
Cumulative actuarial gains (losses)	(3,174)	(2,234)
Issuance of convertible securities 1	1,971	1,971
Treasury shares held by subsidiaries	(229)	(129)

	$12,203	14,797

1

Represents the equity component associated with the issuances of mandatorily convertible notes described in note 16B. Upon mandatory conversion of these securities, these balances will be correspondingly reclassified to common stock and/or additional paid-in capital.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

For the years ended December 31, 2012, 2011 and 2010, the translation effects of foreign subsidiaries included in the statements of comprehensive loss were as follows:

	2012	2011	2010
Foreign currency translation adjustment 1	$(16,031)	30,733	11,144
Foreign exchange fluctuations from debt 2	6,939	(11,305)	1,886
Foreign exchange fluctuations from intercompany balances 3	1,756	(8,068)	(20,059)

	$(7,336)	11,360	(7,029)

1	These effects refer to the result from the translation of the financial statements of foreign subsidiaries.
2

Generated by foreign exchange fluctuations over a notional amount of debt in CEMEX, S.A.B. de C.V. associated with the acquisition of foreign subsidiaries and designated as a hedge of the net investment in foreign subsidiaries.

3

Refers to foreign exchange fluctuations arising from balances with related parties in foreign currencies that are of a long-term investment nature considering that their liquidation is not anticipated in the foreseeable future and foreign exchange fluctuations over a notional amount of debt of a subsidiary of CEMEX España identified and designated as a hedge of the net investment in foreign subsidiaries.

20C)	RETAINED EARNINGS

Net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the capital represented by the common stock. As of December 31, 2012, the legal reserve amounted to $1,804.

20D)	NON-CONTROLLING INTEREST AND PERPETUAL DEBENTURES

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. As of December 31, 2012 and 2011, non-controlling interest in equity amounted to approximately $8,410 and $3,513, respectively.

As mentioned in note 15B, on May 17, 2012, CEMEX acquired the non-controlling interest in Readymix, the Company’s subsidiary in Ireland.

On November 15, 2012, CEMEX Latam Holdings, S.A. (“CEMEX Latam”), a wholly-owned subsidiary of CEMEX España, S.A., concluded its initial offering of 170,388,000 new common shares, at a price of 12,250 Colombian Pesos per common share. The common shares offered by CEMEX Latam included (a) 148,164,000 new common shares offered in a public offering to investors in Colombia and in a concurrent private placement to eligible investors outside of Colombia, and (b) an additional 22,224,000 new common shares offered in such private placement that were subject to a put option granted to the initial purchasers during the 30-day period following closing of the offering. CEMEX Latam’s assets include substantially all of CEMEX’s cement and ready-mix assets in Colombia, Panama, Costa Rica, Brazil, Guatemala and El Salvador. After giving effect to the offering, and the exercise of the put option by the initial purchasers, CEMEX España, S.A., owns approximately 73.35% of CEMEX Latam’s outstanding common shares, excluding shares held in treasury. CEMEX Latam’s common shares are listed on the Colombian Stock Exchange (Bolsa de Valores de Colombia S.A.) under the ticker CLH. The net proceeds from the offering of approximately US$960, after deducting commissions and offering expenses and after giving effect to the exercise of the put option by the initial purchasers, were used by CEMEX to repay indebtedness under the Facilities Agreement and the Financing Agreement. During September and October 2012, CEMEX entered into foreign exchange call options and forward contracts for notional amounts of US$200 and US$510, respectively; to hedge the exposure to the exchange rate fluctuations between the Colombian peso to the U.S. dollar. At settlement, changes in the fair value of these instruments generated a loss of approximately US$2 ($26).

Perpetual debentures

As of December 31, 2012 and 2011, the balances of the non-controlling interest included approximately US$473 ($6,078) and US$938 ($13,089), respectively, representing the notional amount of perpetual debentures. The balance in 2012 and 2011 excludes the notional amount of perpetual debentures held by subsidiaries, acquired during 2012 and 2011 through a series of exchange transaction of each series of its then outstanding perpetual debentures for new secured notes or other financial instruments (note 16A). The exchange offers previously mentioned were contemporarily agreed by CEMEX and its perpetual debentures’ holders, without any existing commitment.

Interest expense on the perpetual debentures, which is accrued based on the principal amount, was included within “Other equity reserves” and represented expenses of approximately $453 in 2012, $1,010 in 2011 and $1,624 in 2010, excluding in all periods the amount of interest accrued by perpetual debentures held by subsidiaries.

CEMEX’s perpetual debentures have no fixed maturity date and there are no contractual obligations for CEMEX to exchange any series of its outstanding perpetual debentures for financial assets or financial liabilities. As a result, these debentures, issued entirely by Special Purpose Vehicles (“SPVs”), qualify as equity instruments and are classified within non-controlling interest, as they were issued by consolidated entities. In addition, subject to certain conditions, CEMEX has the unilateral right to defer indefinitely the payment of interest due on the debentures. The classification of the debentures as equity instruments was made under applicable IFRS. The different SPVs were established solely for purposes of issuing the perpetual debentures and were included in CEMEX’s consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

As of December 31, 2012 and 2011, the detail of CEMEX’s perpetual debentures, giving effect to the exchange transactions that occurred during these periods, as mentioned above, and to the exclusion of perpetual debentures held by subsidiaries, was as follows:

Issuer	Issuance date	2012 Nominal amount		2011 Nominal amount		Repurchase option	Interest rate
C10-EUR Capital (SPV) Ltd.	May 2007		€64		€147	Tenth anniversary	6.3%
C8 Capital (SPV) Ltd.	February 2007	US$	137	US$	288	Eighth anniversary	6.6%
C5 Capital (SPV) Ltd 1.	December 2006	US$	69	US$	111	Fifth anniversary	LIBOR + 4.277%
C10 Capital (SPV) Ltd.	December 2006	US$	183	US$	349	Tenth anniversary	6.7%

1

Beginning January 1, 2012, the annual interest rate of this series changed from 6.2% to 3-month LIBOR plus 4.277%, which is reset quarterly. Interest payments on this series will be made quarterly instead of semi-annually. CEMEX is not permitted to call these debentures under the Facilities Agreement. As of December 31, 2012 and 2011, 3-month LIBOR was approximately 0.306% and 0.5810%, respectively.

21)	EXECUTIVE STOCK-BASED COMPENSATION

CEMEX has long-term restricted stock-based compensation programs providing for the grant of CEMEX’s CPOs to a group of executives, pursuant to which, new CPOs are issued under each annual program over a service period of 4 years. By agreement with the executives, the CPOs of the annual grant (25% of each annual program) are placed in a trust established for the benefit of the executives to comply with a 1 year restriction on sale. Under these programs, CEMEX granted approximately 46.4 million CPOs in 2012, 43.4 million CPOs in 2011 and 25.7 million CPOs in 2010 that were subscribed and pending for payment in CEMEX’s treasury. Of the total CPOs granted in 2011, approximately 10.3 million CPOs were related to termination payments associated with restructuring events (note 6). As of December 31, 2012, there are approximately 87.4 million CPOs associated with these annual programs that are expected to be issued during the following years as the executives render services. The compensation expense related to these programs in 2012, 2011 and 2010 recognized in the operating results amounted to approximately $486, $415 and $536, respectively. The weighted average price per CPO granted during the period was approximately $10.48 in 2012, $11.42 in 2011 and $12.12 in 2010.

In 2012, CEMEX initiated a new stock-based compensation program for a group of executives which is linked to both internal performance conditions (increase in Operating EBITDA), as well as market conditions (increase in the price of CEMEX’s CPO), over a period of three years. Under this program, CEMEX granted awards over approximately 39.9 million CPOs, which become vested upon achievement of the annual performance conditions. Any CPOs vested would be delivered, fully unrestricted, only to active executives in March 2015. The compensation expense related to this program in 2012 of approximately $136 was recognized in the operating results against “Other equity reserves.”

Until 2005, CEMEX granted stock options to executives based on CEMEX’s CPO. Options outstanding under CEMEX’s programs represent liability instruments, except for those of its “Fixed program,” which was designated as equity instruments (note 2S). The information related to options granted in respect of CEMEX, S.A.B. de C.V. shares is as follows:

Options	Fixed program (A)	Variable program (B)	Restricted program (C)		Special program (D)
Options at the beginning of 2011	448,743	1,358,920		15,022,272	714,618
Changes in 2011:
Options cancelled and adjustments	(115,617)	(815,424)		—	(81,826)
Options exercised	(333,126)	—		—	—

Options at the end of 2011	—	543,496		15,022,272	632,792
Changes in 2012:
Options cancelled and adjustments	—	(279,720)		(15,022,272)	(125,345)
Options exercised	—	—		—	—

Options at the end of 2012	—	263,776		—	507,447

Underlying CPOs 1	—	1,451,249		—	10,148,940

Weighted average exercise prices per CPO:
Options outstanding at the beginning of 2012 1	—	US$1.55	US$	2.00	US$1.36
Options exercised in the year 1	—	—		—	—
Options outstanding at the end of 2012 1	—	US$1.42		—	US$1.40

Average life of options:	—	0.6 years		—	1.4 years

Number of options per exercise price:
	—	—		—	135,751 - US$1.0
	—	205,034 - US$1.4		—	257,291 - US$1.4
	—	58,742 - US$1.6		—	114,405 - US$1.9

Percent of options fully vested:	100%	—		100%	—

Prices and the number of underlying CPOs are technically adjusted for the dilutive effect of stock dividends and recapitalization of retained earnings.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Executive stock-based compensation - continued

A)	Fixed program

From June 1995 through June 2001, CEMEX granted stock options with a fixed exercise price in pesos, equivalent to the market price of the CPO at the grant date and with tenure of 10 years. The employees’ option rights vested up to 25% annually during the first 4 years after having been granted.

B)	Variable program

This program started in November 2001, through an exchange of fixed program options, with exercise prices denominated in dollars increasing annually at a 7% rate.

C)	Restricted program

This program started in February 2004 through a voluntary exchange of options mainly from the variable program. These options had an exercise price denominated in dollars which, depending on the program, increased annually at a 5.5% rate or at a 7% rate. Executives’ gains under these options were settled in the form of CPOs, which were restricted for sale for an approximate period of 4 years from the exercise date.

D)	Special program

From June 2001 through June 2005, a CEMEX subsidiary in the United States granted to a group of its employees a stock option program to purchase CEMEX ADSs. The options granted have a fixed exercise price denominated in dollars and tenure of 10 years. The employees’ option rights vested up to 25% annually after having been granted. The option exercises are hedged using ADSs currently owned by subsidiaries, which increases stockholders’ equity and the number of shares outstanding. The amounts of these ADS programs are presented in terms of equivalent CPOs.

Valuation of options at fair value and accounting recognition

All options of programs that qualify as liability instruments are valued at their estimated fair value as of the date of the financial statements, recognizing changes in valuations in the statements of operations. Changes in the provision for executive stock option programs for the years ended December 31, 2012, 2011 and 2010 were as follows:

	Restricted program	Variable program	Special program	Total
Provision as of January 1, 2010	$114	24	54	192
Net revenue in current period results	(92)	(15)	(40)	(147)
Estimated decrease from exercises of options	—	—	2	2
Foreign currency translation effect	(7)	(1)	(3)	(11)

Provision as of December 31, 2010	15	8	13	36
Net revenue in current period results	(17)	(9)	(15)	(41)
Estimated decrease from exercises of options	—	—	—	—
Foreign currency translation effect	2	1	2	5

Provision as of December 31, 2011	—	—	—	—
Net expense (revenue) in current period results	—	—	9	9
Estimated decrease from exercises of options	—	—	—	—
Foreign currency translation effect	—	—	—	—

Provision as of December 31, 2012	$—	—	9	9

The options’ fair values were determined through the binomial option-pricing model. As of December 31, 2012, 2011 and 2010, the most significant assumptions used in the valuations were as follows:

Assumptions	2012	2011	2010
Expected dividend yield	4.0%	4.0%	4.0%
Volatility	35%	35%	35%
Interest rate	0.1%	0.1%	1.2%
Weighted average remaining tenure	1.1 years	1.2 years	2.1 years

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

22)	LOSS PER SHARE

Based on IAS 33 Earnings per Share (“IAS 33”), basic earnings (loss) per share shall be calculated by dividing profit or loss attributable to ordinary equity holders of the parent entity (the numerator) by the weighted average number of shares outstanding (the denominator) during the period. Shares that would be issued depending only on the passage of time should be included in the determination of the basic weighted average number of shares outstanding. Diluted earnings (loss) per share should reflect in both, the numerator and denominator, the assumption that convertible instruments are converted, that options or warrants are exercised, or that ordinary shares are issued upon the satisfaction of specified conditions, to the extent that such assumption would lead to a reduction in basic earnings per share or an increase in basic loss per share, otherwise, the effects of potential shares are not considered because they generate antidilution.

The amounts considered for calculations of loss per share (“LPS”) in 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Denominator (thousands of shares)
Weighted average number of shares outstanding 1	31,672,189	31,267,218	31,177,140
Capitalization of retained earnings 2	1,256,354	1,256,354	1,256,354
Effect of dilutive instruments - mandatorily convertible securities (note 16B) 3	582,050	559,663	538,138

Weighted average number of shares outstanding - basic	33,510,593	33,083,235	32,971,632
Effect of dilutive instruments - stock-based compensation (note 21) 3	286,042	174,934	153,640
Effect of potentially dilutive instruments - optionally convertible securities (note 16B) 3	6,569,423	6,316,755	1,640,535

Weighted average number of shares outstanding - diluted	40,366,058	39,574,924	34,765,807

Numerator
Consolidated net loss	$(11,219)	(24,767)	(13,436)
Less: non-controlling interest net income	662	21	46

Controlling interest net loss	(11,881)	(24,788)	(13,482)
Plus: after tax interest expense on mandatorily convertible securities	196	209	220

Controlling interest net loss - basic loss per share	(11,685)	(24,579)	(13,262)
Plus: after tax interest expense on optionally convertible securities	1,501	1,153	344

Controlling interest net loss - diluted loss per share	$(10,184)	(23,426)	(12,918)

Controlling Interest Basic Loss Per Share	$(0.35)	(0.74)	(0.39)

Controlling Interest Diluted Loss Per Share 4	$(0.35)	(0.74)	(0.39)

1

Based on IAS 33, the weighted average number of shares outstanding in 2012 and 2011 reflects the shares issued as a result of the capitalization of retained earnings declared in February 2012 and February 2011, as applicable (note 20A).

2	According to resolution of the stockholders’ meetings on February 23, 2012 and February 24, 2011.
3

The number of CPO to be issued under the executive stock-based compensation programs, as well as the total amount of CPOs committed for issuance in the future under the mandatorily and optionally convertible securities, are computed from the beginning of the reporting period. The number of shares resulting from the executives’ stock option programs is determined under the inverse treasury method.

4

For 2012, 2011 and 2010, the effects on the denominator and numerator of potential dilutive shares generate antidilution; therefore, there is no change between the reported basic and diluted loss per share.

23)	COMMITMENTS

23A)	GUARANTEES

As of December 31, 2012 and 2011, CEMEX, S.A.B. de C.V. had guaranteed loans to certain subsidiaries of approximately US$9,148 ($117,557) and US$8,993 ($125,538), respectively.

23B)	PLEDGED ASSETS

As of December 31, 2012 and 2011, CEMEX had liabilities amounting to US$84 and US$129, respectively, secured by property, machinery and equipment. These amounts exclude the financial liabilities associated with capital leases (note 16B), as there are no legal liens on the related assets.

In addition, in connection with the Facilities Agreement (note 16A), CEMEX transferred to a guarantee trust and entered into pledge agreements for the benefit of the Facilities Agreement lenders, note holders and other creditors having the benefit of negative pledge clauses, the shares of several of its main subsidiaries, including CEMEX México, S.A. de C.V. and CEMEX España, S.A., in order to secure payment obligations under the Facilities Agreement and other debt instruments. These shares also secure several other financings entered into prior to the date of the Facilities Agreement.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

23C)	OTHER COMMITMENTS

As of December 31, 2012 and 2011, CEMEX had commitments for the purchase of raw materials for an approximate amount of US$127 ($1,632) and US$184 ($2,569), respectively.

In 2006, in order to take advantage of the high wind potential in the “Tehuantepec Isthmus,” CEMEX and the Spanish company ACCIONA formed an alliance to develop a wind farm project for the generation of 250 Megawatts (MW) in the Mexican state of Oaxaca. CEMEX acted as promoter of the project, which was named EURUS. ACCIONA provided the required financing, constructed the facility and currently operates the wind farm. The installation of 167 wind turbines in the farm was finished on November 15, 2009. The agreements between CEMEX and ACCIONA established that CEMEX’s plants in Mexico will acquire a portion of the energy generated by the wind farm for a period of at least 20 years, which began in February 2010, when EURUS reached the committed limit capacity. For the years ended December 31, 2012, 2011 and 2010, EURUS supplied (unaudited) approximately 29.1%, 23.7% and 20.1%, respectively, of CEMEX’s overall electricity needs in Mexico during such year. This agreement is for CEMEX’s own use and there is no intention of trading in energy by CEMEX.

In 1999, CEMEX entered into agreements with an international partnership, which built and operated an electrical energy generating plant in Mexico called Termoeléctrica del Golfo (“TEG”). In 2007, another international company replaced the original operator. The agreements established that CEMEX would purchase the energy generated for a term of not less than 20 years, which started in April 2004. Likewise, CEMEX committed to supply TEG all fuel necessary for its operations, a commitment that has been hedged through a 20-year agreement entered with Petróleos Mexicanos, which terminates in 2024. With the change of the operator, in 2007, CEMEX extended the term of its agreement with TEG until 2027. Consequently, for the last 3 years of the TEG fuel supply contract, CEMEX intends to purchase the required fuel in the market. CEMEX is not required to make any capital expenditure in the project. For the years ended December 31, 2012, 2011 and 2010, TEG supplied (unaudited) approximately 67.8%, 69.3% and 72.8%, respectively, of CEMEX’s 15 cement plants’ electricity needs in Mexico during such year. This agreement is for CEMEX’s own use and there is no intention of trading in energy by CEMEX.

In 2007, CEMEX Ostzement GmbH (“COZ”), CEMEX’s subsidiary in Germany, entered into a long-term energy supply contract with Vattenfall Europe New Energy Ecopower (“VENEE”), pursuant to which VENEE committed to supply energy to CEMEX’s Rüdersdorf plant for a period of 15 years starting on January 1, 2008. Based on the contract, each year COZ has the option to fix in advance the volume of energy that it will acquire from VENEE, with the option to adjust the purchase amount one time on a monthly and quarterly basis. According to the contract, COZ acquired (unaudited) approximately 27 MW in 2010, 2011 and 2012. COZ expects to acquire 27 MW per year for 2013 and 2014, and expects to acquire between 26 and 28 MW per year starting in 2015 and thereafter. The contract, which establishes a price mechanism for the energy acquired, based on the price of energy future contracts quoted on the European Energy Exchange, did not require initial investments and was expected to be performed at a future date. Based on its terms, this contract qualified as a financial instrument under IFRS. However, as the contract is for CEMEX’s own use and CEMEX sells any energy surplus as soon as actual energy requirements are known, regardless of changes in prices and thereby avoiding any intention of trading in energy, such contract is not recognized at its fair value.

In April 2008, Citibank entered into put option transactions on CEMEX’s CPOs with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees (the “participating individuals”). The transaction was structured with two main components. Under the first component, the trust sold, for the benefit of CEMEX’s Mexican pension fund, put options to Citibank in exchange for a premium of approximately US$38. The premium was deposited into the trust and was used to purchase, on a prepaid forward basis, securities that track the performance of the Mexican Stock Exchange. Under the second component, the trust sold, on behalf of the participating individuals, additional put options to Citibank in exchange for a premium of approximately US$38, which was used to purchase prepaid forward CPOs. These prepaid forward CPOs, together with additional CPOs representing an equal amount in U.S. dollars, were deposited into the trust by the participating individuals as security for their obligations, and represent the maximum exposure of the participating individuals under this transaction. The put options gave Citibank the right to require the trust to purchase, in April 2013, approximately 136 million CPOs at a price of US$2.6498 per CPO (120% of initial CPO price in dollars), as adjusted as of December 31, 2012. If the value of the assets held in the trust (34.7 million CPOs and the securities that track the performance of the Mexican Stock Exchange) were insufficient to cover the obligations of the trust, a guarantee would be triggered and CEMEX, S.A.B. de C.V. would be required to purchase, in April 2013, the total CPOs at a price per CPO equal to the difference between US$2.6498 and the market value of the assets of the trust. The purchase price per CPO in dollars and the corresponding number of CPOs under this transaction are subject to dividend adjustments. CEMEX recognizes a liability for the fair value of the guarantee, and changes in valuation were recorded in the statements of operations (note 16D).

On July 30, 2012, CEMEX signed a 10-year strategic agreement with IBM pursuant to which IBM will provide business processes services and information technology (“IT”). Moreover, IBM will provide business consulting to detect and promote sustainable improvements in CEMEX’s profitability. The 10-year contract assigned to IBM is expected to generate cost reductions to CEMEX of approximately US$1,000 (unaudited) over such period, and includes: data processing services (back office) in finance, accounting and human resources; as well as IT infrastructure services, support and maintenance of IT applications in the countries in which CEMEX operates.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

23D)	COMMITMENTS FROM EMPLOYEE BENEFITS

In some countries, CEMEX has self-insured health care benefits plans for its active employees, which are managed on cost plus fee arrangements with major insurance companies or provided through health maintenance organizations. As of December 31, 2012, in certain plans, CEMEX has established stop-loss limits for continued medical assistance derived from a specific cause (e.g., an automobile accident, illness, etc.) ranging from 23 thousand dollars to 400 thousand dollars. In other plans, CEMEX has established stop-loss limits per employee regardless of the number of events ranging from 350 thousand dollars to 2 million dollars. The contingency for CEMEX if all employees qualifying for health care benefits required medical services simultaneously is significantly larger. However, this scenario is remote. The amount expensed through self-insured health care benefits was approximately US$96 ($1,234) in 2012, US$78 ($1,089) in 2011 and US$81 ($1,026) in 2010.

23E)	CONTRACTUAL OBLIGATIONS

As of December 31, 2012 and 2011, CEMEX had the following contractual obligations:

(U.S. dollars millions)	2012						2011
Obligations	Less than 1 year		1-3 Years	3-5 Years	More than 5 Years	Total	Total
Long-term debt	US$	42	1,333	6,600	5,882	13,857	14,924
Capital lease obligations 1		83	112	51	115	361	182
Convertible notes 2		12	683	878	604	2,177	2,102

Total debt and other financial obligations 3		137	2,128	7,529	6,601	16,395	17,208
Operating leases 4		129	155	76	53	413	565
Interest payments on debt 5		747	1,437	1,066	463	3,713	4,111
Pension plans and other benefits 6		154	301	314	884	1,653	1,845
Purchases of raw materials 7		102	25	—	—	127	184
Purchases of fuel and energy 8		201	413	430	2,495	3,539	3,794

Total contractual obligations	US$	1,470	4,459	9,415	10,496	25,840	27,707

		$18,889	57,298	120,983	134,874	332,044	386,791

1

The amounts of payments under capital leases have been determined on the basis of nominal cash flows. As of December 31, 2012, the net present value of future payments under such leases was approximately US$265 ($3,400), of which, approximately US$90 ($1,163) refers to cash flows from 1 to 3 years, and approximately US$32 ($413) refer to cash flows from 3 to 5 years, and approximately US$79 ($1,011) refer to cash flows of more than 5 years.

2	Refers to the convertible notes described in note 16B and assumes repayment at maturity and no conversion of the notes.
3

The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX has replaced its long-term obligations for others of a similar nature.

4

The amounts for operating leases have been determined on the basis of nominal cash flows. CEMEX has operating leases, primarily for operating facilities, cement storage and distribution facilities and certain transportation and other equipment, under which annual rental payments are required plus the payment of certain operating expenses. Rental expense was US$156 ($2,003) in 2012, US$256 ($3,195) in 2011 and US$199 ($2,521) in 2010.

5	For the determination of the future estimated interest payments on floating rate denominated debt, CEMEX used the floating interest rates in effect as of December 31, 2012 and 2011.
6	Represents estimated annual payments under these benefits for the next 10 years (note 18). Future payments include the estimate of new retirees during such future years.
7	Future payments for the purchase of raw materials are presented on the basis of contractual nominal cash flows.
8

Future nominal payments for energy have been estimated for all contractual commitments on the basis of an aggregate average expected consumption of approximately 3,171.4 GWh per year using the future prices of energy established in the contracts for each period. Future payments also include CEMEX’s commitments for the purchase of fuel.

24)	CONTINGENCIES

24A)	PROVISIONS RESULTING FROM LEGAL PROCEEDINGS

CEMEX is involved in various significant legal proceedings, other than tax related matters which are detailed in note 19D, the resolutions of which are deemed probable and imply cash outflows or the delivery of other resources owned by CEMEX. As a result, certain provisions have been recognized in the financial statements, representing the best estimate of the amounts payable. Therefore, CEMEX believes that it will not incur significant expenditure in excess of the amounts recorded.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

As of December 31, 2012, the details of the most significant legal proceedings that have required the recognition of certain provisions are as follows:

•

In January 2007, the Polish Competition and Consumers Protection Office (the “Protection Office”) notified CEMEX Polska, a subsidiary in Poland, about the initiation of an antitrust proceeding against all cement producers in the country, including CEMEX Polska and another of CEMEX’s indirect subsidiaries in Poland. The Protection Office alleged that there was an agreement between all cement producers in Poland regarding prices, market quotas and other sales conditions of cement, and that the producers exchanged confidential information, all of which limited competition in the Polish cement market. In January 2007, CEMEX Polska filed its response to the notification, denying that it had committed the practices listed by the Protection Office, and submitted formal comments and objections gathered during the proceeding, as well as facts supporting its position that its activities were in line with Polish competition law. In December 2009, the Protection Office issued a resolution imposing fines on a number of Polish cement producers, including CEMEX Polska for the period of 1998 to 2006. The fine imposed on CEMEX Polska amounted to approximately 116 million Polish Zloty (US$34 or $437), which represents 10% of CEMEX Polska’s total revenue for the calendar year preceding the imposition of the fine. CEMEX Polska filed an appeal before the Polish Court of Competition and Consumer Protection (the “Court of Consumer Protection”). On February 7, 2011, the Protection Office made an application to the Court of Consumer Protection to reject CEMEX Polska’s appeal, arguing that such appeal is not justified, and the Protection Office maintained all the statements and arguments from its prior decision. On February 21, 2011, CEMEX Polska sent a letter to the Court of Consumer Protection in which it kept its position and argumentation from the appeal and opposed the arguments and statements of the Protection Office. The decision on the fines will not be enforced until two appeals are exhausted, which CEMEX estimates could take until the end of 2014 to be resolved. As of December 31, 2012, CEMEX recognized a provision of approximately 75 million Polish Zloty (US$24 or $308), representing the best estimate on such date of the expected cash outflow in connection with this resolution. The hearing of this case is scheduled to take place on February 19, 2013.

•

CEMEX has environmental remediation liabilities in the United Kingdom pertaining to closed and current landfill sites for the confinement of waste. As of December 31, 2012, CEMEX had generated a provision for the net present value of such obligations of approximately £131 (US$214 or $2,745). Expenditure was assessed and quantified over the period in which the sites have the potential to cause environmental harm, which was accepted by the regulator as being up to 60 years from the date of closure. The assessed expenditure included the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure.

•

In August 2005, Cartel Damages Claims, S.A. (“CDC”), filed a lawsuit in the District Court in Düsseldorf, Germany, against CEMEX Deutschland AG, CEMEX’s subsidiary in Germany, and other German cement companies originally seeking approximately €102 (US$132 or $1,696) in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002. Since that time, CDC has acquired new claims by assignment, and the claim has increased to €131 (US$170 or $2,185). CDC is a Belgian company established in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office, with the purpose of purchasing potential damage claims from cement consumers and pursuing those claims against the cartel participants. In February 2007, the District Court in Düsseldorf allowed this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed the resolution but the appeal was dismissed in May 2008 and the lawsuit will proceed at the level of the court of first instance. On March 1, 2012, the District Court in Düsseldorf revealed several preliminary considerations on relevant legal questions and allowed the parties to submit their plea and reply. A new hearing has been rescheduled to June 6, 2013 to allow plaintiff to prepare and submit their plea. As of December 31, 2012, CEMEX Deutschland AG had accrued liabilities regarding this matter of approximately €28 (US$36 or $463), including accrued interests over the principal amount of the claim.

•

As of December 31, 2012, CEMEX’s subsidiaries in the United States have accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately US$21 ($270). The environmental matters relate to: a) the disposal of various materials in accordance with past industry practice, which might currently be categorized as hazardous substances or wastes, and b) the cleanup of sites used or operated by CEMEX, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages, and a final resolution might take several years. For purposes of recording the provision, CEMEX’s subsidiaries believe that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. Based on the information developed to date, CEMEX’s subsidiaries do not believe that they will be required to spend significant sums on these matters in excess of the amounts previously recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with, or litigation against, potential sources of recovery have been completed.

24B)	OTHER CONTINGENCIES FROM LEGAL PROCEEDINGS

CEMEX is involved in various legal proceedings, other than tax related matters which are detailed in note 19D, which have not required the recognition of accruals, as CEMEX believes that the probability of loss is less than probable or remote after considering all the elements of such proceedings, as well as proceedings in which a negative resolution for CEMEX may represent, among other things, the revocation of operating licenses or the assessment of fines, whereby CEMEX may experience a decrease in future revenues, an increase in operating costs or a loss. Where no amount of the estimation is disclosed, it is because such disclosure could impair the outcome of the relevant proceeding.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

As of December 31, 2012, the details of the most significant events with a quantification of the potential loss, when it is determinable, were as follows:

•

On September 13, 2012, Assiut Cement Company (“ACC”), CEMEX’s subsidiary in Egypt, learned about a preliminary non-enforceable decision against ACC made by a court of first instance in Assiut, Egypt, regarding the annulment of a Share Purchase Agreement signed in November 1999 between CEMEX and state-owned Metallurgical Industries Company (“MIC”) pursuant to which CEMEX acquired a controlling interest in ACC. On September 19, 2012, ACC received the formal notification of the ruling made by the Assiut court of first instance. On October 18, 2012 and October 20, 2012, ACC and MIC, respectively, filed appeals of the decision with the Assiut Court of Appeals. The first hearings were held on December 19, 2012 and January 22, 2013 with such Court of Appeals, and a third hearing is scheduled for April 16, 2013.

•

On June 21, 2012, one of CEMEX’s subsidiaries in Israel was notified about an application for the approval of a class action suit against it. The application, filed by a homeowner who built his house with concrete supplied by CEMEX in October of 2010, claims that the concrete supplied to him did not meet with the “Israel Standard for Concrete Strength No. 118” and that as a result CEMEX acted unlawfully toward all of its customers who received concrete that did not comply with the Israeli standard requirements. As per the application, the plaintiff claims that the supply of the alleged non-conforming concrete has caused financial and non-financial damages to those customers, including the plaintiff. CEMEX presumes that the class action would represent the claim of all the clients who purchased the alleged non-conforming concrete from its subsidiary in Israel during the past 7 years, the limitation period according to applicable laws in Israel. The damages that could be sought amount to approximately 276 million Israeli Shekel (US$74 or $951). CEMEX’s subsidiary has until January 31, 2013 to submit a formal response to the corresponding court. At this stage, CEMEX believes the application is vexatious and should be dismissed without any expense to CEMEX. As of December 31, 2012, CEMEX is analyzing the legal strategy to be employed and is not able to assess the likelihood of the class action application being approved or, if approved, of an adverse result, but if adversely resolved, CEMEX does not believe the final resolutions would have a material adverse impact on its liquidity and financial position.

•

On January 20, 2012, the United Kingdom Competition Commission (the “UK Commission”), commenced a market investigation into the supply or acquisition of cement, ready-mix concrete and aggregates. The referral to the UK Commission was made by the Office of Fair Trading, following an investigation by them of the aggregates sector. Those companies and persons invited to participate in the market investigation are required by law to comply with certain requests for information and, if necessary, to attend hearings. The UK Commission is required to report on this investigation by no later than January 17, 2014. CEMEX’s subsidiaries in the UK have been invited to participate in the market investigation and will fully cooperate with it. At this stage of the market investigation, as of December 31, 2012, CEMEX is not able to assess what would be the scope of the recommendations made by the UK Commission, if any, or if such recommendations would have a material adverse impact on its results of operations.

•

On December 8, 2010, the European Commission (“EC”) informed CEMEX that it has decided to initiate formal proceedings in respect of possible anticompetitive practices in Austria, Belgium, the Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, Spain and the United Kingdom, which include CEMEX and seven other companies. The proceedings may lead to an infringement decision or, if the objections raised by the EC are not substantiated, the case might be closed. In April 2011, the EC requested CEMEX to deliver a material amount of information and documentation. CEMEX filed an appeal before the General Court of the European Union for the annulment of such request for information and documentation on the grounds that it is contrary to several principals of European Union Law. Nonetheless, the request was fulfilled by CEMEX on August 2, 2011. On September 16, 2011, without discussing the main arguments of the claim, the EC rejected the claim from CEMEX asking for the annulment of the request. On December 15, 2011, CEMEX complied with the terms of this decision and submitted a new reply with the amendments and clarifications identified in the revision and audit process. On December 21, 2011, CEMEX filed its reply to the EC’s rejection. The EC filed its rejoinder on March 27, 2012. The hearing is scheduled for February 6, 2013. If the alleged infringements are substantiated, the EC may impose a maximum fine of up to 10% of the total turnover of the relevant companies for the last year preceding the imposition of the fine for which the financial statements have been approved. CEMEX intends to defend its position vigorously in this proceeding and is fully cooperating and will continue to cooperate with the EC in connection with this matter. As of December 31, 2012, the extent of the charges and the alleged infringements are unknown, and it is not clear which revenues would be used for the determination of the possible penalties. As a result, CEMEX cannot assess the likelihood of an adverse result or the amount of the potential fine, but, if adversely resolved, it may have a material adverse impact on CEMEX’s financial position.

•

On October 26, 2010, CEMEX, Inc., one of CEMEX’s subsidiaries in the United States, received an Antitrust Civil Investigative Demand from the Office of the Florida Attorney General, which seeks documents and information in connection with an antitrust investigation by the Florida Attorney General into the ready-mix concrete industry in Florida. As of December 31, 2012, CEMEX is working with the Office of the Florida Attorney General to comply with the civil investigative demand, and it is unclear at this stage whether any formal proceeding will be initiated by the Office of the Florida Attorney General.

•

In September 2009, officers from the EC, in conjunction with local officials of the Spanish national competition enforcement authority (Comisión Nacional de la Competencia or “CNC”), conducted an unannounced inspection at CEMEX‘s offices in Spain. The EC alleges that CEMEX may have participated in anti-competitive agreements and/or concerted practices. This investigation is related to unannounced previous inspections carried out by the EC in the United Kingdom and Germany in November 2008. CEMEX has received requests for information from the EC in September 2009, October 2010 and December 2010, and CEMEX has fully cooperated by providing the relevant information on time. As of December 31, 2012, CEMEX cannot assess the likelihood of an adverse result, or quantify the potential damages that could be borne by CEMEX. Nonetheless, CEMEX would not expect a material adverse effect on its financial position.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Other	contingencies from legal proceedings - continued

•

On June 5, 2010, the Secretaría Distrital de Ambiente de Bogotá, the District of Bogota’s environmental secretary (or the “Environmental Secretary”), ordered the suspension of CEMEX Colombia’s mining activities at El Tunjuelo quarry, located in Bogotá, as well as those of other aggregates producers in the same area. The Environmental Secretary claims that during the past 60 years CEMEX Colombia and the other companies have illegally changed the course of the Tunjuelo River, have used the percolating waters without permission and have improperly used the edge of the river for mining activities. In connection with the injunction, on June 5, 2010, CEMEX Colombia received a notification from the Environmental Secretary informing the initiation of proceedings to impose fines against CEMEX Colombia based on the above mentioned alleged environmental violations. CEMEX Colombia responded to the injunction by requesting that it be revoked based on the fact that the mining activities at El Tunjuelo quarry are supported by the authorizations required by the applicable environmental laws and that all the environmental impact statements submitted by CEMEX Colombia have been reviewed and permanently authorized by the Ministerio del Medio Ambiente, Vivienda y Desarrollo Territorial. On June 11, 2010, the local authorities in Bogotá, in compliance with the environmental secretary’s decision, sealed off the mine to machinery and prohibited the removal of our aggregates inventory. Although there is not an official quantification of the possible fine, the environmental secretary has publicly declared that the fine could be as much as 300 billion Colombian pesos (US$170 or $2,184). The temporary injunction does not currently compromise the production and supply of ready-mix concrete to our clients in Colombia. CEMEX Colombia is analyzing its legal strategy to defend itself against these proceedings. At this stage, we are not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia.

•

In October 2009, CEMEX Corp., one of CEMEX’s subsidiaries in the United States, and other cement and concrete suppliers were named as defendants in several purported class action lawsuits alleging price fixing in Florida. The purported class action lawsuits are of two distinct types: a) those filed by entities purporting to have purchased cement or ready-mix concrete directly from one or more of the defendants; and b) those filed by entities purporting to have purchased cement or ready-mix concrete indirectly from one or more of the defendants. Underlying all proposed suits is the allegation that the defendants conspired to raise prices of cement and concrete and hinder competition in Florida. After a period of amended claims and responses in 2010 and 2011, in which all parties presented their arguments, on September 21, 2011, both groups of plaintiffs filed motions for class certification. On January 3, 2012, the court denied both motions, ruling that the cases cannot proceed as class certification. On January 5, 2012, the court stayed both cases pending the resolution of any potential appeal of the court’s ruling denying the motions for class certification. On January 17, 2012, the plaintiffs in the action involving entities that purchased ready-mix concrete directly from one or more of the defendants filed a petition with the Eleventh Circuit Court of Appeals, requesting such court to exercise its discretion to review the trial court’s decision denying their class certification motion. In March 2012, CEMEX Corp. and the other defendants effected a settlement of both cases resulting in CEMEX having to pay approximately 460 thousand dollars. CEMEX did not admit any wrongdoing as part of the settlements and denies allegations of misconduct.

•

In September 2009, the CNC separately conducted its own inspection in the context of possible anticompetitive practices in the production and distribution of mortar, ready-mix and aggregates within the Chartered Community of Navarre (“Navarre”). In December 2009, the CNC started a procedure against CEMEX España for alleged practices prohibited under the Spanish competition law. In November 2010, the CNC provided CEMEX España with a Statement of Facts that included a possible infringement by CEMEX España of Spanish competition law in Navarre. The Statement of Facts indicated to CEMEX España that its parent company, New Sunward Holding B.V., could be jointly and severally liable for the investigated behavior. On December 10, 2010, the CNC Investigative Department notified CEMEX of its proposed decision, which declared an existence of infringement, and that it would submit the proposed decision to the CNC Council. The notification of the proposed decision marked the end of the investigation phase. On December 29, 2010, CEMEX submitted its opposition to the proposed decision denying all charges formulated by the CNC. On May 17, 2011, the CNC Council decided to accept CEMEX’s request to review the evidence presented by the other parties. The maximum fine that the CNC could have imposed would be 10% of the total revenues of CEMEX España’s ready-mix production activities within Navarre for the calendar year preceding the imposition of the fine. On January 12, 2012, the CNC notified CEMEX of its final decision on this matter, imposing a fine of 500 thousand euro (660 thousand dollars or $8,481) against CEMEX España for price-fixing and market sharing in the concrete market of Navarre from June 2008 through September 2009. CEMEX España denies any wrongdoing and on March 1, 2012, filed an appeal before the competent court (Audiencia Nacional) requesting the interim suspension of the decision from the court until a final judgment is issued. To that effect, CEMEX España has requested the CNC Council to suspend the implementation of its decision until the court has decided on the requested interim measure. On July 10, 2012, the court has issued a resolution agreeing to the suspension of payment of the fine.

•

In June 2009, the Texas General Land Office (“GLO”) alleged that CEMEX failed to pay approximately US$550 in royalties related to mining activities by CEMEX and its predecessors since the 1940s on lands that, when transferred originally by the State of Texas, contained a reservation of mineral rights. On December 17, 2009, the Texas court handling this matter granted CEMEX’s motion for summary judgment finding that the GLO’s claims had no merit. The GLO filed an appeal on March 25, 2010 and its appellate brief on May 28, 2010. The GLO requested that the Texas Court of Appeals hear oral arguments in this matter. On May 3, 2011, the GLO and CEMEX submitted briefs and the Court of Appeals heard oral arguments on this matter. On August 31, 2011, the El Paso Court of Appeals reversed the trial court’s judgment and rendered judgment in favor of the State of Texas with respect to the ownership of the mineral rights on the lands mined by CEMEX and its predecessors in interest. On February 23, 2012, the GLO and CEMEX entered into an agreement to settle all claims, including claims for past royalties, without any admission of liability by CEMEX. Pursuant to the settlement, CEMEX will pay 750 thousand dollars in five equal installments of 150 thousand per year and will enter into a royalty mining lease at the royalty rate required by the Texas Natural Resources Code on a going forward basis, beginning in September 2012. Further, CEMEX’s pending appeal to the Texas Supreme Court has been withdrawn and all ancillary claims that were held in abeyance have been dismissed.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Other contingencies from legal proceedings - continued

•

In January and March 2009, one of CEMEX’s subsidiaries in Mexico was notified of two findings issued by the Mexican Competition Authority (Comisión Federal de Competencia or “CFC”), for presumptive violations of Mexican antitrust laws. During the CFC investigation, CEMEX filed constitutional challenges for both cases considering that these findings contain substantial violations of rights granted by the Mexican Constitution. In both challenges, the Circuit Courts resolved that CEMEX lacked standing since the notice of presumptive responsibility did not affect any of CEMEX’s rights. CEMEX appealed such resolutions. On October 14, 2011, the CFC determined to close one of the cases due to a lack of evidence to impose any sanctions. Third parties subsequently filed an appeal before the CFC to reconsider its ruling, but CEMEX believes that legal precedent exists that establishes that third parties lack standing in these cases. On February 14, 2012, CEMEX was fined approximately $10.2 million for anticompetitive practices and was ordered to implement certain measures. CEMEX has appealed the resolution before the CFC and the Circuit Court and denies any wrongdoing. In June 2012, the CFC confirmed its resolution. As a result, in July 2012, CEMEX filed a constitutional challenge and simultaneously filed a claim against the CFC’s resolution before the Circuit Court, which nullified the fine imposed on CEMEX. On December 18, 2012, the CFC ratified its resolution, which CEMEX expects to appeal. As of December 31, 2012, a resolution regarding the constitutional challenge has not been issued.

•

In January 2009, in response to litigation brought by environmental groups concerning the manner in which certain federal quarry permits were granted, a judge from the U.S. District Court for the Southern District of Florida ordered the withdrawal of the federal quarry permits of CEMEX’s SCL, FEC and Kendall Krome quarries, in the Lake Belt area in South Florida, which were granted in 2002 to CEMEX Construction Materials Florida, LLC (“CEMEX Florida”), one of CEMEX’s subsidiaries in the United States. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the relevant governmental agencies involved with the issuance of the permits. On January 29, 2010, in connection with the withdrawal of federal quarry permits in Lake Belt, Florida, the Army Corps of Engineers concluded a revision and determined procedures for granting new federal quarry permits in the area. During February 2010, new quarry permits were granted to the SCL and FEC quarries. However, at December 31, 2012, a number of potential environmental impacts must be addressed at the wetlands located at the Kendall Krome site before a new federal quarry permit may be issued for mining at that quarry. If CEMEX Florida were unable to maintain the new Lake Belt permits, CEMEX Florida would need to source aggregates, to the extent available, from other locations in Florida or import aggregates. The cessation or significant restriction of quarrying operations in the Lake Belt area could have a significant adverse effect on CEMEX’s Florida operating results.

•

In November 2008, AMEC/Zachry, the general contractor for CEMEX’s expansion program in Brooksville, Florida, filed a lawsuit against CEMEX Florida in the United States, alleging delay damages and seeking an equitable adjustment to the contract and payment of change orders. In its claim, AMEC/Zachry sought indemnity for US$60 ($771). During 2009, FLSmidth (“FLS”), a supplier for the mining and cement industry, became a co-defendant in the lawsuit. During 2009 and 2010, CEMEX filed counterclaims against both suppliers. On November 18, 2010, the court denied AMEC/Zachry’s motion to dismiss against CEMEX Florida, and denied FLS’s motion on the pleading against CEMEX Florida. On January 6, 2011, CEMEX Florida amended its pleadings in accordance with the court’s rulings. On March 17, 2011, FLS filed another motion seeking dismissal of one of CEMEX Florida’s new claims asserted in the amended pleading. The parties have exchanged documents, and depositions are scheduled for the next several months. On July 1, 2011, AMEC/Zachry filed a motion for substitution of counsel and a motion for a limited stay of discovery proceedings. As of December 31, 2012, the parties to this proceeding finalized the terms and conditions of a settlement. The settlement of this matter will not have a material adverse effect on CEMEX’s liquidity and financial position.

•

In July 2008, Strabag SE (“Strabag”), one of the leading suppliers of building materials in Europe, entered into a Share Purchase Agreement (“SPA”) to purchase CEMEX’s operations in Austria and Hungary for €310 (US$409 or $5,256), subject to authorization of the competition authorities in such countries. On July 1, 2009, Strabag notified CEMEX of its purported rescission of the SPA, arguing that the regulatory approvals were not obtained before June 30, 2009. In October 2009, CEMEX filed a claim against Strabag before the International Arbitration Court of the International Chamber of Commerce (“ICC”), requesting a declaration that Strabag’s rescission of the SPA was invalid and claiming the payment of damages caused to CEMEX for the alleged breach of the SPA for €150 (US$198 or $2,544). After a period of hearings, counterclaims, responses and the conformation of the arbitration tribunal, a final award dated May 29, 2012, was notified to CEMEX on June 1, 2012. According to this final award, the arbitral tribunal declared that Strabag’s rescission of the SPA was unlawful and ineffective, and ordered Strabag to pay to CEMEX a compensation for damages (including accrued interest), arbitration and legal costs. Also, Strabag’s counterclaim was dismissed. Strabag filed an annulment action before the Swiss Federal Supreme Court (the “Swiss Court”) on July 2, 2012. In relation to the annulment process with the Swiss Court, on July 20, 2012, Strabag paid CEMEX, through RMC Holdings B.V., the amounts ordered by the arbitral tribunal on its final award (principal plus surplus accrued interest and expenses) for approximately €43 (US$57 or $732), and, in order to secure the potential obligation for RMC Holdings B.V. to repay these amounts to Strabag in the event that the Swiss Court resolves to annul the May 29, 2012 final award, RMC Holdings B.V. pledged in favor of Strabag 496,355 shares (representing approximately a 33% stake) in its subsidiary Cemex Austria AG. On September 6, 2012, CEMEX presented its reply to the annulment action before the Swiss Court, and expects a final judgment during the first quarter 2013. CEMEX considers the likelihood of a negative resolution from the Swiss Court to be very remote. As a result, the amount of the final award mentioned above was recorded in the statement of operations in 2012, of which approximately €35 (US$46 or $591) identified with CEMEX’s damages was recognized as part of other expenses, net, and approximately €8 (US$11 or $141) related to the recovery of operating losses and expenses caused by Strabag was recognized as part of costs and administration expenses.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Other contingencies from legal proceedings - continued

•

In April 2006, the cities of Kaštela and Solin in Croatia published their respective development master plans, adversely impacting the mining concession granted to a CEMEX’s subsidiary in Croatia by the Croatian government in September 2005. In May 2006, CEMEX filed an appeal before a constitutional court seeking a declaration by the court of its rights and seeking prohibition of the implementation of the master plans. The municipal courts in Kaštela and Solin had previously rejected the appeals presented by CEMEX. These resolutions were appealed. These cases are currently under review by the Constitutional Court in Croatia, and it is expected that these proceedings will continue for several years before resolution. During the proceedings, the Administrative Court in Croatia ruled in favor of CEMEX, validating the legality of the mining concession granted by the government of Croatia. This decision was final. However, as of December 31, 2012, CEMEX has not been notified of an official declaration from the Constitutional Court as to whether the cities of Kaštela and Solin, within the scope of their master plans, can unilaterally change the borders of exploited fields. CEMEX believes that a declaration of the Constitutional Court will enable it to seek compensation for the losses caused by the proposed changes to the borders of the land available for extraction.

•

In August 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia and other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia. The lawsuit claimed that CEMEX Colombia and other ASOCRETO members were liable for the premature distress of the roads built for the mass public transportation system in Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members. The plaintiffs alleged that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs sought the repair of the roads and estimated that the cost of such repair would be approximately 100 billion Colombian pesos (US$57 or $732). In January 2008, CEMEX Colombia was subject to a court order, sequestering a quarry called El Tunjuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia would be required to deposit with the court 337.8 billion Colombian pesos (US$191 or $2,454) in cash. CEMEX appealed this decision and also requested that the guarantee be covered by all defendants in the case. In March 2009, the Superior Court of Bogotá allowed CEMEX to offer security in the amount of 20 billion Colombian pesos (US$11 or $141). CEMEX deposited the security and, in July 2009, the attachment was lifted. The preliminary hearing to dismiss was unsuccessful and the final argument stage concluded on August 28, 2012. On October 10, 2012, the court nullified the accusation made against two ASOCRETO officials, but the judgment convicted the former director of the Urban Development Institute, and legal representatives of the builder and the auditor to a prison term of 85 months and a fine of 32 million Colombian Pesos ($18 thousand dollars). As a consequence of the annulment the judge ordered a restart of the proceedings against the ASOCRETO officers. The ruling can be appealed, but the practical effect of this decision is that the criminal action against ASOCRETO officers will prescribe and therefore there will be no condemnation against CEMEX. As of December 31, 2012, CEMEX Colombia has not recorded any provision as it feels it has sufficient arguments to overcome this action, but if adversely resolved it could have a negative effect on CEMEX’s liquidity and financial position.

As of December 31, 2012, CEMEX is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions; 4) claims to revoke permits and/or concessions; and 5) other diverse civil actions. CEMEX considers that in those instances in which obligations have been incurred, CEMEX has accrued adequate provisions to cover the related risks. CEMEX believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, CEMEX is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, CEMEX may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice CEMEX’s position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, CEMEX has disclosed qualitative information with respect to the nature and characteristics of the contingency, but has not disclosed the estimate of the range of potential loss.

25)	RELATED PARTIES

All significant balances and transactions between the entities that constitute the CEMEX group have been eliminated in the preparation of the consolidated financial statements. These balances with related parties resulted primarily from: (i) the sale and purchase of goods between group entities; (ii) the sale and/or acquisition of subsidiaries’ shares within the CEMEX group; (iii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and (iv) loans between related parties. Transactions between group entities were conducted on arm’s length terms based on market prices and conditions.

The definition of related parties includes entities or individuals outside the CEMEX group, which, pursuant to their relationship with CEMEX, may take advantage of being in a privileged situation. Likewise, this applies to cases in which CEMEX may take advantage of such relationships and obtain benefits in its financial position or operating results.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

CEMEX’s transactions with related parties are executed under market conditions. CEMEX has identified the following transactions between related parties:

•

Mr. Bernardo Quintana Isaac, a member of the board of directors of CEMEX, S.A.B. de C.V., is the current chairman of the board of directors of Empresas ICA, S.A.B. de C.V. (“Empresas ICA”). Empresas ICA is one of the most important engineering and construction companies in Mexico. In the ordinary course of business, CEMEX extends financing to Empresas ICA in connection with the purchase of CEMEX’s products, on the same credit conditions that CEMEX awards to other customers.

•

Mr. José Antonio Fernández Carbajal, former member of the board of directors of CEMEX, S.A.B. de C.V. until February 23, 2012, is president and chief executive officer of Fomento Empresarial Mexicano, S.A.B. de C.V. (“FEMSA”), a large multinational beverage company. In the ordinary course of business, CEMEX pays and receives various amounts to and from FEMSA for products and services for varying amounts on market terms. Mr. Fernández Carbajal is the actual chairman of the board of Consejo de Enseñanza e Investigación Superior, A.C. (the managing entity of Instituto Tecnológico y de Estudios Superiores de Monterrey or ITESM). Mr. Lorenzo Zambrano, chief executive officer and chairman of CEMEX’s board of directors, was chairman of the board of ITESM until February 13, 2012. ITESM has received contributions from CEMEX for amounts that were not material in the periods presented.

•	Mr. Rafael Rangel Sostmann, a member of the board of directors of CEMEX, S.A.B. de C.V., was the dean of ITESM until September 12, 2011.

•

On April 12, 2011, Juan Pablo San Agustín Rubio was appointed to the role of executive vice president for strategic planning and business development, which is part of CEMEX’s senior management. In 2007, in compliance with CEMEX’s then applicable policies, CEMEX extended a loan to Mr. San Agustín Rubio for the construction of a house. During the first quarter of 2012, the loan was repaid in full. The loan bore interest at an annual rate of 1.2% and the largest amount outstanding from January 1, 2011 until it was repaid was approximately €275 thousand. Except for the previously described loan, during 2012, 2011 and 2010, there were no loans between CEMEX and its board members or other members of its top management.

•

For the years ended December 31, 2012, 2011 and 2010, the aggregate amount of compensation of CEMEX, S.A.B. de C.V.’s board of directors, including alternate directors, and top management executives, was approximately US$37 ($490), US$24 ($300) and US$11 ($139), respectively. Of these amounts, approximately US$26 ($343) in 2012, US$18 ($225) in 2011 and US$8 ($101) in 2010, was paid as compensation plus performance bonuses, including pension and postretirement benefits. In addition, approximately US$11 ($147) in 2012, US$6 ($75) in 2011 and US$3 ($38) in 2010 of the aggregate amount in each year, corresponded to allocations of CPOs under CEMEX’s executive stock-based compensation programs. In 2012, the amount of CPOs allocated included approximately US$3 ($39) of compensation earned under the program that is linked to the fulfillment of certain performance conditions and that is payable through March 2015 to then still active members of CEMEX, S.A.B. de C.V.’s board of directors and top management executives (note 21).

26)	SUBSEQUENT EVENTS

In connection with the put option transactions on CEMEX’s CPOs entered into by Citibank with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees in April 2008 (notes 16D and 23C), as of January 30, 2013, the notional amount of the guarantee was reduced to approximately US$180, as a result of the unwinding of 68 million put options over CEMEX’s CPOs (around 50% of the original notional amount). Cash deposits in margin accounts, after deducting the proceeds from the sale of securities that track the performance of the Mexican Stock Exchange held by the Mexican trust, in an aggregate amount of approximately US$49 were used to settle the unwinding of these put options. The remaining put options are expected to be gradually unwound until their final expiration in April 2013.

In connection with the tax proceeding related to the taxes payable in Mexico from passive income generated by foreign investments for the years 2005 and 2006 and the transitory amnesty provision both of which are described in note 19D, on January 31, 2013, CEMEX, S.A.B. de C.V. was notified that an agreement had been reached with the Mexican tax authorities regarding the settlement of such tax proceeding pursuant to a final payment according to the rules of the transitory provision. CEMEX paid the amount on February 1, 2013.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

27)	MAIN OPERATING SUBSIDIARIES

The main operating subsidiaries as of December 31, 2012 and 2011 were as follows:

		% interest
Subsidiary	Country	2012	2011
CEMEX México, S. A. de C.V. 1	Mexico	100.0	100.0
CEMEX España, S.A. 2	Spain	99.9	99.9
CEMEX, Inc.	United States	100.0	100.0
CEMEX Latam Holdings, S.A. 3	Spain	74.4	—
CEMEX (Costa Rica), S.A.	Costa Rica	99.1	99.1
CEMEX Nicaragua, S.A.	Nicaragua	100.0	100.0
Assiut Cement Company	Egypt	95.8	95.8
CEMEX Colombia S.A.	Colombia	99.7	99.7
Cemento Bayano, S.A.	Panama	99.5	99.5
CEMEX Dominicana, S.A.	Dominican Republic	100.0	100.0
CEMEX de Puerto Rico Inc.	Puerto Rico	100.0	100.0
CEMEX France Gestion (S.A.S.)	France	100.0	100.0
Solid Cement Corporation 4	Philippines	100.0	100.0
APO Cement Corporation 4	Philippines	100.0	100.0
CEMEX (Thailand) Co., Ltd. 4	Thailand	100.0	100.0
CEMEX Holdings (Malaysia) Sdn Bhd 4	Malaysia	100.0	100.0
CEMEX U.K.	United Kingdom	100.0	100.0
CEMEX Deutschland, AG.	Germany	100.0	100.0
CEMEX Austria, AG.	Austria	100.0	100.0
CEMEX Hrvatska d.d.	Croatia	100.0	100.0
CEMEX Czech Operations, s.r.o.	Czech Republic	100.0	100.0
CEMEX Polska sp. Z.o.o.	Poland	100.0	100.0
CEMEX Hungária Kft.	Hungary	100.0	100.0
Readymix PLC. 5	Ireland	100.0	61.2
CEMEX Holdings (Israel) Ltd.	Israel	100.0	100.0
CEMEX SIA	Latvia	100.0	100.0
CEMEX Topmix LLC, CEMEX Supermix LLC and CEMEX Falcon LLC 6	United Arab Emirates	100.0	100.0
CEMEX AS	Norway	100.0	100.0
Cimentos Vencemos do Amazonas, Ltda.	Brazil	100.0	100.0
Global Cement, S.A.	Guatemala	100.0	51.0
CEMEX El Salvador, S.A.	El Salvador	100.0	100.0
Readymix Argentina, S.A.	Argentina	100.0	100.0
CEMEX Jamaica	Jamaica	100.0	100.0
Neoris N.V.	The Netherlands	99.6	99.6

1.	CEMEX México, S.A. de C.V. is the indirect holding company of CEMEX España, S.A. and subsidiaries.
2.	CEMEX España, S.A. is the indirect holding company of all CEMEX’s international operations.
3.

CEMEX Latam Holdings, S.A., which is listed in the Colombian stock exchange, is subsidiary of CEMEX España and the indirect holding company of CEMEX’s operations in Colombia, Costa Rica, Panama, Brazil, Guatemala and El Salvador (note 20D).

4.	Represents CEMEX’s indirect interest in the economic benefits of these entities.
5.	Readymix plc was listed in the Irish stock exchange until May 17, 2012 (note 15A).
6.	CEMEX owns 49% of the common stock of these entities and obtains 100% of the economic benefits, through arrangements with other stockholders.

ANNEX A

INDEX TO THE PARENT COMPANY-ONLY FINANCIAL STATEMENTS

CEMEX, S.A.B. de C.V. (Parent Company-only):

Independent Auditors’ Report

The Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.:

We have audited the accompanying separate financial statements of CEMEX, S.A.B. de C.V. (“the Company”), which comprise the balance sheets as at December 31, 2012 and 2011, the statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012, 2011 and 2010, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Separate Financial Statements

Management is responsible for the preparation and fair presentation of these separate financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these separate financial statements based on our audits. We conducted our audits in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the unconsolidated financial position of CEMEX, S.A.B. de C.V. as at December 31, 2012 and 2011, and its unconsolidated financial performance and its unconsolidated cash flows for the years ended December 31, 2012, 2011 and 2010, in accordance with International Financial Reporting Standards.

KPMG Cárdenas Dosal, S.C.

/s/ Celin Zorrilla Rizo

Monterrey, N.L., Mexico

February 1st, 2013

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Operations

(Millions of Mexican pesos)

		Years ended December 31,
	Note	2012	2011	2010

Rental income	11	$335	336	370
License fees	11	907	978	814

Total revenues		1,242	1,314	1,184

Administrative expenses		(169)	(130)	(74)

Operating earnings before other expenses, net 1		1,073	1,184	1,110

Other expenses, net	3	(839)	(1,413)	(1,154)

Operating earnings 2		234	(229)	(44)

Financial expense	10	(8,655)	(7,928)	(7,343)
Other financial income, net	4	808	1,306	2,471
Foreign exchange results		9,113	(12,952)	4,196

Income (loss) before income tax		1,500	(19,803)	(720)

Income tax	12	(1,709)	(468)	(2,954)

NET LOSS		$(209)	(20,271)	(3,674)

1	The line item “Operating earnings before other expenses, net” was titled by CEMEX, S.A.B de C.V. in prior years as “Operating income” (note 2A).
2	The line item “Operating earnings” was titled by CEMEX, S.A.B de C.V. in prior years as “Operating income (loss) after other expenses, net” (note 2A).

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Comprehensive loss

(Millions of Mexican pesos)

		Years ended December 31,
	Note	2012	2011	2010

NET LOSS		$(209)	(20,271)	(3,674)

Items that will not be reclassified subsequently to profit or loss
Income tax recognized directly in other comprehensive income	12	(31)	(31)	(37)

Other comprehensive loss for the period		(31)	(31)	(37)

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD		$(240)	(20,302)	(3,711)

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Balance Sheets

(Millions of Mexican pesos)

		December 31,
	Note	2012	2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5	$20	4,103
Other accounts receivable	6	645	498
Accounts receivable from related parties	11	277	670

Total current assets		942	5,271

NON-CURRENT ASSETS
Investments in subsidiaries and associates	7A	309,166	298,560
Other investments and non-current accounts receivable	7B	4,374	1,889
Long-term accounts receivable from related parties	11	6,942	13,943
Land and buildings, net	8	2,036	2,148
Goodwill	2K	1,894	1,894
Deferred income taxes	12B	3,282	4,585

Total non-current assets		327,694	323,019

TOTAL ASSETS		$328,636	328,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	10A	$64	4,154
Other financial obligations	10B	152	131
Other accounts payable and accrued expenses	9	4,069	3,519
Accounts payable to related parties	11	20,170	11,002

Total current liabilities		24,455	18,806

NON-CURRENT LIABILITIES
Long-term debt	10A	52,365	60,517
Other financial obligations	10B	27,826	29,219
Long-term accounts payable to related parties	11	15,814	17,146
Other liabilities	12A	18,516	12,702

Total non-current liabilities		114,521	119,584

TOTAL LIABILITIES		138,976	138,390

STOCKHOLDERS’ EQUITY
Common stock and additional paid-in capital	13A	118,068	113,444
Other equity reserves		(735)	(218)
Retained earnings	13B	72,536	96,945
Net loss		(209)	(20,271)

TOTAL STOCKHOLDERS’ EQUITY		189,660	189,900

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$328,636	328,290

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Cash Flows

(Millions of Mexican pesos)

		Years ended December 31,
	Note	2012	2011	2010

OPERATING ACTIVITIES
Net loss		$(209)	(20,271)	(3,674)
Non-cash items:
Depreciation of buildings	8	10	4	6
Comprehensive financing result		(1,266)	19,574	676
Income taxes	12	1,709	468	2,954
Changes in working capital		16,120	13,470	3,672

Net cash flow provided by operating activities before interest and income taxes		16,364	13,245	3,634
Financial expense paid in cash		(8,282)	(6,383)	(5,873)
Income taxes paid in cash	12	(1,092)	(506)	(325)

Net cash flows provided by (used in) operating activities		6,990	6,356	(2,564)

INVESTING ACTIVITIES
Investments in subsidiaries		(3,587)	—	—
Long-term assets, net		—	3	33
Land and buildings		170	—	—

Net cash flows (used in) provided by investing activities		(3,417)	3	33

FINANCING ACTIVITIES
Long-term related parties, net	11	2,350	(29,076)	5,633
Issuance of common stock	13A	—	11	5
Derivative instruments		2,027	(5,118)	(141)
Repayment of debt, net	10	(11,158)	32,277	(2,536)
Other financial expenses paid in cash	10	(875)	(545)	(235)

Net cash flows (used in) provided by financing activities		(7,656)	(2,451)	2,726

Increase (decrease) in cash and cash equivalents		(4,083)	3,908	195
Cash and cash equivalents at beginning of the year		4,103	195	—

CASH AND CASH EQUIVALENTS AT END OF YEAR	5	$20	4,103	195

Changes in working capital:
Other accounts receivable		$(147)	(722)	(283)
Short-term related parties, net	11	15,076	12,371	4,036
Other accounts payable and accrued expenses	9	1,191	1,821	(81)

Changes in working capital, excluding income taxes		$16,120	13,470	3,672

The accompanying notes are part of these Parent Company-only financial statements.

CEMEX, S.A.B. DE C.V. (PARENT COMPANY-ONLY)

Statements of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

	Note	Common stock	Additional paid-in capital	Other equity reserves	Retained earnings	Total stockholders’ equity
Balances at January 1, 2010		$4,127	98,797	673	110,316	213,913
Total other items of comprehensive loss for the period		—	—	(37)	(3,674)	(3,711)
Capitalization of retained earnings	13A	5	5,476	—	(5,481)	—
Issuance of common stock for stock compensation programs	13A	—	317	(317)	—	—

Balance at December 31, 2010		4,132	104,590	319	101,161	210,202
Total other items of comprehensive loss for the period		—	—	(31)	(20,271)	(20,302)
Capitalization of retained earnings	13A	3	4,213	—	(4,216)	—
Issuance of common stock for stock compensation programs	13A	—	506	(506)	—	—

Balance at December 31, 2011		4,135	109,309	(218)	76,674	189,900
Total other items of comprehensive loss for the period		—	—	(31)	(209)	(240)
Capitalization of retained earnings	13A	4	4,134	—	(4,138)	—
Issuance of common stock for stock compensation programs	13A	—	486	(486)	—	—

Balance at December 31, 2012		$4,139	113,929	(735)	72,327	189,660

The accompanying notes are part of these Parent Company-only financial statements.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

1)	DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V. is a Mexican holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials. CEMEX is a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”). Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The term “CEMEX, S.A.B. de C.V.” used in these accompanying notes to the parent company-only financial statements refers to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries. The issuance of these parent company-only financial statements was authorized by the management of CEMEX, S.A.B. de C.V. on January 31, 2013. On this date, the consolidated financial statements of CEMEX were also issued.

2)	SIGNIFICANT ACCOUNTING POLICIES

2A)	BASIS OF PRESENTATION AND DISCLOSURE

In November 2008, the CNBV issued regulation requiring registrants whose shares are listed on the MSE, to stop preparing their consolidated financial statements using Mexican Financial Reporting Standards (“MFRS”) and to begin preparing their consolidated financial statements using International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) no later than January 1, 2012. In connection with this requirement, these parent company-only financial statements of CEMEX, S.A.B. de C.V. as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, were prepared in accordance with IFRS as issued by the IASB. CEMEX, S.A.B. de C.V. also issued its first financial statements under IFRS, which were as of December 31, 2011 and 2010 and as of January 1, 2010, and for the years ended December 31, 2011 and 2010 (not included in this report), in which CEMEX, S.A.B. de C.V. described the options it made in the migration to IFRS and the effects that such migration had on (i) CEMEX, S.A.B. de C.V.’s opening balance sheet as of January 1, 2010, according to IFRS 1, First time adoption (“IFRS 1”), (ii) CEMEX’s balance sheets as of December 31, 2011 and 2010, and (iii) CEMEX’s S.A.B. de C.V. statements of operations, statements of comprehensive income (loss) and statements of cash flows for the years ended December 31, 2011 and 2010, in each case, as compared to CEMEX’s S.A.B. de C.V. previously reported amounts under MFRS.

Definition of terms

When reference is made to pesos or “$,” it means Mexican pesos. Except when specific references are made to “prices per share,” the amounts in the financial statements and the accompanying notes are stated in millions of pesos. When reference is made to “US$” or dollars, it means millions of dollars of the United States of America (“United States”).

When it is deemed relevant, certain amounts presented in the notes to the parent company-only financial statements include in parentheses a convenience translation into dollars, pesos, or both, as applicable. These translations should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated. In 2012 and 2011, translations of pesos into dollars and dollars into pesos, were determined for balance sheet amounts using the closing exchange rates of $12.85 and $13.96 pesos per dollar, respectively, and for statements of operations amounts, using the average exchange rates of $13.15, $12.48 and $12.67 pesos per dollar for the years ended December 31, 2012, 2011 and 2010, respectively.

Statements of operations

In CEMEX, S.A.B. de C.V.’s statements of operations for the years ended December 31, 2012, 2011 and 2010, the line item currently titled “Operating earnings before other expenses, net” was previously titled “Operating income (loss)” and the line item currently titled “Operating earnings” was previously titled “Operating income (loss) after other expenses, net.” CEMEX, S.A.B. de C.V. made these changes to comply with industry practice when filing financial statements under IFRS with the SEC based on the guidance set forth in paragraph 56 of the Basis for Conclusions of IAS 1, Presentation of Financial Statements (“IAS 1”). However, such changes in line-item titles do not represent any change in the CEMEX, S.A.B. de C.V.’s accounting practices, policies or methodologies under IFRS as compared to prior years. Consequently, the line item “Operating earnings” before other expenses, net” is directly comparable with the line item “Operating income (loss)” presented in prior years and the line item “Operating earnings (loss)” is directly comparable with the line item “Operating income (loss) after other expenses, net” presented in prior years.

The line item “Other expenses, net” in the statements of operations consists primarily of revenues and expenses not directly related to CEMEX, S.A.B. de C.V.’s main activity, or which are of an unusual and/or non-recurring nature.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Statements of other comprehensive loss

For the years ended December 31, 2012, 2011 and 2010, the CEMEX, S.A.B. de C.V. adopted amendments to IAS 1, which, among other things, require entities to present line items for amounts of other comprehensive income (loss) in the period grouped into those that, in accordance with other IFRSs: a) will not be reclassified subsequently to profit or loss; and b) will be reclassified subsequently to profit or loss when specific conditions are met.

Statements of cash flows

The statements of cash flows present cash inflows and outflows in nominal pesos, excluding effects of inflation and unrealized foreign exchange effects. The statements of cash flows exclude transactions that did not represent sources or uses of cash such as:

•	In 2012 and 2011, the increases in stockholders’ equity associated with dividends in shares through the capitalization of retained earnings for $4,138 and $4,216, respectively (note 13A);

•	In 2012 and 2011, the increases in stockholders’ equity associated with the CPOs issued as part of the executive stock-based compensation for $486 and $506 (note 13A), respectively;

2B)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of financial statements in accordance with IFRS principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates.

The main captions subject to estimates and assumptions by management include, among others, impairment tests of long-lived assets and the subsidiaries and associates investment, allowances for doubtful accounts, recognition of deferred income tax assets, as well as the measurement of financial instruments. Significant judgment by management is required to appropriately assess the amounts of these assets and liabilities.

2C)	FOREIGN CURRENCY TRANSACTIONS

According to IAS 21, the effects of changes in foreign exchange rates (“IAS 21”), transactions denominated in foreign currencies are recorded in the functional currency at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date, and the resulting foreign exchange fluctuations are recognized in earnings.

The most significant closing exchange rates and the approximate average exchange rates for balance sheet accounts and income statement accounts, respectively, of pesos per dollar as of December, 31 2012, 2011 and 2010, were as follows:

	2012		2011		2010
Currency	Closing	Average	Closing	Average	Closing	Average
United States Dollar	12.8500	13.1500	13.9600	12.4800	12.3600	12.6700

The peso to U.S. dollar exchange rate used by CEMEX, S.A.B. de C.V. is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX, S.A.B. de C.V. and those exchange rates published by the Mexican Central Bank.

2D)	BUSINESS CONCENTRATION

CEMEX, S.A.B. de C.V. provides 100% of its services to the subsidiaries in the countries in which the company has operations. According to its analysis, CEMEX, S.A.B. de C.V. considers there is no risk relative to the recovery of its accounts receivable.

2E)	CASH AND CASH EQUIVALENTS (note 5)

The balance in this caption is comprised of available amounts of cash and cash equivalents, mainly represented by short-term investments of high liquidity, which are easily convertible into cash, and which are not subject to significant risks for changes in their values, including overnight investments which yield fixed returns and have maturities of less than three months from the investment date. Interest-accruing investments are recorded at cost plus accrued interest. Other investments which are easily convertible into cash are recorded at their market value. Gains or losses resulting from changes in market values and accrued interest are included in the statements of operations as part of other financing cost, net.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Cash and cash equivalents - continued

The amount of cash and cash equivalents in the balance sheet includes restricted cash and investments, comprised by deposits in margin accounts that guarantee several of CEMEX, S.A.B. de C.V.’s obligations, to the extent that the restriction will be lifted in less than three months from the balance sheet date. When the restriction period is greater than three months, such restricted cash and investments are not considered cash equivalents and are included within short-term or long-term “Other accounts receivable,” as appropriate. When contracts contain provisions for net settlement, these restricted amounts of cash and cash equivalents are offset against the liabilities that CEMEX, S.A.B. de C.V. has with its counterparts.

2F)	OTHER SHORT-TERM ACCOUNTS RECEIVABLE (note 6)

According to IAS 39, Financial instruments: recognition and measurement (“IAS 39”), items under this caption classified as “loans and receivables”, are recorded at their amortized cost, which is represented by their net present value as of the transaction date. Due to their short-term nature, CEMEX S.A.B. de C.V. initially recognizes these receivables at the original invoiced amount.

2G)	INVESTMENTS IN SUBSDIARIES AND ASSOCIATES (note 7A)

According to IAS 27, Consolidated and separate financial statements (“IAS 27”), investments in controlled entities and associates, which are not classified as held for sale, are measured using the cost method.

2H)	OTHER INVESTMENTS AND NON-CURRENT RECEIVABLES (note 7B)

As part of the category of “loans and receivables” under IAS 39, non-current accounts receivable, as well as investments classified as held to maturity are initially recognized at their amortized cost. Subsequent changes in net present value are recognized in the statements of operations as part of other financial income, net.

Investments in financial instruments held for trading, as well as those investments available for sale, classified under IAS 39, are recognized at their estimated fair value, in the first case through the statements of operations as part of other financial income, net, and in the second case, changes in valuation are recognized as part of other comprehensive loss of the period within other equity reserves until their disposition, moment in which all valuation effects accrued in equity are reclassified to other financial income, net in the statements of operations. These investments are tested for impairment upon the occurrence of a significant adverse change or at least once a year during the last quarter.

2I)	LAND AND BUILDINGS (note 8)

Land and buildings are recognized at acquisition or construction cost, as applicable, less accumulated depreciation and accumulated impairment losses. Depreciation of buildings is recognized as part of operating expenses and is calculated using the straight-line method over the estimated useful lives of the assets. As of December 31, 2012, the maximum average useful lives of administrative buildings were 33 years.

2J)	GOODWILL

Business acquisitions are recognized using the purchase method, by allocating the consideration transferred to assume control of the entity to all assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. Any unallocated portion of the purchase price represents goodwill, which is not amortized and is subject to periodic impairment tests (note 2K). Goodwill can be adjusted for any correction to the preliminary assessment given to the assets acquired and/or liabilities assumed within the twelve-month period after purchase. Costs associated with the acquisition are expensed in the statements of operations as incurred.

2K)	IMPAIRMENT OF LONG LIVED ASSETS (notes 7 and 8)

Land, buildings and other investments

Land, buildings and investments are tested for impairment upon the occurrence of factors such as the occurrence of a significant adverse event, changes in the business’s operating environment, changes in projected use or in technology, as well as expectations of lower operating results, in order to determine whether their carrying amounts may not be recovered, in which case an impairment loss is recorded in the income statements for the period when such determination is made within “Other expenses, net.” The impairment loss of an asset results from the excess of the asset’s carrying amount over its recoverable amount, corresponding to the higher of the fair value of the asset, less costs to sell such asset, and the asset’s value in use, the latter represented by the net present value of estimated cash flows related to the use or disposal of the asset.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Goodwill and investment in subsidiaries and associates

Goodwill and investment in subsidiaries and associates are tested for impairment when required due to significant adverse changes or at least once a year, during the last quarter of such year, by determining the recoverable amount of the investment in subsidiaries and associates, which consists of the higher of the investment in subsidiaries and associates’ fair value, less cost to sell and the investment in subsidiaries and associates’ value in use, represented by the discounted amount of estimated future cash flows to be generated to which those net assets relate. CEMEX, S.A.B. de C.V. determines initially its discounted cash flows over periods of 5 to 10 years, depending on the economic cycle. If the value in use of the investment in subsidiaries and associates is lower than its corresponding carrying amount, CEMEX, S.A.B. de C.V. determines the fair value of its investment using methodologies generally accepted in the market to determine the value of entities, such as multiples of Operating EBITDA and by reference to other market transactions, among others. An impairment loss is recognized within other expenses, net, if the recoverable amount is lower than the net book value of the investment. Impairment charges recognized on goodwill are not reversed in subsequent periods.

Impairment tests are significantly sensitive, among other factors, to the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. CEMEX, S.A.B. de C.V. uses specific pre-tax discount rates for each group of cash generating units to which goodwill is allocated, which is applied to discount pre-tax cash flows. The amounts of estimated undiscounted cash flows are significantly sensitive to the growth rate in perpetuity applied. Likewise, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the growth rate in perpetuity applied, the higher the amount obtained of undiscounted future cash flows by reporting unit. Conversely, the higher the discount rate applied, the lower the amount obtained of discounted estimated future cash flows.

2L)	FINANCIAL LIABILITIES, DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (note 10)

Debt

Bank loans and notes payable are recognized at their amortized cost. Interest accrued on financial liabilities is recognized in the balance sheet within “Other accounts payable and accrued expenses” against financial expense. During 2012 and 2011, CEMEX S.A.B. de C.V. did not have financial liabilities recognized voluntarily at fair value or associated to fair value hedge strategies with derivative financial instruments. Direct costs incurred in debt issuances or borrowings are capitalized and amortized as interest expense as part of the effective interest rate of each transaction over its maturity. These costs include commissions and professional fees.

Financial instruments with components of both liability and equity

Based on IAS 32, Financial instruments: presentation (“IAS 32”) and IAS 39, when a financial instrument contains components of both liability and equity, such as a note that at maturity is convertible into a fixed number of CEMEX, S.A.B. de C.V.’s shares and the currency in which the instrument is denominated is the same as the functional currency of the issuer, each component is recognized separately in the balance sheet according to the specific characteristics of each transaction. In the case of instruments mandatorily convertible into shares of the issuer, the liability component represents the net present value of interest payments on the principal amount using a market interest rate, without assuming any early conversion, and is recognized within “Other financial obligations,” whereas the equity component represents the difference between the principal amount and the liability component, and is recognized within “Other equity reserves” net of commissions. In the case of instruments that are optionally convertible into a fixed number of shares, the liability component represents the difference between the principal amount and the fair value of the conversion option premium, which reflects the equity component (note 2O). When the transaction is denominated in a currency different than the functional currency of the issuer, the conversion option is accounted for as a derivative financial instrument at fair value through the statements of operations.

Derivative financial instruments

In compliance with the guidelines established by its Risk Management Committee and the restrictions set forth by its debt agreements, CEMEX, S.A.B. de C.V. uses derivative financial instruments (“derivative instruments”) mainly in order to change the risk profile associated with changes in interest rates, the exchange rates of debt, or both; and as an alternative source of financing.

CEMEX, S.A.B. de C.V. recognizes all derivative instruments as assets or liabilities in the balance sheet at their estimated fair values, and the changes in such fair values are recognized in the statements of operations within “Other financial income, net” for the period in which they occur, except for changes in fair value of derivative instruments associated with cash flow hedges, in which case, such changes in fair value are recognized in stockholders’ equity, and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. For the years ended December 31, 2012 and 2011, CEMEX, S.A.B. de C.V. has not designated any fair value hedges.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Derivative financial instruments - continued

Accrued interest generated by interest rate swaps, when applicable, is recognized as financial expense in the relevant period, adjusting the effective interest rate of the related debt.

CEMEX, S.A.B. de C.V. reviews its different contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract, and recognized in the balance sheet as assets or liabilities, applying the same valuation rules used for other derivative instruments.

Derivative instruments are negotiated with institutions with significant financial capacity; therefore, CEMEX, S.A.B. de C.V. believes the risk of non-performance of the obligations agreed to by such counterparts to be minimal. According to IFRS 13, the estimated fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparts’ risk, that is, an exit price. Occasionally, there is a reference market that provides the estimated fair value; in the absence of such market, such value is determined by the net present value of projected cash flows or through mathematical valuation models.

Fair value measurements

CEMEX, S.A.B. de C.V. applies the guidance of IFRS 13, Fair value measurements (“IFRS 13”) for its fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value. IFRS 13 does not require fair value measurements in addition to those already required or permitted by other IFRSs and is not intended to establish valuation standards or affect valuation practices outside financial reporting. Under IFRS 13, fair value represents an “Exit Value,” which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation.

The concept of exit value is premised on the existence of a market and market participants for the specific asset or liability. When there is no market and/or market participants willing to make a market, IFRS 13 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that CEMEX, S.A.B. de C.V. has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

2M)	PROVISIONS

CEMEX, S.A.B. de C.V. recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would imply cash outflows or the delivery of other resources.

Contingencies and commitments (note 14)

Obligations or losses related to contingencies are recognized as liabilities in the balance sheet when present obligations exist resulting from past events that are expected to result in an outflow of resources and the amount can be measured reliably. Otherwise, a qualitative disclosure is included in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements. CEMEX, S.A.B. de C.V. does not recognize contingent revenues, income or assets.

2N)	INCOME TAXES (note 12)

Based on IAS 12, Income taxes (“IAS 12”), the effects reflected in the statements of operations for income taxes include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law. The deferred income taxes of CEMEX, S.A.B de C.V. represent the addition of the amounts determined by applying the enacted statutory income tax rate to the total temporary differences resulting from comparing the book and taxable values of assets and liabilities, considering tax loss carryforwards as well as other recoverable taxes and tax credits, subject to a recoverability analysis. Deferred income taxes for the period represent the difference between balances of deferred income at the beginning and the end of the period. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Income taxes - continued

Deferred tax assets are analyzed at each reporting date, and reduced, to the extent that it is deemed not possible to realized the related benefits. In these analyses, CEMEX, S.A.B. de C.V. analyzes total tax losses included in the income tax returns where CEMEX, S.A.B. de C.V. believes, based on available evidence, that the tax authorities would not reject; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX, S.A.B. de C.V. believes that it is more-likely-than-not that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX, S.A.B. de C.V. believes that it would not be able to use a deferred tax asset before its expiration, CEMEX, S.A.B. de C.V. does not recognize this asset. Both situations would result in additional income tax expense for the period in which such determination is made.

In order to determine whether it is more-likely-than-not that deferred tax assets will ultimately be realized, CEMEX, S.A.B. de C.V. takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. Likewise, every reporting period, CEMEX, S.A.B. de C.V. analyzes its actual results versus its estimates, and adjusts, as necessary, its tax asset valuations through the statement of operations of the period in which such conclusion is reached.

The income tax effects from an uncertain tax position are recognized when it is more-likely-than-not that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position and have full knowledge of all relevant information, and they are measured using a cumulative probability model. Each position has been considered on its own, regardless of its relation to any other broader tax settlement. The more-likely-than-not threshold represents a positive assertion by management that CEMEX, S.A.B. de C.V.is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained, no benefits of the position are recognized. CEMEX, S.A.B. de C.V.’s policy is to recognize interest and penalties related to unrecognized tax benefits as part of the income tax in the consolidated statements of operations.

2O)	STOCKHOLDERS’ EQUITY

Common stock and additional paid-in capital (note 13A)

These items represent the value of stockholders’ contributions, and include increases related to the recapitalization of retained earnings and the recognition of executive compensation programs in CPOs.

Other equity reserves

This caption groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the elements presented in the statements of comprehensive loss, which reflects the effects on stockholders’ equity during a period that do not result from investments by owners and distributions to owners. The most significant item within “Other equity reserves” during the reported periods is current and deferred income taxes during the period arising from items whose effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves” included within other comprehensive loss for the period:

•	Current and deferred income taxes during the period arising from items whose effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves” not included in comprehensive loss for the period:

•

The equity component of outstanding mandatorily convertible securities, which are convertible into shares of CEMEX, S.A.B. de C.V. (note 10B). Upon conversion, this amount will be reclassified to common stock and additional paid-in capital;

•

As of 2012, 2011 and 2010, the increase in equity associated with (i) the capitalization of retained earnings was approximately $4,138, $4,216 and $5,481, respectively, and (ii) CPOs issued as part of executive stock based compensation programs was approximately $486, $506 and $317, respectively.

Retained earnings (note 13B)

Retained earnings represent the cumulative net results of prior accounting periods, net of dividends declared to stockholders, and net of any capitalizations of retained earnings.

2P)	REVENUE RECOGNITION

CEMEX, S.A.B. de C.V.’s revenues represent the value, before tax on sales, of revenues originated by services sold to subsidiaries as a result of their ordinary activities, and are quantified at the fair value of the consideration in cash received or receivable. Revenue from services is recognized when services are rendered to customers, and there is no condition or uncertainty implying a reversal thereof.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

2Q)	EXECUTIVE STOCK-BASED COMPENSATION

Based on IFRS 2, Share-based payments (“IFRS 2”), stock awards based on shares of CEMEX granted to executives are defined as equity instruments, when services received from employees are settled delivering shares; or as liability instruments, when CEMEX, S.A.B. de C.V., commits to make cash payments to the executives on the exercise date of the awards based on changes in CEMEX S.A.B. de C.V.’s own stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the statements of operations during the period in which the exercise rights of the employees become vested. Liability instruments are valued at their estimated fair value at each reporting date, recognizing the changes in fair value through the operating results. CEMEX S.A.B. de C.V. determines the estimated fair value of options using the binomial financial option-pricing model.

2R)	NEWLY ISSUED IFRS NOT YET ADOPTED

There are a number of IFRS issued as of the date of issuance of these financial statements but which have not yet been adopted, which are listed below. Except as otherwise indicated, CEMEX, S.A.B. de C.V. expects to adopt these IFRS when they become effective.

•

During 2011 and 2012, the IASB issued IFRS 9, Financial instruments: classification and measurement (“IFRS 9”), which as issued, reflects the first part of Phase 1 of the IASB’s project to replace IAS 39. In subsequent phases, the IASB will address impairment methodology, derecognition and hedge accounting. IFRS 9 requires an entity to recognize a financial asset or a financial liability in its statement of financial position when, and only when, the entity becomes party to the contractual provisions of the instrument. At initial recognition, an entity shall measure a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issue of the financial asset or financial liability. IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with early adoption permitted. CEMEX, S.A.B. de C.V. does not consider that current IFRS 9 will have a significant effect on the classification and measurement of CEMEX, S.A.B. de C.V.’s financial assets and financial liabilities. Nonetheless, CEMEX, S.A.B. de C.V. will evaluate the impact and will quantify the effect together with the other phases, when issued, to make a comprehensive analysis.

•

In May 2011, the IASB issued IFRS 12, Disclosure of interests in other entities (“IFRS 12”), effective beginning January 1, 2013, which is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 will require an entity to disclose information that enables users of financial statements to evaluate: a) the nature of, and risks associated with, its interests in other entities; and b) the effects of those interests on its financial position, financial performance and cash flows. CEMEX, S.A.B. de C.V. would modify its current disclosures regarding interest in other entities as required by IFRS 12, if applicable. However, CEMEX, S.A.B. de C.V. does not expect the application of IFRS 12 to have a significant impact on its parent company-only financial statements.

•

In December 2011, the IASB amended IAS 32, for disclosure requirements for the offsetting of assets and liabilities on the statement of financial position. The amended standard requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and securities lending agreements. The amendments to IAS 32 are effective beginning January 1, 2014 and require retrospective application. CEMEX, S.A.B. de C.V. is currently evaluating the impact of adopting this amended standard; nonetheless, CEMEX, S.A.B. de C.V. does not expect that the adoption of this amended standard to have a significant impact on its parent company-only financial statements.

3)	OTHER EXPENSES, NET

Other expenses, net as of December 31, 2012, 2011 and 2010, consisted of the following

	2012	2011	2010
Results from the sale of assets and others, net	$22	(113)	—
Intercompany transactions and administrative expenses	(928)	(764)	(998)
Restructuring costs	—	(46)	(128)
Tax assessment	—	(474)	—
Others	67	(16)	(28)

	$(839)	(1,413)	(1,154)

4)	OTHER FINANCIAL INCOME, NET

Other financial income, net, as of December 31, 2012, 2011 and 2010, is as follows:

	2012	2011	2010
Financial income	$838	1,565	2,755
Results from financial instruments, net (notes 10D)	(30)	(259)	(284)

	$808	1,306	2,471

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

5)	CASH AND CASH EQUIVALENTS

As of December 31, 2012 and 2011, cash and cash equivalents include the following:

	2012	2011
Cash and bank accounts	$20	3
Fixed-income securities and other cash equivalents 1	—	4,100

	$20	4,103

1	As of December 31, 2011, the full balance corresponds to the reserve of Mexican promissory notes (“Certificados Bursátiles” or “CBs”).

Based on net settlement agreements, the balance of cash and cash equivalents excludes deposits in margin accounts that guarantee several obligations of CEMEX, S.A.B. de C.V. of approximately $975 in 2012 and $3,137 in 2011, which are offset against the corresponding obligations of CEMEX, S.A.B. de C.V. with the counterparts, considering CEMEX S.A.B. de C.V.’s right, ability and intention to settle the amounts on a net basis.

6)	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2012 and 2011, short-term accounts receivable consisted of the following:

	2012	2011
Non-trade accounts receivable	$—	86
Other refundable taxes	645	412

	$645	498

7)	INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES AND OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

7A)	INVESTMENTS IN SUBSIDIARIES AND ASSOCIATES

As of December 31, 2012 and 2011, investment in shares of subsidiaries and associates, valued at cost, include the following:

	Activity	Country	%	2012	2011
CEMEX México, S.A. de C.V.	Cement	Mexico	100.0	$251,941	241,335
CEMEX Trademarks Holding Ltd.	Holding	Switzerland	48.7	45,825	45,825
CEMEX Central, S.A. de C.V.	Administrative Services	Mexico	100.0	6,495	6,495
Control Administrativo Mexicano, S.A. de C.V	Cement	Mexico	49.0	4,491	4,491
Other companies	—	—	—	414	414

				$309,166	298,560

During 2012 and 2011, CEMEX, S.A.B. de C.V. made capital contributions to one of the Mexican subsidiaries of approximately $10,584 and $19,300, respectively. Additionally, during 2011, CEMEX, S.A.B. de C.V. sold, in transactions within the group, certain investments in subsidiaries in Egypt for approximately $2,292.

7B)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2012 and 2011, other investments and non-current accounts receivable include the following:

	2012	2011
Other investments	$98	101
Financial instruments (note 10D)	4,276	1,788

	$4,374	1,889

8)	LAND AND BUILDINGS

As of December 31, 2012 and 2011, land and buildings include the following:

	2012	2011
Lands	$1,897	1,999
Buildings	465	465
Accumulated depreciation	(326)	(316)

	$2,036	2,148

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

9)	OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

As of December 31, 2012 and 2011, other accounts payable and accrued expenses are shown below:

	2012	2011
Accounts payable and accrued expenses, dividends and interest payable	$2,781	1,829
Taxes payable	1,288	1,690

	$4,069	3,519

10)	FINANCIAL INSTRUMENTS

10A)	SHORT-TERM AND LONG-TERM DEBT

CEMEX, S.A.B. de C.V.’s debt summarized as of December 31, 2012 and 2011, by interest rates and currencies was as follows:

	2012			2011
	Short term	Long term	Total	Short term	Long term	Total
Floating rate debt	$49	24,616	24,665	$2,674	37,396	40,070
Fixed rate debt	15	27,749	27,764	1,480	23,121	24,601

	$64	52,365	52,429	$4,154	60,517	64,671

Effective rate 1
Floating rate	4.4%	5.4%		4.9%	5.8%
Fixed rate	10.1%	9.0%		11.5%	8.9%

	2012				2011
Currency	Short term	Long term	Total	Effective rate 1	Short term	Long term	Total	Effective rate 1
Dollars	$50	49,973	50,023	7.3%	$54	57,251	57,305	6.6%
Pesos	14	2,392	2,406	8.8%	4,100	3,266	7,366	9.6%

	$64	52,365	52,429		$4,154	60,517	64,671

1	Represents the weighted average effective interest rate.

2012	Short term	Long term	2011	Short term	Long term
Bank loans			Bank loans
Loans in Mexico, 2013 to 2014	$—	1,088	Loans in Mexico, 2012 to 2014	$—	1,650
Loans in foreign countries, 2013 to 2018	—	1,848	Loans in foreign countries, 2012 to 2018	—	11,871
Syndicated loans, 2013 to 2014	—	11,578	Syndicated loans, 2012 to 2014	—	12,930

	—	14,514		—	26,451

Notes payable			Notes payable
Notes payable in Mexico, 2013 to 2017	—	—	Notes payable in Mexico, 2012 to 2017	—	4,647
Medium-term notes, 2013 to 2020	—	568	Medium-term notes, 2012 to 2020	—	33,573
Other notes payable, 2013 to 2025	—	37,347	Other notes payable, 2012 to 2025	—	—

	—	37,915		—	38,220

Total bank loans and notes payable	—	52,429	Total bank loans and notes payable	—	64,671
Current maturities	64	(64)	Current maturities	4,154	(4,154)

	$64	52,365		$4,154	60,517

Changes in debt for the years ended December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
Debt at beginning of year	$64,671	44,800	56,841
Proceeds from new debt instruments	6,417	29,434	—
Debt repayments	(13,364)	(15,364)	(8,966)
Foreign currency translation effect	(5,295)	5,801	(3,075)

Debt at end of year	$52,429	64,671	44,800

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Long-term debt maturities as of December 31, 2012, are as follows:

2012
2014	$97
2015	10,216
2016	50
2017	14,800
2018 and thereafter	27,202

$52,365

Relevant debt transactions during 2012 and 2011

On September 17, 2012, CEMEX, S.A.B. de C.V. concluded the refinancing process of a substantial portion of its then outstanding debt under the Financing Agreement, as amended on several dates during 2009, 2010, 2011 and finally on September 17, 2012 (the “Financing Agreement”), with the completion of the Exchange Offer on September 17, 2012, as further described in this note.

On September 17, 2012, in connection with the Facilities Agreement described elsewhere in this note 10A, CEMEX, S.A.B. de C.V. issued US$500 aggregate principal amount of 9.5% senior secured notes due in 2018 (the “September 2012 Notes”). The September 2012 Notes were issued in exchange for loans and private placements outstanding under the Financing Agreement.

On July 11, 2011, CEMEX, S.A.B. de C.V. closed the reopening of the January 2011 Notes, described below, and issued US$650 aggregate principal amount of additional notes at 97.616% of face value plus any accrued interest. CEMEX S.A.B. de C.V. used the net proceeds from the reopening for general corporate purposes and the repayment of debt, including debt under the Financing Agreement.

On April 5, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$800 aggregate principal amount of Floating Rate Senior Secured Notes due in 2015 (the “April 2011 Notes”), which were issued at 99.001% of face value. The April 2011 Notes are unconditionally guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A., as well as by CEMEX Research Group AG, CEMEX Shipping B.V., CEMEX Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK, and CEMEX Egyptian Investments B.V. ( jointly the “New Guarantors”). The net proceeds from the offering, approximately US$788, were used to repay indebtedness under the Financing Agreement.

On January 11, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$1,000 aggregate principal amount of its 9.0% senior secured notes due in 2018 (the “January 2011 Notes”), which were issued at 99.364% of face value, and are callable beginning on their fourth anniversary. The January 2011 Notes share the collateral pledged to the lenders under the Facilities Agreement and other senior secured indebtedness having the benefit of such collateral, and are guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. and the New Guarantors.

Facilities Agreement and Financing Agreement

On August 14, 2009, CEMEX, S.A.B. de C.V. and certain subsidiaries entered into the original Financing Agreement with its major creditors, by means of which the maturities of approximately US$14,961 ($195,839) (amount determined in accordance with the contracts) of syndicated and bilateral loans, private placement notes and other obligations were extended, providing for a semi-annual amortization schedule. The Financing Agreement is guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., CEMEX Concretos, S.A. de C.V., CEMEX Corp., CEMEX Finance LLC and Empresas Tolteca de México, S.A. de C.V. As of December 31, 2011 and 2010, after the application of the proceeds from the refinancing transactions disclosed above and in this note and others, the application of the net proceeds obtained from the sale of assets, and the equity offering in 2009, the remaining debt balance under the Financing Agreement was approximately US$7,195 ($100,442) and US$9,566 ($118,235), respectively, with payments due as of August 31, 2012 of approximately US$488 in December 2013 and US$6,707 at final maturity in February 2014, each calculated as of August 30, 2012. Considering that CEMEX was able to prepay by December 31, 2011 approximately US$2,301 of debt under the Financing Agreement, CEMEX avoided an increase in the interest rate of debt under such agreement of 0.5%. Until its maturity, the Financing Agreement does not provide for any further increases in the interest rate associated with a certain amount of prepayments.

On September 17, 2012, CEMEX, S.A.B. de C.V. completed a refinancing process of a substantial portion of its then outstanding debt under the Financing Agreement, as amended on several dates. Pursuant to CEMEX, S.A.B. de C.V.’s exchange proposal (the “Exchange Offer”), creditors were invited to exchange their existing exposures under the existing Financing Agreement into one or a combination of the following instruments: a) new loans (“New Loans”) or private placement notes (“New USPP Notes”), as applicable, or b) up to US$500 in new 9.5% notes (the “September 2012 Notes”) to be issued by CEMEX, S.A.B. de C.V. maturing in June 2018, having terms substantially similar to those of senior secured notes previously issued by CEMEX, S.A.B. de C.V. and/or its subsidiaries. The September 2012 Notes were allocated pro rata to the participating creditors of the Financing Agreement in the Exchange Offer that elected to receive the September 2012 Notes in the Exchange Offer. Financing Agreement creditors accepting certain amendments, including the elimination of the benefit of the security package among others, received an amendment fee of 20 basis points (“bps”) calculated on the amount of their existing exposures under such agreement.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Facilities Agreement and Financing Agreement - continued

Pursuant to the Exchange Offer, participating creditors representing approximately 92.7% of the aggregate principal amount of debt outstanding under the existing Financing Agreement agreed to extinguish their existing loans and private placement notes and to receive in place thereof: a) approximately US$6,155 in aggregate principal amount of New Loans with an initial interest rate of LIBOR plus 525 bps (subject to decrease depending on certain prepayments), and new USPP Notes with an initial interest rate of 9.66% (subject to decrease depending on certain prepayments), issued pursuant to a new agreement (the “Facilities Agreement”) dated as of September 17, 2012, and with a final maturity on February 14, 2017, and an exchange fee of 80 bps calculated on the amount of their existing exposures under the Financing Agreement that were extinguished and for which New Loans or New USPP Notes were issued in place thereof; and b) US$500 of the September 2012 Notes, issued pursuant to an indenture dated as of September 17, 2012. Approximately US$525 aggregate principal amount of loans and U.S. Dollar private placement notes remained outstanding after the Exchange Offer under the existing Financing Agreement, as amended, after the Exchange Offer. As of December 31, 2012, after the application of proceeds resulting from the CEMEX Latam Holdings, S.A. initial offering, the aggregate principal amount of loans and U.S. dollar private placement notes under the amended Financing Agreement was US$55 ($707), with a final maturity on February 14, 2014.

The Facilities Agreement required CEMEX to make the following amortization payments: (i) US$500 on February 14, 2014, (ii) US$250 on June 30, 2016, and (iii) US$250 on December 31, 2016. The Facilities Agreement also provides that CEMEX must: (a) repay at least US$1,000 of the indebtedness under the Facilities Agreement on or prior to March 31, 2013 (or a date falling no more than 90 days thereafter, if agreed to by two thirds of the participating creditors under the Facilities Agreement), or the maturity date of the indebtedness under the Facilities Agreement will become due on February 14, 2014; (b) on or before March 5, 2014, in case CEMEX does not redeem, purchase, repurchase, refinance or extend the maturity date of 100% of the notes issued by CEMEX Finance Europe B.V. and guaranteed by CEMEX España to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 5, 2014; (c) on or before March 15, 2015, in case CEMEX does not redeem, convert into equity, purchase, repurchase, refinance or extend the maturity date of 100% of the 2015 Convertible Subordinated Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 15, 2015; (d) on or before September 30, 2015, in case CEMEX does not redeem or extend the maturity date of 100% of the April 2011 Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become September 30, 2015; (e) on or before March 15, 2016, in case CEMEX does not redeem, convert into equity, purchase, repurchase, refinance or extend the maturity date of 100% of the 2016 Convertible Subordinated Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become March 15, 2016; and (f) on or before December 14, 2016, in case CEMEX does not redeem or extend the maturity date of 100% of the December 2009 Notes to a maturity date falling after December 31, 2017, or the maturity date of the indebtedness under the Facilities Agreement will become December 14, 2016.

For the initial US$1,000 repayment, at its sole discretion, CEMEX may elect to: a) sell minority stakes in CEMEX’s operations; b) sell selected assets in the United States; c) sell selected assets in Europe; and/or d) sale of other non-core assets. If during the Facilities Agreement term CEMEX pays down US$1,500 and US$2,000 of aggregate principal amount under the Facilities Agreement, the interest rate under the outstanding amount of the New Notes would be reduced to LIBOR plus 500 bps and LIBOR plus 450 bps, respectively, and in the New USPP Notes would be reduced to 9.41% and 8.91%, respectively.

As of December 31, 2012, CEMEX achieved the US$1,000 repayment milestone of March 2013, and the debt amortization requirements under the Facilities Agreement through and including the amortization on December 15, 2016; with US$4,187 remaining outstanding with a final maturity in February 2017. As a result of the prepayments, the interest rate on the New Loans under the Facilities Agreement was reduced to LIBOR plus 450 bps and on the New USPP Notes was reduced to 8.91%.

As mentioned above, the debt under the Facilities Agreement is guaranteed by the same entities that guarantee the debt under the Financing Agreement, and additionally by the New Guarantors. The amended Financing Agreement and certain other precedent facilities did not receive guarantees from the New Guarantors. The debt under the Facilities Agreement (together with all other senior capital markets debt issued or guaranteed by CEMEX, and certain other precedent facilities) is also secured by a first-priority security interest in: (a) substantially all the shares of CEMEX México, S.A. de C.V.; Centro Distribuidor de Cemento, S.A. de C.V.; Corporación Gouda, S.A. de C.V.; Mexcement Holdings, S.A. de C.V.; New Sunward Holding B.V.; CEMEX Trademarks Holding Ltd. and CEMEX España, S.A. (the “Collateral”), and (b) all proceeds of such Collateral.

Pursuant to the Facilities Agreement, CEMEX is prohibited from making aggregate annual capital expenditures in excess of US$800 (excluding certain capital expenditures, and, joint venture investments and acquisitions by CEMEX Latam and its subsidiaries, which capital expenditures, joint venture investments and acquisitions at any time then incurred are subject to a separate aggregate limit of US$350 (or its equivalent)). In the Facilities Agreement, and subject in each case to the permitted negotiated amounts and other exceptions, CEMEX is also subject to a number of negative covenants that, among other things, restrict or limit its ability to: (i) create liens; (ii) incur additional debt; (iii) change CEMEX’s business or the business of any obligor or material subsidiary (in each case, as defined in the Facilities Agreement); (iv) enter into mergers; (v) enter into agreements that restrict its subsidiaries’ ability to pay dividends or repay intercompany debt; (vi) acquire assets; (vii) enter into or invest in joint venture agreements; (viii) dispose of certain assets; (ix) grant additional guarantees or indemnities; (x) declare or pay cash dividends or make share redemptions; (xi) issue shares; (xii) enter into certain derivatives transactions; (xiii) exercise any call option in relation to any perpetual bonds CEMEX issues unless the exercise of the call options does not have a materially negative impact on its cash flow; and (xiv) transfer assets from subsidiaries or more than 10% of shares in subsidiaries into or out of CEMEX España or its subsidiaries if those assets or subsidiaries are not controlled by CEMEX España or any of its subsidiaries.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Facilities Agreement and Financing Agreement - continued

The Facilities Agreement also contains a number of affirmative covenants that, among other things, require CEMEX to provide periodic financial information to its lenders. However, a number of those covenants and restrictions will automatically cease to apply or become less restrictive if (i) CEMEX’s consolidated leverage ratio for the two most recently completed semi-annual testing periods is less than or equal to 3.5 times; and (ii) no default under the Facilities Agreement is continuing. Restrictions that will cease to apply when CEMEX satisfies such conditions include the capital expenditure limitations mentioned above and several negative covenants, including limitations on CEMEX’s ability to declare or pay cash dividends and distributions to shareholders, limitations on CEMEX’s ability to repay existing financial indebtedness, certain asset sale restrictions, the quarterly cash balance sweep, certain mandatory prepayment provisions, and restrictions on exercising call options in relation to any perpetual bonds CEMEX issues (provided that creditors will continue to receive the benefit of any restrictive covenants that other creditors receive relating to other financial indebtedness of CEMEX in excess of US$75). At such time, several baskets and caps relating to negative covenants will also increase, including permitted financial indebtedness, permitted guarantees and limitations on liens. However, CEMEX cannot assure that it will be able to meet the conditions for these restrictions to cease to apply prior to the final maturity date under the Facilities Agreement.

In addition, the Facilities Agreement contains events of default, some of which may be outside of CEMEX’s control. CEMEX cannot assure that it will be able to meet any or all of the above milestones for repaying indebtedness pursuant the Facilities Agreement or redeeming, converting into equity, purchasing, repurchasing or extending the maturities of CEMEX’s other indebtedness. Failure to meet any of these milestones will result in a spring back of the maturity date of CEMEX’s indebtedness under the Facilities Agreement, and CEMEX cannot assure that at such time it will be able to repay such indebtedness. Moreover, CEMEX cannot assure that it will be able to comply with the restrictive covenants and limitations contained in the Facilities Agreement. CEMEX’s failure to comply with such covenants and limitations could result in an event of default, which could materially and adversely affect CEMEX’s business and financial condition.

Financial Covenants

The Facilities Agreement requires the compliance with financial ratios calculated on a consolidated basis, which mainly include: a) the ratio of net debt to operating EBITDA (“leverage ratio”); and b) the ratio of operating EBITDA to interest expense (“coverage ratio”). Pursuant to the Facilities Agreement, beginning on September 17, 2012, at each compliance date, financial ratios should be calculated according to the formulas established in the debt contracts using the consolidated amounts under IFRS. During 2011 and 2010, financial ratios were calculated according to the formulas established in the Financing Agreement using the consolidated amounts under MFRS. The determinations of financial ratios require in most cases pro forma adjustments, according to the definitions of the contracts that differed from terms defined under IFRS and MFRS.

Based on the Facilities Agreement, CEMEX must comply with consolidated financial ratios and tests under IFRS, including a coverage ratio for each period of four consecutive fiscal quarters (measured semi-annually) of not less than (i) 1.50 times for the period ending on December 31, 2012 up to and including the period ending on June 30, 2014, (ii) 1.75 times from the period ending on December 31, 2014 up to and including the period ending on June 30, 2015, (iii) 1.85 times for the period ending on December 31, 2015, (iv) 2.0 times for the period ending on June 30, 2016, and (v) 2.25 times for the period ending on December 31, 2016. In addition, the Facilities Agreement allows CEMEX a maximum consolidated leverage ratio for each period of four consecutive fiscal quarters (measured semi-annually) not to exceed: (i) 7.0 times for each period from the period ending on December 31, 2012 up to and including the period ending on December 31, 2013, (ii) 6.75 times for the period ending on June 30, 2014, (iii) 6.5 times for the period ending on December 31, 2014, (iv) 6.0 times for the period ending on June 30, 2015, (v) 5.5 times for the period ending on December 31, 2015, (vi) 5.0 times for the period ending on June 30, 2016, and (vii) 4.25 times for the period ending on December 31, 2016. Applicable during 2011 and 2010, and resulting from the amendments made to the Financing Agreement in October 2010, CEMEX had to comply with consolidated financial ratios and tests under MFRS, including a coverage ratio of not less than 1.75 times for the periods ended on December 31, 2011 and 2010. In addition, the maximum leverage ratio must not have exceeded 7.75 times for the period ending December 31, 2010 and 7.0 times for the period ending December 31, 2011.

CEMEX’s ability to comply with these ratios may be affected by economic conditions and volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets. For the compliance periods ended as of December 31, 2012, 2011 and 2010, taking into account the Facilities Agreement and the amended Financing Agreement, as applicable and based on its IFRS and MFRS amounts, as applicable, CEMEX, S.A.B. de C.V. and its subsidiaries were in compliance with the financial covenants imposed by its debt contracts.

The main consolidated financial ratios as of December 31, 2012, 2011 and 2010 were as follows:

		IFRS Consolidated financial ratios	MFRS Consolidated financial ratios
		2012	2011	2010
Leverage ratio 1, 2	Limit	=< 7.00	=< 7.00	=< 7.75
	Calculation	5.44	6.64	7.43

Coverage ratio 3	Limit	> 1.50	> 1.75	> 1.75
	Calculation	2.10	1.88	1.95

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Financial Covenants - continued

1

The leverage ratio is calculated in pesos by dividing “funded debt” by pro forma Operating income before other expenses, net plus depreciation and amortization (“Operating EBITDA”) for the last twelve months as of the calculation date. Funded debt equals debt, as reported in the balance sheet excluding capital leases, plus perpetual debentures and guarantees, plus or minus the fair value of derivative financial instruments, as applicable, among other adjustments.

2

Pro forma Operating EBITDA represents, all calculated in pesos, Operating EBITDA for the last twelve months as of the calculation date, plus the portion of Operating EBITDA referring to such twelve-month period of any significant acquisition made in the period before its consolidation in CEMEX, minus Operating EBITDA referring to such twelve-month period of any significant disposal that had already been liquidated.

3

The coverage ratio is calculated in pesos using the amounts from the financial statements, by dividing the pro forma Operating EBITDA by the financial expense for the last twelve months as of the calculation date. Financial expense includes interest accrued on the perpetual debentures.

For 2013 and going forward, CEMEX, S.A.B. de C.V. believes that it will continue to comply with its consolidated covenants under its Facilities Agreement, as it is expecting to benefit from cost savings programs implemented during 2012 and 2011, favorable market conditions in some of its key markets and decreasing costs for key inputs such as energy. Furthermore, CEMEX has an asset disposal plan in place which, as in prior years, is expected to support CEMEX’s efforts to reduce its overall debt.

CEMEX, S.A.B. de C.V. will classify all of its outstanding debt as current debt in its balance sheet if: 1) as of any relevant measurement date on which CEMEX fails to comply with the financial ratios agreed upon pursuant to the Facilities Agreement; or 2) as of any date prior to a subsequent measurement date on which CEMEX expects not to be in compliance with its financial ratios agreed upon under the Facilities Agreement, in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) a signed agreement to refinance the relevant debt on a long-term basis. Moreover, concurrent with the aforementioned classification of debt in the short-term, the noncompliance of CEMEX with the financial ratios agreed upon pursuant to the Facilities Agreement or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures upon CEMEX’s lenders’ request, they would call for the acceleration of payments due under the Facilities Agreement. That scenario will have a material adverse effect on CEMEX, S.A.B. de C.V.’s liquidity, capital resources and financial position.

10B)	OTHER FINANCIAL OBLIGATIONS

Other financial obligations in the balance sheet of CEMEX, S.A.B. de C.V. as of December 31, 2012 and 2011, are as follows:

	2012			2011
	Short Term	Long Term	Total	Short Term	Long Term	Total
I. Convertible subordinated notes due 2018	$—	7,100	7,100	$—	7,451	7,451
I. Convertible subordinated notes due 2016	—	10,768	10,768	—	11,236	11,236
II. Convertible subordinated notes due 2015	—	8,397	8,397	—	8,829	8,829
III. Convertible securities due 2019	152	1,561	1,713	131	1,703	1,834

	$152	27,826	27,978	$131	29,219	29,350

The convertible financial instruments of CEMEX, S.A.B de C.V. contain liability and equity components, which are recognized differently depending upon whether the instrument is mandatorily convertible, or is optionally convertible by choice of the note holders.

I.	Optional convertible subordinated notes due in 2016 and 2018

On March 15, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$978 ($11,632) aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Notes”) and US$690 ($8,211) aggregate principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Notes”). The notes are subordinated to all of CEMEX’s liabilities and commitments. The notes are convertible into a fixed number of CEMEX’s ADSs, at the holder’s election, at any time after June 30, 2011 and are subject to antidilution adjustments. As of December 31, 2012 and 2011, the conversion price per ADS was US$10.4327 and US$10.85, respectively. A portion of the net proceeds from this transaction were used to fund the purchase of capped call transactions, which are generally expected to reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the 2016 Notes and the 2018 Notes. The fair value of the conversion option as of the issuance date amounted to approximately $3,959, which considering the functional currency of the issuer, was recognized as a derivative instrument within “Other non-current liabilities”(note 10D). Changes in fair value of the conversion option generated a loss of approximately $1,094 (US$88) in 2012 and a gain of approximately $167 (US$13) in 2011, recognized within other financial income, net. After antidilution adjustments, the conversion rate as of December 31, 2012 and 2011 was 95.8525 ADS and 92.1659 ADS, respectively, per each 1 thousand dollars principal amount of such notes.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Other financial obligations - continued

II.	Optional convertible subordinated notes due in 2015

On March 30, 2010, CEMEX, S.A.B. de C.V. issued US$715 ($8,837) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015 (the “2015 Notes”). The notes are subordinated to all of CEMEX’s liabilities and commitments. The notes are convertible into a fixed number of CEMEX’s ADSs, at the holder’s election, and are subject to antidilution adjustments. As of December 31, 2012 and 2011, the conversion price per ADS was US$12.0886 and US$12.5721, respectively. In connection with the offering, CEMEX, S.A.B. de C.V. entered into a capped call transaction expected to generally reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the notes (note 10D). The fair value of the conversion option as of the issuance date amounted to $1,232, which considering the functional currency of the issuer was recognized as a derivative instrument within “Other non-current liabilities”. Changes in fair value of the conversion option generated a loss of approximately $114 (US$9) in 2012 and a gain of approximately $39 (US$3) in 2011, recognized within other financial income, net. After antidilution adjustments, the conversion rate as of December 31, 2012 and 2011 was 82.7227 ADS and 79.5411 ADS, respectively, per each 1 thousand dollars principal amount of such notes.

III.	Mandatorily convertible securities due in 2019

In December 2009, CEMEX, S.A.B. de C.V. completed its offer to exchange CBs issued in Mexico, into mandatorily convertible securities for approximately $4,126 (US$315). Reflecting antidilution adjustments, at their scheduled conversion in ten years or earlier if the price of the CPO reaches approximately $31.9 the securities will be mandatorily convertible into approximately 194 million CPOs at a conversion price of approximately $21.269 per CPO. During their tenure, the securities bear interest at an annual rate of 10% interest payable quarterly. Holders have an option to voluntarily convert their securities, after the first anniversary of their issuance, on any interest payment date into CPOs. The equity component represented by the fair value of the conversion option as of the issuance date of $1,971 was recognized within “Other equity reserves.”

10C)	FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial assets and liabilities

The carrying amounts of cash, other accounts receivable, short term intercompany balances, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Temporary investments (cash equivalents) and certain long-term investments are recognized at fair value, considering to the extent available, quoted market prices for the same or similar instruments. The estimated fair value of long-term debt is either based on estimated market prices for such or similar instruments, considering interest rates currently available for CEMEX S.A.B. de C.V. to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to CEMEX S.A.B. de C.V.

As of December 31, 2012 and 2011, the carrying amounts of financial assets and liabilities and their respective fair values were as follows:

	2012		2011
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Derivative instruments (note 10D)	$4,276	4,276	$1,788	1,788
Long-term accounts receivable with related parties (note 11)	6,942	7,243	13,943	11,702
Other investments (note 7B)	98	98	101	101

	$11,316	11,617	$15,832	13,591

Financial liabilities
Long-term debt (note 10A)	52,365	55,453	60,517	51,650
Other financial obligations (note 10B)	27,826	37,565	29,219	25,321
Derivative financial instruments (notes 10D)	5,430	5,430	984	984
Long-term accounts payable with related parties (note 11)	15,814	15,072	17,146	9,964

	$101,435	113,520	$107,886	87,919

Fair Value Hierarchy

CEMEX, S.A.B. de C.V. applies IFRS 13 for fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value (note 2L). The fair values determined by CEMEX S.A.B. de C.V. as of December 31, 2012 and 2011, for its financial assets and liabilities are determined by Level 2.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

10D)	DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, CEMEX, S.A.B. de C.V. held interest rate swaps, as well as forward contracts and other derivative instruments on its own shares and third parties’ shares, with the objective of, as the case may be: a) changing the risk profile associated with the price of raw materials and other energy projects; and b) other corporate purposes.

As of December 31, 2012 and 2011, the notional amounts and fair values of derivative instruments were as follows:

	2012			2011
(Millions of U.S. dollars)	Notional amount		Fair value	Notional amount	Fair value
I. Interest rate swaps	US$	181	49	189	46
II. Derivative instrument on price of CPO		2,743	(138)	2,743	11

	US$	2,924	(89)	2,932	57

The fair values determined by CEMEX S.A.B. de C.V. for its derivative financial instruments are Level 2. There is no direct measure for the risk of CEMEX S.A.B. de C.V. or its counterparts in connection with the derivative instruments. Therefore, the risk factors applied for CEMEX S.A.B. de C.V., assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of CEMEX S.A.B. de C.V., and its counterparts.

The caption “Other financial income, net” included gains and a losses related to the recognition of changes in fair values of the derivative instruments during the applicable period and that represented net loss of approximately $21 (US$2) in 2012 and a gain of approximately $807 (US$65) in 2011. As of December 31, 2012 and 2011, pursuant to net balance settlement agreements, cash deposits in margin accounts that guaranteed obligations through derivative financial instruments were offset with the fair value of derivative instruments for approximately US$76 ($975) and US$225 ($3,137), respectively.

As of December 31, 2012 and 2011, the main exposure of CEMEX, S.A.B. de C.V., was related to changes in the prices of its CPOs and third party shares. A significant decrease in the market price of CEMEX, S.A.B. de C.V. CPOs and third party shares would negatively affect CEMEX, S.A.B. de C.V., liquidity and financial position.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX S.A.B. de C.V., overall exposure attributable to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts exchanged by the parties, and consequently, there is no direct measure of CEMEX S.A.B. de C.V., exposure to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments.

I.	Interest rate swap contracts

As of December 31, 2012 and 2011, CEMEX S.A.B. de C.V. had an interest rate swap maturing in September 2022 associated with agreements entered into by CEMEX S.A.B. de C.V. for the acquisition of electric energy in Mexico, which fair value represented assets of approximately US$49 and US$46, respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, CEMEX S.A.B. de C.V. will receive a fixed rate of 5.4% and will pay LIBOR, which is the international reference rate for debt denominated in U.S. dollars. As of December 31, 2012 and 2011, LIBOR was 0.513% and 0.7705%, respectively. Changes in the fair value of this interest rate swap generated gains of approximately US$2 ($35) in 2012, US$12 ($150) in 2011 and US$8 ($99) in 2010, recognized in the statements of operations for each period.

II.	Derivative instruments on the price of CPO

On March 15, 2011, in connection with the offering of the 2016 Notes and the 2018 Notes and to effectively increase the conversion price for CEMEX CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction over approximately 160 million ADSs (94 million ADS maturing in March 2016 and 66 million ADSs maturing in March 2018), by means of which, for the 2016 Notes, at maturity of the notes in March 2016, if the price per ADS is above US$10.4327, CEMEX S.A.B. de C.V. will receive in cash the difference between the market price of the ADS and US$10.4327, with a maximum appreciation per ADS of US$4.8151. Likewise, for the 2018 Notes, at maturity of the notes in March 2018, if the price per ADS is above US$10.4327, CEMEX S.A.B. de C.V. will receive in cash the difference between the market price of the ADS and US$10.433, with a maximum appreciation per ADS of US$6.4201. CEMEX S.A.B. de C.V. paid a total premium of approximately US$222. As of December 31, 2012 and 2011, the fair value of such options represented an asset of approximately US$226 ($2,899) and US$71 ($984), respectively. During 2012 and 2011, changes in the fair value of these instruments generated a gain of approximately US$155 ($1,973) and a loss of approximately US$153 ($1,906), respectively, recognized within “Other financial income, net” in the statements of operations. In addition, considering that the currency in which the notes are denominated and the functional currency of the issuer differ, CEMEX S.A.B. de C.V. separates the conversion options embedded in the 2016 Notes and the 2018 Notes and recognizes them at fair value, which as of December 31, 2012 and 2011, resulted in a liability of approximately US$301 ($3,862) and US$58 ($806), respectively. Changes in fair value of the conversion options generated a loss in 2012 of approximately US$243 ($3,078) and a gain in 2011 of approximately US$279 ($3,482).

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Derivative Financial Instruments - continued

On March 30, 2010, in connection with the offering of the 2015 Notes and to effectively increase the conversion price for CEMEX S.A.B. de C.V.’s CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction over approximately 59.1 million ADSs maturing in March 2015, by means of which, at maturity of the notes, if the price per ADS is above US$12.0086, CEMEX S.A.B. de C.V. will receive in cash the difference between the market price of the ADS and US$12.0886, with a maximum appreciation per ADS of US$4.6494. CEMEX S.A.B. de C.V. paid a premium of approximately US$105. As of December 31, 2012 and 2011, the fair value of such options represented an asset of approximately US$58 ($751) and US$11 ($157), respectively. During 2012, 2011 and 2010, changes in the fair value of this contract generated a gain of approximately US$47 ($594), a loss of approximately US$79 ($984) and a loss of approximately US$16 ($201), respectively, which were recognized within “Other financial income, net” in the statements of operations. In addition, considering that the currency in which the notes are denominated and the functional currency of the issuer differ, CEMEX S.A.B. de C.V. separates the conversion option embedded in the 2015 Notes and recognizes it at fair value, which as of December 31, 2012 and 2011, resulted in liabilities of approximately US$64 ($828) and US$8 ($120), respectively. Changes in fair value of the conversion option generated a loss of approximately US$56 ($708) in 2012, a gain of approximately US$97 ($1,211) in 2011 and a loss of approximately US$5 ($67) in 2010.

As of December 31, 2012 and 2011, CEMEX S.A.B. de C.V. had granted a guarantee for a notional amount of approximately US$360, in connection with put option transactions on CEMEX S.A.B. de C.V.’s CPOs entered into by Citibank with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX S.A.B. de C.V.’s directors and current and former employees in April 2008, which fair value, net of deposits in margin accounts, represented a net liability of approximately US$58 ($740) and US$4 ($58), as of December 31, 2012 and 2011, respectively. Changes in fair value were recognized in the statements of operations within “Other financial income, net,” representing a gain of approximately US$95 ($1,198) in 2012, a loss of approximately US$92 ($1,145) in 2011 and a gain of approximately US$5 ($69) in 2010. As of December 31, 2012 and 2011, cash deposits in margin accounts were approximately US$76 ($975) and US$225 ($3,137), respectively.

10E)	RISK MANAGEMENT

Since the beginning of 2009, with the exception of the capped call transactions entered into in March 2010 and March 2011 in connection with 2015 Notes, 2016 Notes and 2018 Notes (notes 10B and 10D), CEMEX, S.A.B. de C.V. has been reducing the aggregate notional amount of its derivatives, thereby reducing the risk of cash margin calls. This initiative has included closing substantially all notional amounts of derivative instruments related to debt of CEMEX, S.A.B. de C.V. (currency and interest rate derivatives), which was completed during April 2009. The Facilities Agreement significantly restricts CEMEX S.A.B. de C.V., ability to enter into derivative transactions.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Changes in the market interest rates of long-term debt with fixed interest rates only affects results of CEMEX, S.A.B. de C.V. if such debt is measured at fair value. All of our fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. exposure of CEMEX, S.A.B. de C.V. to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates. As of December 31, 2012, CEMEX, S.A.B. de C.V. was subject to the volatility of floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and increase its net loss. CEMEX, S.A.B. de C.V. manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to reduce the financial expense.

As of December 31, 2012 and 2011, approximately 47% and 62% of the long-term debt of CEMEX, S.A.B. de C.V. bears floating rates at a weighted average interest rate of LIBOR plus 468 and 454 basis points, respectively. As of December 31, 2012 and 2011, if interest rates at that date had been 0.5% higher, with all other variables held constant, the net loss of CEMEX, S.A.B. de C.V. for 2012 and 2011 would have increased by approximately US$10 ($128) and US$13 ($187), respectively, as a result of higher interest expense on variable rate denominated debt.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The exposure of CEMEX, S.A.B. de C.V. to the risk of changes in foreign exchange rates relates primarily to its operating activities and certain financial assets and liabilities.

As of December 31, 2012, approximately 95% of the financial obligations of CEMEX, S.A.B. de C.V. were dollar-denominated and 5% of such financial obligations of CEMEX, S.A.B. de C.V. were peso-denominated. Therefore, CEMEX, S.A.B. de C.V. had a foreign currency exposure arising from the Dollar-denominated financial obligations, versus the currencies in which the revenues of CEMEX, S.A.B. de C.V. are settled. CEMEX, S.A.B. de C.V. cannot guarantee that it will generate sufficient revenues in Dollars from its operations to service these obligations. As of December 31, 2012 and 2011, CEMEX, S.A.B. de C.V. had not implemented any derivative financing hedging strategy to address this foreign currency risk.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Foreign currency risk - continued

Foreign exchange fluctuations occur when CEMEX, S.A.B. de C.V. incurs monetary assets or liabilities in a currency other than the functional currency. These translation gains and losses are recorded in the statements of operations. As of December 31, 2012 and 2011, considering a hypothetic 10% strengthening of the U.S. dollar against the Mexican peso, with all other variables held constant, the net loss of CEMEX, S.A.B. de C.V. for 2012 and 2011 would have increased by approximately US$389 ($5,002) and US$410 ($5,730), respectively, as a result of higher foreign exchange losses on dollar-denominated net monetary liabilities. Conversely, a hypothetic 10% weakening of the U.S. dollar against the Mexican peso would have the opposite effect.

As of December 31, 2012 and 2011, the net monetary assets (liabilities) by currency are as follows:

	2012	2011
Short-term:
Monetary assets	$942	5,271
Monetary liabilities	(24,455)	(18,806)

Net monetary liabilities	(23,513)	(13,535)

Long-term:
Monetary assets	11,316	15,832
Monetary liabilities	(114,521)	(119,584)

Net monetary liabilities	$(103,205)	(103,752)

Out of which:
Dollars	(107,056)	(110,390)
Pesos	(19,662)	(6,897)

	$(126,718)	(117,287)

Equity risk

Equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market price of CEMEX S.A.B. de C.V. and/or third party’s shares. As described in note 10D, CEMEX S.A.B. de C.V. has negotiated options that guarantee a put option transaction based on the price of CEMEX S.A.B. de C.V.s’, own CPOs. Under these equity derivative instruments, there is a direct relationship in the change in the fair value of the derivative with the change in value of the underlying share or index. All changes in fair value of such equity derivative instruments are recognized through the statements of operations as part of “Other financial income, net”.

As of December 31, 2012 and 2011, the potential change in the fair value of capped call options and the guarantee on the put option based on the price of the CPOs which would result from a hypothetical, instantaneous decrease of 10% in the market price of the CPOs of CEMEX, S.A.B. de C.V., with all other variables held constant, would have increased the net loss of CEMEX, S.A.B. de C.V. for 2012 and 2011, by approximately US$76 ($971) and US$24 ($332), respectively, as a result of additional negative changes in fair value associated with such contracts.

As of December 31, 2012 and 2011, the potential change in the fair value of the embedded conversion options in the convertible notes that would result from a hypothetical, instantaneous decrease of 10% in the market price of the CPOs of CEMEX, S.A.B. de C.V., with all other variables held constant, would have increased the net gain of CEMEX, S.A.B. de C.V. for 2012 and 2011 by approximately US$89 ($1,148) and US$17 ($240), respectively, as a result of additional positive changes in fair value associated with this option.

Liquidity risk

Liquidity risk is the risk that CEMEX, S.A.B. de C.V. will not have sufficient funds available to meet its obligations. CEMEX, S.A.B. de C.V. has satisfied its operating liquidity needs primarily through the operations of its subsidiaries and expect to continue to do so for both the short and long-term. Although cash flow from our operations has historically met the overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, the operations are exposed to risks from changes in foreign currency exchange rates, which may materially increase the net loss of CEMEX, S.A.B. de C.V. and reduce cash from operations. Consequently, in order to meet its liquidity needs, CEMEX, S.A.B. de C.V. also relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. The net cash flows provided by operating activities in 2012 and 2011, as presented in its statements of cash flows, were approximately $6,990 and $6,356, respectively, and net cash flows used in operating activities in 2010 were $2,564. The maturities of the contractual obligations of CEMEX S.A.B. de C.V. are included in note 14.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

11)	BALANCES AND TRANSACTIONS WITH RELATED PARTIES

As of December 31, 2012 and 2011, the main accounts receivable and payable with related parties, are the following:

	Assets		Liabilities
2012	Short term	Long term	Short term	Long term
CEMEX México, S.A. de C.V.	$—	6,942	2,649	—
CEMEX Research Group AG.	72	—	—	—
CEMEX Latam Holdings S.A.	58	—	—	—
Construction Funding Corporation	—	—	17,198	15,188
CEMEX Central, S.A. de C.V.	—	—	323	—
TEG Energía, S.A. de C.V.	—	—	—	626
Others	147	—	—	—

	$277	6,942	20,170	15,814

	Assets		Liabilities
2011	Short term	Long term	Short term	Long term
CEMEX México, S.A. de C.V.	$—	13,943	1,275	—
Centro Distribuidor de Cemento, S.A. de C.V.	269	—	—	—
CEMEX International Finance Co.	—	—	9,393	16,500
CEMEX Central, S.A. de C.V.	—	—	281	—
TEG Energía, S.A. de C.V.	—	—	—	646
Others	401	—	53	—

	$670	13,943	11,002	17,146

The main operations of CEMEX, S.A.B. de C.V. with related parties for the years ended December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
Rental income	$335	336	370
License fees	907	978	814
Financial expenses	(1,527)	(1,856)	(3,293)
Management service expenses	(951)	(764)	(1,046)
Financial income	780	1,512	2,689
Results from financial instrument	(12)	(903)	(61)
Other expenses, net	75	(598)	(1,168)

Balances and operations between CEMEX, S.A.B. de C.V. and the affiliated companies result mainly from: (i) the acquisition or sale of shares of subsidiaries within the group; (ii) billing of administrative services, rents, rights to use of brands and commercial names, royalties and other services rendered between affiliated companies; and (iii) loans between affiliated companies. The transactions between affiliated companies are conducted at arm’s length.

The balance receivable from CEMEX México is related to a loan that accrues TIIE plus 129 base points. The balance payable to TEG Energía, S.A. de C.V., corresponds to the measurement of the interest rate swap contract related to energy projects for a nominal value of US$15 which is due in September 2022. The balance payable to subsidiaries accrued interest under market conditions.

12)	INCOME TAXES

12A)	INCOME TAXES FOR THE PERIOD

The income taxes of CEMEX, S.A.B. de C.V. for the years ended December 31, 2012, 2011 and 2010 include the following:

	2012	2011	2010
Current income tax	$(437)	(41)	2,554
Deferred income tax	(1,272)	(427)	(5,508)

	$(1,709)	(468)	(2,954)

CEMEX, S.A.B. de C.V. has consolidated tax losses of approximately $8,248, which were generated in 2011 by its Mexican operations and which can be amortized, restated for inflation, against taxable income in the succeeding ten years.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Income taxes for the period - continued

As of December 31, 2012 the CEMEX, S.A.B. de C.V.’s parent company-only tax loss carryforwards by expiration date are the following:

Period of occurrence of the loss	Balance carryforward	Expiration year
2003	654	2013
2004	57	2014
2005	403	2015
2006	1,187	2016
2007 and thereafter	43,940	—

	$46,241

In November 2009, Mexico approved amendments to the income tax law, which became effective on January 1, 2010. Such amendments modified the tax consolidation regime by requiring entities to determine income taxes as if the tax consolidation provisions did not exist from 1999 onward, specifically turning into taxable items: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V.; and c) other transactions that represented the transfer of resources between the companies included in the tax consolidation. In connection with these changes to the tax consolidation regime, as of December 31, 2009, CEMEX, S.A.B. de C.V. had accrued an aggregate liability of $10,461, of which: i) $8,216 had been recognized against “Other non-current assets” before the new tax law became effective, assets which, CEMEX S.A.B. de C.V. expects to recover through the payment of the related tax liability; and ii) $2,245 was recognized in December 2009, in connection with the amendments to the income tax law mentioned above. In December 2010, pursuant to miscellaneous rules, the tax authority in Mexico granted the option to defer the calculation and payment of the income tax over the difference in equity explained above, until the subsidiary is disposed of or CEMEX S.A.B. de C.V. eliminates the tax consolidation. As a result, CEMEX S.A.B. de C.V. reduced its estimated tax payable by approximately $2,911 against a credit to income taxes for the period in the statements of operations. Tax liabilities associated with the tax loss carryforwards used in the tax consolidation of the Mexican subsidiaries are not offset with deferred tax assets in the balance sheet. The realization of these tax assets is subject to the generation of future tax earnings in the controlled subsidiaries that generated the tax loss carryforwards in the past.

The realization of these tax assets is subject to the generation of future tax earnings in the controlled subsidiaries that generated the tax loss carryforwards in the past. Changes in CEMEX, S.A.B. de C.V.’s tax payable associated with the tax consolidation in Mexico in 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Balance at the beginning of the year	$12,410	10,079	10,461
Income tax received from subsidiaries	2,089	2,352	2,496
Restatement for the period	745	485	358
Payments during the period	(698)	(506)	(325)
Effects associated with miscellaneous rules	—	—	(2,911)

Balance at the end of the year	$14,546	12,410	10,079

As of December 31, 2012, the estimated amortization of liabilities for taxes payable resulting from the changes in tax consolidation in Mexico is as follows:

2012
2013	$2,020
2014	2,566
2015	2,681
2016	2,219
2017	2,256
2018 and thereafter	2,804

$14,546

CEMEX, S.A.B. de C.V. and its Mexican subsidiaries generated Income Tax (“IT”) in a consolidated manner. Therefore, the amounts recognized in the parent company-only financial statements for the years ended December 31, 2012, 2011 and 2010 include the effect of this consolidation.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Income taxes for the period - continued

On January 1, 2008, a new law became effective in Mexico, which was named the Minimum Corporate Tax law (Impuesto Empresarial Tasa Única or “IETU”) and superseded the Business Asset Tax law (“BAT”). IETU is calculated based on cash flows, and the rate was 16.5% in 2008, 17% in 2009 and 17.5% in 2010 and thereafter. Entities subject to IETU are also required to determine income tax and pay the greater of the amounts between the two. In broad terms, taxable revenues for IETU purposes are those generated through the sale of goods, the rendering of professional services, as well as rental revenue. There are certain exceptions, and a taxpayer may consider as deductible items for IETU calculations the expenses incurred to conduct the activities previously described. Capital expenditures are fully deductible for IETU. Each entity must calculate IETU on a stand-alone basis, and tax consolidation is not permitted. Unlike BAT, IETU is a definitive tax and, unlike income tax, the taxable income under IETU is greater since some deductions are not permitted, which in some cases may be compensated by the lower IETU rate than the income tax rate. During 2012, 2011 and 2010, the CEMEX, S.A.B. de C.V. and its main subsidiaries in México paid income tax.

BAT levied in excess of income tax for the period may be recovered, restated for inflation, in any of the succeeding ten years, provided that the income tax incurred exceeds BAT in such period. CEMEX, S.A.B. de C.V. determines income tax on a consolidated basis; consequently, it calculated and presented consolidated BAT through the 2007 tax period. As of December 31, 2012, the recoverable BAT was $146 and expires in 2016.

12B)	DEFERRED INCOME TAXES

The effect of deferred income taxes for the period represents the difference between the income tax balances at the beginning and end of the period. As of December 31, 2012 and 2011 the temporary differences that generated the deferred income tax assets and liabilities of CEMEX, S.A.B. de C.V. are presented below:

	2012	2011
Deferred tax assets:
Tax loss carryforwards and other tax credits	$2,206	5,197
Advance payments and convertible securities	1,513	277
Derivative financial instruments	2,617	1,682
Issuance cost of debt	302	297

Total deferred tax assets	6,638	7,453

Deferred tax liabilities:
Land and buildings	(510)	(530)
Derivative financial instruments	(1,210)	(330)
Convertible securities	(608)	(940)
Investments in associates	(1,028)	(1,068)

Total deferred tax liabilities	(3,356)	(2,868)

Net deferred tax assets	$3,282	4,585

The change in deferred income taxes for the years 2012 and 2011 includes an expense of approximately $31 for both periods, related to equity issuance expenses, recognized in other equity reserves. CEMEX, S.A.B. de C.V.’s management considers that sufficient taxable income will be generated in the future to realize the tax benefits associated with deferred income tax assets and tax loss carryforwards, prior to their expiration. In the event that present conditions change and it is determined that future operations would not generate enough taxable income, CEMEX, S.A.B. de C.V. would not recognize such asset.

CEMEX, S.A.B. de C.V. does not recognize a deferred tax liability for the undistributed earnings generated by its subsidiaries, considering that such undistributed earnings are expected to be reinvested and not generating taxable income in the foreseeable future. Furthermore, CEMEX, S.A.B. de C.V. does not recognize a deferred tax liability related to its investments in subsidiaries, considering that it controls the reversal of the temporary differences arising from these investments.

12C)	EFFECTIVE TAX RATE

The effects of inflation are recognized differently for tax purposes and for book purposes. This situation, as in the differences between book and tax bases, give rise to permanent differences between the approximate tax rate and the effective rate shown in the statements of operations of CEMEX, S.A.B. de C.V. As of December 31, 2012, 2011 and 2010, these differences are explained as follows:

	2012	2011	2010
	%	%	%
Tax law income tax rate	30.0	(30.0)	(30.0)
Unrecognized tax benefits in the year	139.9	24.7	53.4
Inflation adjustments	(20.4)	4.9	8.9
Tax consolidation effect (note 12A)	—	—	404.3
Non-deductible and other items	(35.6)	(1.9)	(26.3)

Effective tax rate	113.9	(2.3)	410.3

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

13)	STOCKHOLDERS’ EQUITY

As of December 31, 2012 and 2011, there were 18,028,276 CPOs and 17,334,881 CPOs, respectively, held by subsidiaries.

13A)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As December 31, 2012 and 2011, the breakdown of common stock and additional paid-in capital was as follows:

	2012	2011
Common stock	$4,139	4,135
Additional paid-in capital	113,929	109,309

	$118,068	113,444

As of December 31, 2012 and 2011, the common stock of CEMEX, S.A.B. de C.V. was represented as follows:

	2012		2011
Shares 1	Series A 2	Series B 3	Series A 2	Series B 3
Subscribed and paid shares	21,872,295,096	10,936,147,548	20,939,727,526	10,469,863,763
Unissued shares authorized for stock compensation programs	1,155,804,458	577,902,229	250,782,926	125,391,463
Shares that guarantee the issuance of convertible securities 4	6,162,438,520	3,081,219,260	5,932,438,520	2,966,219,260
Shares authorized for the issuance of stock or convertible securities 5	4,146,404	2,073,202	7,561,480	3,780,740

	29,194,684,478	14,597,342,239	27,130,510,452	13,565,255,226

1

As of December 31, 2012 and 2011, 13,068,000,000 shares correspond to the fixed portion, and 30,724,026,717 shares as of December 31, 2012 and 27,627,765,678 shares as of December 31, 2011, correspond to the variable portion.

2	Series “A” or Mexican shares must represent at least 64% of common stock.
3	Series “B” or free subscription shares may represent up to 36% of common stock.
4	Shares that guarantee the conversion of both the voluntary and mandatorily convertible securities (note 10B).
5	Shares authorized for the issuance of stock through a public offer or through the issuance of convertible securities.

On February 23, 2012, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings, by issuing up to 1,256.4 million shares (418.8 million CPOs), which shares were issued, representing an increase in common stock of approximately $3.4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $4,133.8; (ii) increase the variable common stock by issuing up to 345 million shares (115 million CPOs), which will be kept in CEMEX’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX’s convertible securities (note 10B); (iii) the cancellation of 5,122 million treasury shares, which were not subject to public offer or convertible notes issuance in the 24 months period authorized by the extraordinary shareholders meeting held on September 4, 2009; and (iv) increase the variable common stock by issuing up to 1,500 million shares (500 million CPOs) which will be kept in CEMEX’s treasury and used to be subscribed and paid pursuant to the terms and conditions of CEMEX’s long-term compensation stock program, without triggering the shareholders’ preemptive rights.

On February 24, 2011, stockholders at the extraordinary shareholder meeting approved an increase in the variable portion of our capital stock of up to 6 billion shares (2 billion CPOs). Pursuant to the resolution approved by the stockholders, the subscription and payment of the new shares may occur through a public offer of CPOs and/or the issuance of convertible securities. These shares are kept in the treasury of CEMEX, S.A.B. de C.V. as a guarantee for the potential issuance of shares through convertible securities.

On February 24, 2011, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings, issuing up to 1,202.6 million shares (400.9 million CPOs) based on a price of $10.52 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 401 million CPOs were issued, representing an increase in common stock of approximately $3, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $4,213; and (ii) increase the variable common stock by up to 60 million shares (20 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s convertible securities (note 10B). These shares are kept in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares.

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

Common stock and additional paid-in capital - continued

On April 29, 2010, stockholders at the annual ordinary shareholder meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings, issuing up to 1,153.8 million shares (384.6 million CPOs) based on a price of $14.24 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings. As a result, shares equivalent to approximately 384.6 million CPOs were issued, representing an increase in common stock of approximately $3, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $5,476, and (ii) increase the variable common stock by up to 750 million shares (250 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s convertible securities (note 10B). These shares are kept in CEMEX’s treasury. There was no cash distribution and no entitlement to fractional shares.

The CPOs issued pursuant to the exercise of options under the “Fixed program” generated additional paid-in capital of approximately $11 in 2011 and $5 in 2010, and increased the number of shares outstanding. In addition, in connection with the cost associated with the executive long-term compensation programs in CEMEX, S.A.B. de C.V.’s CPO, CEMEX, S.A.B. de C.V. generated additional paid-in capital of approximately $486 in 2012, $506 in 2011 and $317 in 2010, in connection with the issuance of approximately 46.4 million CPOs, 43.4 million CPOs and 25.7 million CPOs, in 2012, 2011 and 2010, respectively, against the line item of “Other equity reserves.” The compensation cost of these programs was recognized in the financial statements of the relevant subsidiaries. CEMEX, S.A.B. de C.V. will recognize the effects associated with the new executive conditioned compensation program as part of the additional paid-in capital upon compliance with the performance conditions once the related CPOs are issued.

13B)	RETAINED EARNINGS

Net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the capital represented by the common stock. As of December 31, 2012, the legal reserve amounted to $1,804.

14)	CONTINGENCIES AND COMMITMENTS

14A)	GUARANTEES

As of December 31, 2012 and 2011, CEMEX, S.A.B. de C.V. had guaranteed loans to certain subsidiaries of approximately US$9,148 ($117,557) and US$8,993 ($125,538), respectively.

14B)	PLEDGED ASSETS

In connection with the Facilities Agreement (note 10A), CEMEX transferred to a guarantee trust and entered into pledge agreements for the benefit of the Facilities Agreement lenders, note holders and other creditors having the benefit of negative pledge clauses, the shares of several of its main subsidiaries, including CEMEX México, S.A. de C.V. and CEMEX España, S.A., in order to secure payment obligations under the Facilities Agreement and other debt instruments. These shares secure several other financings entered into prior to the date of the Facilities Agreement.

14C)	OTHER COMMITMENTS

In April 2008, Citibank entered into put option transactions on CEMEX’s CPOs with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees (the “participating individuals”). The transaction was structured with two main components. Under the first component, the trust sold, for the benefit of CEMEX’s Mexican pension fund, put options to Citibank in exchange for a premium of approximately US$38. The premium was deposited into the trust and was used to purchase, on a prepaid forward basis, securities that track the performance of the Mexican Stock Exchange. Under the second component, the trust sold, on behalf of the participating individuals, additional put options to Citibank in exchange for a premium of approximately US$38, which was used to purchase prepaid forward CPOs. These prepaid forward CPOs, together with additional CPOs representing an equal amount in U.S. dollars, were deposited into the trust by the participating individuals as security for their obligations, and represent the maximum exposure of the participating individuals under this transaction. The put options gave Citibank the right to require the trust to purchase, in April 2013, approximately 136 million CPOs at a price of US$2.6498 per CPO (120% of initial CPO price in dollars), as adjusted as of December 31, 2012. If the value of the assets held in the trust (34.7 million CPOs and the securities that track the performance of the Mexican Stock Exchange) were insufficient to cover the obligations of the trust, a guarantee would be triggered and CEMEX, S.A.B. de C.V. would be required to purchase, in April 2013, the total CPOs at a price per CPO equal to the difference between US$2.6498 and the market value of the assets of the trust. The purchase price per CPO in dollars and the corresponding number of CPOs under this transaction are subject to dividend adjustments. CEMEX recognizes a liability for the fair value of the guarantee, and changes in valuation were recorded in the statements of operations (note 10D).

ANNEX A

CEMEX, S.A.B. DE C.V.

Notes to the Parent-Company Only Financial Statements

As of December 31, 2012, 2011 and 2010

(Millions of Mexican pesos)

14D)	CONTRACTUAL OBLIGATIONS

As of December 31, 2012 and 2011, CEMEX, S.A.B. de C.V. had the following contractual obligations:

(Millions of U.S. dollars)	2012						2011
Obligations	Less than 1 year		1-3 Years	3-5 Years	More than 5 Years	Total	Total
Long-term debt 1	US$	5	803	1,156	2,116	4,080	4,634
Convertible notes 2		12	683	878	604	2,177	2,102

Total debt and other financial obligations		17	1,486	2,034	2,720	6,257	6,736
Interest payments on debt 3		221	427	354	72	1,074	1,377

Total contractual obligations	US$	238	1,913	2,388	2,792	7,331	8,113

		$3,058	24,582	30,686	35,877	94,203	113,252

1

The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX, S.A.B. de C.V. has replaced its long-term obligations for others of a similar nature.

2	Refers to the convertible notes described in note 10 and assumes repayment at maturity and no conversion of the notes.
3	For the determination of the future estimated interest payments on floating rate denominated debt, CEMEX used the floating interest rates in effect as of December 31, 2012 and 2011.

15)	TAX CREDITS AND LEGAL PROCEEDINGS

On January 21, 2011, the Mexican tax authority notified CEMEX, S.A.B. de C.V., of a tax assessment for approximately $996 (US$77) pertaining to the tax year 2005. The tax assessment is related to the corporate income tax in connection with the tax consolidation regime. As a result of a tax reform in 2005, the law allows the cost of goods sold to be deducted, instead of deducting purchases. Since there were inventories as of December 31, 2004, in a transition provision, the law allowed the inventory to be accumulated as income (thus reversing the deduction via purchases) and then be deducted from 2005 onwards as cost of goods sold. In order to compute the income resulting from the inventories in 2004, the law allowed this income to be offset against accumulated tax losses of some of CEMEX S.A.B. de C.V.’s subsidiaries. The authorities argued that because of this offsetting, the right to use such losses at the consolidated level had been lost; therefore, CEMEX, S.A.B. de C.V. had to increase its consolidated income or decrease its consolidated losses. CEMEX believes that there is no legal support for the conclusion of the Mexican tax authority and, on March 29, 2011, CEMEX, S.A.B. de C.V. challenged the assessment before the tax court.

Pursuant to amendments to the Mexican income tax law effective January 1, 2005, Mexican companies with investments in foreign entities whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on net passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such entities, provided, however, that those revenues are not derived from entrepreneurial activities in such countries. CEMEX S.A.B. de C.V. challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. On March 1, 2012 and July 5, 2012, CEMEX S.A.B. de C.V. self-assessed the taxes corresponding to the 2005 and 2006 tax years, respectively, for a total amount, inclusive of surcharges and carry-forward charges, of approximately $4,642 (US$358) for 2005 and $1,100 (US$86) for 2006, of which 20%, equivalent to approximately $928 (US$72) for 2005 and $221 (US$17) for 2006, was paid in connection with the submission of amended tax returns. The remaining 80% of such total amounts would have been due in February 2013 and July 2013 for the 2005 and 2006 tax years, respectively, plus additional interest if CEMEX S.A.B. de C.V. would have elected to extend the payment date in thirty-six monthly installments. On January 31, 2013 in connection with the transitory amnesty provision described below, CEMEX S.A.B. de C.V. reached a settlement agreement with the tax authorities (note 16). Changes in the provision were recognized through income tax expense for the period.

16)	SUBSEQUENT EVENTS

In connection with the tax proceeding related to the taxes payable in Mexico from passive income generated by foreign investments for the years 2005 and 2006 and the transitory amnesty provision both of which are described in note 15, on January 31, 2013, CEMEX, S.A.B. de C.V. was notified that an agreement had been reached with the Mexican tax authorities regarding the settlement of such tax proceeding pursuant to a final payment according to the rules of the transitory provision. CEMEX, S.A.B. de C.V. paid the amount on February 1, 2013.